As filed with the Securities and Exchange Commission on November 15, 2024

Registration No. 333-282294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WF HOLDING LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	3990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Lot 3893, Jalan 4D

Kg. Baru Subang

Seksyen U6, 40150 Shah Alam, Selangor, Malaysia
60-378471828

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Mark E. Crone, Esq. The Crone Law Group P.C. 420 Lexington Avenue, Suite 2446 New York, NY 10170 (646) 861-7891

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

            Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTES

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the initial public offering of ordinary shares through the underwriters named on the cover page of this prospectus, which we refer to as the Public Offering Prospectus.

●	The Resale Prospectus. A prospectus to be used for the resale by selling shareholders of 2,000,000 ordinary shares, which we refer to as the Resale Prospectus, which we have filed on behalf of the selling shareholders pursuant to a verbal understanding with the selling shareholders that we would include their shares in the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front and back covers;

●	they contain different Offering sections in the Prospectus Summary;

●	they contain different Use of Proceeds sections;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	a Selling Shareholders section is included in the Resale Prospectus;

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling shareholders.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2024

2,000,000 Ordinary Shares

This is the initial public offering of our ordinary shares, par value $0.00005 per share. We are offering 2,000,000 ordinary shares. We currently estimate that the initial public offering price will be between $4.00 and $6.00 per share.

Currently, there is no public market for our ordinary shares. We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “WFF”. We believe that upon the completion of this offering, we will meet the standards for listing, and the closing of this offering is contingent upon such listing. However, there is no guarantee or assurance that our ordinary shares will be approved for listing on The Nasdaq Capital Market.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Upon the closing of this offering, we anticipate that Lew Capital Private Limited, or Lew Capital, a company that Chee Hoong Lew, our Chief Executive Officer, is a director, will own approximately 63.54% of our outstanding ordinary shares (or approximately 62.79% if the underwriters exercise the over-allotment option in full) and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary—Implications of Being a Controlled Company.”

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our ordinary shares under the heading “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Assumed initial public offering price	$5.000	$10,000,000
Underwriting discounts and commissions(1)	$0.375	$750,000
Proceeds to us, before expenses(2)	$4.625	$9,250,000

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Pacific Century Securities, LLC, the representative of the underwriters. See “Underwriting” for a complete description of the compensation arrangements.

(2)	We estimate the total expenses payable by us, excluding the underwriting discount and non-accountable expense allowance, will be approximately $1,100,000.

We have granted the underwriters an option, exercisable for 45 days from the date of the closing of this offering, to purchase up to an additional 300,000 ordinary shares on the same terms as the other shares being purchased by the underwriters from us to cover over-allotments.

Pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 2,000,000 ordinary shares for resale by certain selling shareholders. No sales of the ordinary shares covered by the resale prospectus shall occur until the ordinary shares sold in our initial public offering begin trading on the Nasdaq Capital Market. Once, and if, our ordinary shares are listed on Nasdaq and begin trading and the initial public offering as set forth in this initial public offering prospectus is completed, the selling shareholders may sell their shares from time to time at the market price prevailing on The Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. Please see “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares” for certain risks related to the concurrent registration of shares in the resale offering.

The underwriters expect to deliver the ordinary shares to purchasers in this offering on or about , 2024.

Pacific Century Securities, LLC

The date of this prospectus is           , 2024

Through and including              , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.” This prospectus contains information from an industry report, dated September 8, 2023, as amended, commissioned by us and prepared by Protégé Associates, an independent research firm, to provide information regarding our industry and market condition in Malaysia. We refer to this report as the “Protégé Report.”

In this prospectus, “we,” “us,” “our,” “our company,” and similar references refer to WF Holding Limited and its consolidated subsidiary, Win-Fung Fibreglass Sdn. Bhd., or Win-Fung.

Our Company

Overview

We are a manufacturer of fiberglass reinforced plastic, or FRP, products based in Malaysia. For over 30 years, we have been providing high-quality and durable FRP products to various industries, including, among others, chemical processing, water and wastewater treatment, and power generation.

Our products range from tanks, pipes, ducts, gratings and other custom-made FRP products. We use advanced production technology and equipment and have obtained various certifications, including an ISO 9001:2015 certification from NQA. Our manufacturing capabilities allow us to design and fabricate products that meet the specific needs of our clients, ensuring high-quality and reliable performance.

Our Corporate History and Structure

We were incorporated as a Cayman Islands exempted company on March 7, 2023. Win-Fung was incorporated in Malaysia on March 28, 1984.

On June 21, 2023, we completed a corporate reorganization pursuant to a share sale and purchase agreement that we entered into with Win-Fung and its shareholders on May 23, 2023. Pursuant to the reorganization, we acquired all of the issued and outstanding equity interests of Win-Fung in exchange for which we issued 22,949,999 ordinary shares to the shareholders of Win-Fung. As a result of this reorganization, Win-Fung became our wholly owned subsidiary and the shareholders of Win-Fung became our shareholders. We do not have any other subsidiaries.

Our Opportunity

The FRP Industry

FRP is a composite material made up of a polymer that is reinforced with fibers. In general, the polymers used include epoxy, vinyl ester and polyester, while the fibers used include glass, carbon, aramid and basalt. The combination of fibers and polymers provide FRP with unique properties such as high strength, stiffness and durability. This has enabled FRP to be utilized in a wide and diverse range of industries and applications, including the construction, aerospace, marine, electrical, as well as chemical industries.

Within the construction industry, FRP is used in the manufacture of panels, roofing, cladding and reinforcement bars. In the automotive industry, FRP can be used in applications such as making body panels, bumpers, and spoilers. FRP is used in making aircraft parts such as wings, fuselage, and tail sections in the aerospace industry, while in the marine industry, FRP is utilized in making the body parts of boats, yachts and ships. In the electrical industry, FRP can be used for making insulators, transformers, and switchgear. FRP is also used in applications in the chemical industry including making storage tanks, pipes and ducts.

FRP is used in a growing number of applications across various industries. Designs that require lighter materials, precision engineering with higher tolerances or even simple components have increasingly been manufactured using FRP. These FRP products are cheaper, faster and easier to manufacture than cast aluminum or steel, and often have better tolerance and material strength. At the same time, FRP is also ideal for designs that require higher strength than that of non-reinforced plastics.

The Malaysian FRP Market

The Malaysian economy registered slower positive growth in 2023 due to factors such as tighter credit conditions and weakening global demand. According to Bank Negara Malaysia, or the BNM, which is the central bank of Malaysia, economic growth in Malaysia slowed to 3.7% in 2023, down from 8.7% in the previous year. The BNM has also been increasing the overnight policy rate, or OPR, since May 2022. Over the span of 12 months, the OPR has been raised 5 times, with the latest increase of 25 basis points in May 2023 pushing the OPR to 3.00%. Notwithstanding the above, the local FRP industry is expected to withstand any potential slowdown fairly well.

The local FRP industry is dependent on the performance of its end-user markets. The local manufacturing and construction industries both continued to register positive growth in 2023, whereby the local manufacturing and construction industries expanded by 0.7% and 6.1%, respectively, in 2023.

According to the Protégé Report, the FRP industry in Malaysia was valued at RM241.0 million (approximately $51.11 million) in 2022, an increase of 6.4% compared to the previous year’s RM226.5 million (approximately $48.03 million). We believe that the rise in the value of the industry is likely due to an increase in manufacturing activities following the resumption of business operations and return of consumer confidence following the COVID-19 pandemic. According to the Protégé Report, the local FRP industry is estimated to grow to RM249.2 million (approximately $52.84 million) in 2023 and is projected to expand at a compound annual growth rate of 5.3%, reaching RM311.6 million (approximately $66.08 million) in 2027.

Our Products

We sell a broad range of FRP products, including filament wound and molded tanks, thermoplastic tanks, lining products, ducting and fitting products, air pollution control equipment and custom made products. We also offer delivery, installation and repair and maintenance services, as well as on-site consultation services.

FRP Filament Wound and Molded Tanks

A FRP filament wound tank is a type of FRP tank that is manufactured using a process called filament winding. This process involves wrapping fiberglass filaments with or without a rotating mandrel/tank, which creates a seamless, high-strength tank. A FRP molded tank is a type of FRP tank that is manufactured using a process called molding. This process involves forming a tank by applying layers of fiberglass and resin to a mold, which is then cured to create a solid and seamless tank.

Both FRP filament wound and molded tanks are commonly used in the chemical processing, water and wastewater treatment, and oil and gas industries to store corrosive liquids and chemicals. They are also used in the transportation and storage of fuels and other liquids. The benefits of FRP filament wound and molded tanks include their high strength, durability and resistance to corrosion, making them suitable for use in harsh environments where other materials may fail. They are also lightweight, which makes them easy to transport and install, and have a long service life, reducing the need for costly replacements.

FRP Thermoplastic Tanks

FRP thermoplastic tanks are storage tanks made from a combination of FRP and thermoplastic materials. In FRP thermoplastic tanks, the thermoplastic materials are used as a lining or coating over the FRP structure to provide additional corrosion resistance, chemical resistance and mechanical strength. The most commonly used thermoplastic materials for tank linings include polyvinyl chloride, polyethylene, polypropylene and fluoropolymers such as polyvinylidene fluoride and ethylene tetrafluoroethylene.

FRP thermoplastic tanks are commonly used in various industries for the storage of chemicals, acids and other corrosive liquids. They offer a number of advantages over traditional storage tank materials such as steel and concrete, including a high strength-to-weight ratio, excellent resistance to corrosion and chemical attack, and ease of fabrication and installation.

FRP Lining

FRP lining is a process of lining the interior of pipes, tanks and other equipment with a layer of fiberglass to protect them from corrosion and erosion. This process involves applying a layer of resin-saturated fiberglass mat or fabric to the surface of the equipment until the desired thickness, which is then cured to form a hard, durable lining.

FRP lining is commonly used in the chemical processing, oil and gas, and water treatment industries to protect equipment from the corrosive effects of chemicals, salts and other corrosive materials. The process is also used to repair damaged equipment, extend the service life of existing equipment, and to improve the performance and efficiency of equipment by reducing friction and improving flow characteristics. The process is also cost-effective compared to other methods of protecting equipment from corrosion, such as replacing the equipment or using more expensive materials.

FRP Ducting and Fitting

FRP ducting and fittings are components made from FRP that are used to construct ducting systems in various industries. FRP ducting and fittings are lightweight, strong and highly resistant to corrosion, making them ideal for use in harsh environments where traditional materials such as steel or concrete may fail. Some common types of FRP ducting and fittings include elbows, tees, reducers, flanges and dampers. These components can be custom-designed and fabricated to meet specific project requirements and can be easily installed using standard tools and techniques.

FRP ducting and fittings are commonly used in industries such as chemical processing, water treatment and power generation, where they are used to transport gases and liquids in a safe and efficient manner. They are also used in HVAC (heating, ventilation, and air conditioning) systems, where they help to distribute air and maintain a comfortable indoor environment.

FRP Air Pollution Control Products

We also offer a variety of air pollution control systems made from FRP that are designed to remove pollutants and contaminants from industrial exhaust streams. FRP air pollution control equipment includes components such as scrubbers, filters, adsorbers and thermal oxidizers, which are used to capture, neutralize or destroy harmful pollutants such as gases, particulates and volatile organic compounds. These systems are used in a wide range of industries, including chemical processing, power generation and wastewater treatment, to help reduce air pollution and comply with environmental regulations. FRP air pollution control systems offer several benefits over traditional air pollution control equipment made from metals such as steel or aluminum. FRP is highly resistant to corrosion, which is a common problem in industrial environments where pollutants and contaminants can cause rapid degradation of metal equipment.

The benefits of FRP air pollution control equipment include improved performance, reduced maintenance costs, increased service life, and compliance with environmental regulations. They are a popular choice for many industries looking to reduce their environmental impact and improve their sustainability.

FRP Custom Made Products

We also offer FRP products that are custom-designed and fabricated to meet specific project requirements. These products can be made in a wide range of shapes, sizes and configurations, and can be tailored to meet the specific needs of a particular application or project.

The advantages of FRP custom-made products include the ability to design and fabricate products that meet specific project requirements, including size, shape and performance characteristics. FRP custom-made products are also highly durable and resistant to corrosion, making them suitable for use in harsh environments where other materials may fail. Additionally, FRP custom-made products are lightweight, easy to install, and require minimal maintenance, making them a cost-effective solution for many applications.

FRP Related Services

We also offer a range of services to supplement our FRP manufacturing activities, including on-site consultation services, delivery and installation, as well as repair and maintenance services. On-site consultation services generally involve on-site inspection on old/existing FRP products, whereby we provide feedback on whether damaged or faulty products require replacement, repair or maintenance services. We also provide delivery and installation services for our products on request of customers. Depending on the size and volume of the product, our own fleet or a third-party transporter will be used to deliver the products. Our services extend to the provision of FRP lining for customer products or sites. If a metal tank or concrete floor is used in a corrosive environment, we can add FRP lining for these tanks or flooring for protection purposes.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Diverse product and service offerings. We offer a broad range of FRP products, including tanks, pipes, ducts, gratings, and other custom-made FRP products. We also offer consultation, delivery, installation and repair and maintenance services provided by our highly knowledgeable personnel.

●	In-house design team providing customized solutions. We have an in-house design team that can provide customized solutions and design calculations, which allows us to tailor our products and services to meet our customers’ unique needs and requirements. Furthermore, having a strong design team can also improve the quality of our products and services, ensuring that they are efficient, reliable and safe. This can also lead to faster product development and reduce the need for outsourcing design work, which can be costly and time-consuming.

●	Advanced manufacturing capabilities. We use advanced production technology and equipment and have obtained various certifications, including an ISO 9001 certification. Many companies require their suppliers to be ISO 9001 compliant, so we believe that this certification differentiates us from our competitors. Additionally, ISO 9001 compliance helps us to reduce waste and improve efficiency, leading to cost savings and increased profitability. Our manufacturing capabilities allow us to design and fabricate products that meet the specific needs of our clients, ensuring high-quality and reliable perform.

●	Highly experienced, proven management team. We are led by an experienced management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our markets. Our most senior members of the management team have an average of over 24 years of experience in the FRP and related industries. The management team is led by Chee Hoong Lew, our Chief Executive Officer, who has over 24 years of experience in the FRP and related industries.

●	Commitment to sustainability and social responsibility. Our commitment to sustainability and social responsibility, including environmental responsibility, is evident through several initiatives. We have invested in solar panels to reduce our carbon footprint and promote the use of renewable energy. We have also implemented measures to reduce waste and pollution and demonstrated a strong alignment with environmental, social and governance, or ESG, principles.

Our Growth Strategies

The key elements of our strategy to grow our business include:

●	Increase production capacity and workforce. We plan to increase our production capacity by procuring another two-acre factory with a production space of around 40,000 feet, which would increase our current production floor capacity by 150%. We also plan to increase our workforce by adding an additional 50 workers and we plan to acquire a new hostel to house such workers in accordance with local requirements for worker accommodations. We plan to use 25% of the net proceeds from this offering to finance the acquisition of the two-acre factory, and 11% to fund the hiring of additional workers. As of the date of this prospectus, we have not entered into any letter of intent, agreement or other undertakings for the foregoing plans.

●	Expand product offerings. We plan to expand our product offerings by various methods. We plan to acquire a multi axil winder, a specialized machine, to venture into FRP filter housing business. We also plan to design and certify our own AMCA (Air Movement and Control Association) dampers (zero leak) for the air pollution industry. We may also expand our product offerings through acquisitions of businesses or companies that complement our product offerings. As of the date of this prospectus, we have not identified any specific acquisition targets or entered into any letter of intent, agreement or other undertakings for such planned acquisitions.

●	Expand into new markets. We continue to look for opportunities to expand into new markets. For instance, we plan to expand into the oil and gas industry. We also have plans to expand further in Australia.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	Maintaining our engineering and product development activities and manufacturing operations require significant capital expenditures and operating working capital, and our inability or failure to maintain our operations could have a material adverse impact on our market share and ability to generate revenue.

●	We may not be able to accurately plan our production based on our sales contracts, which may result in excess product inventory or product shortages.

●	We face intense competition from other FRP manufacturers, which may have significantly greater resources.

●	We may not be able to substantially increase our manufacturing output in order to maintain our cost competitiveness.

●	If we fail to properly manage our anticipated growth, our business could suffer.

●	We do not have product liability insurance for claims against our product quality. Defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share.

●	We may not have insurance coverage against all damage or losses relating to our facilities.

●	A significant portion of our revenue has recently been generated from one customer and a loss of this customer, or any other key customers, could adversely affect our results of operations.

●	We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

●	We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

●	If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

●	Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition, and results of operations.

●	Business interruptions in our facilities may affect the distribution of our products, which may affect our business.

●	Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

●	Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

●	Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could subject us to additional liabilities.

●	Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

●	We face the risk that changes in the policies of the Malaysian government could have a significant impact upon our business in Malaysia.

●	Fluctuations in exchange rates could adversely affect our business and the value of our securities.

●	There has been no public market for our ordinary shares prior to this offering, and an active market in which investors can resell their shares may not develop.

●	The market price of our ordinary shares may be highly volatile, and you could lose all or part of your investment.

●	Upon completion of this offering, two beneficial owners will continue to have substantial influence over our company. Their interests may not be aligned with the interests of our company and our other shareholders, and these beneficial owners, if voting as a group, could prevent or cause a change of control or other transactions that could be beneficial to our company and other minority shareholders.

●	Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our ordinary shares to decline and would result in the dilution of your holdings.

●	Future issuances of debt securities, which would rank senior to our ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our ordinary shares.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Certain judgments obtained against us by our shareholders may not be enforceable.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of The Nasdaq Stock Market, or Nasdaq, for domestic U.S. issuers. Although we do not currently intend to rely these home country exemptions, we may rely on some of these exemptions in the future. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Implications of Being a Controlled Company

Under the Nasdaq rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We may be deemed a controlled company because we anticipate that Lew Capital will own more than 50% of our voting power following the completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Corporate Information

Our corporate address is Lot 3893, Jalan 4D, Kg. Baru Subang, Seksyen U6, 40150 Shah Alam, Selangor, Malaysia. Our company email address is enquiry@winfung.com.my.

Our registered office is located at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at winfung.com.my/fibreglass. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our ordinary shares.

Notes on Prospectus Presentation

This prospectus contains information derived from various public sources and certain information from the Protégé Report. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in this report. The industry in which we operating is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Forward-looking information obtained from these sources is also subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

This prospectus may contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Our reporting currency is the U.S. dollar and our functional currency is the Ringgit Malaysia, or RM. This prospectus contains translations of RM into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RM into U.S. dollars in this prospectus were made at a rate of RM4.7157 per US$1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of June 28, 2024. On November 8, 2024, the noon buying rate for RM was RM4.3800 per US$1.00. We make no representation that the RM or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RM, as the case may be, at any particular rate or at all. The Malaysian government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RM into foreign exchange and through restrictions on foreign trade.

All references in the prospectus to “U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States and all references to “RM” are to the legal currency of Malaysia.

Forward Share Split and Share Surrender

On September 5, 2024, we effected a 1-for-2 forward split of our ordinary shares by way of a share subdivision of our issued and unissued ordinary shares, with each of our issued and unissued ordinary shares subdivided into two (2) shares. As a result of this share subdivision, the maximum number of shares which we are authorized to issue has been changed from 500,000,000 ordinary shares with a par value of $0.0001 to 1,000,000,000 ordinary shares with a par value of $0.00005. Immediately after the share subdivision, our shareholders also surrendered an aggregate of 2,550,000 ordinary shares to us for cancellation. As a result, we have 22,950,000 ordinary shares outstanding following the share subdivision and share surrender. All share and per share data set forth in this prospectus have been retroactively adjusted to reflect the share split and share surrender.

The Offering

Shares offered:	2,000,000 ordinary shares (or 2,300,000 ordinary shares if the underwriters exercise the over-allotment in full).
Offering price:	We currently estimate that the initial public offering price will be between $4.00 and $6.00 per share. For purposes of this prospectus, the assumed initial public offering price per share is $5.00, the midpoint of the anticipated price range. The actual offering price per share will be as determined between the underwriters and us based on market conditions at the time of pricing. Therefore, the assumed offering price used throughout this prospectus may not be indicative of the final offering price.
Ordinary shares to be outstanding after this offering(1):	24,950,000 ordinary shares (or 25,250,000 ordinary shares if the underwriters exercise the over-allotment option in full).
Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the ordinary shares sold in the offering (300,000 additional shares) at the initial public offering price, less the underwriting discounts and commissions.
Use of proceeds:

We expect to receive net proceeds of approximately $8.1 million from this offering (or $9.4 million if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to expand our production capacity, to hire and train additional workers, and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors:	Investing in our ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10.
Lock-up:	We, all of our directors and executive officers, and the holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of three (3) months after this offering in the case of our company and for a period of six (6) months after this offering in the case of our directors, executive officers and the holders of 5% or more of our outstanding ordinary shares. See “Underwriting.”
Trading market and symbol:	We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “WFF”. The closing of this offering is contingent upon such listing.

(1)	The number of ordinary shares outstanding immediately following this offering is based on 22,950,000 ordinary shares outstanding as of November 14, 2024.

Pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 2,000,000 ordinary shares for resale by certain selling shareholders. No sales of the ordinary shares covered by the resale prospectus shall occur until the ordinary shares sold in our initial public offering begin trading on the Nasdaq Capital Market. Once, and if, our ordinary shares are listed on Nasdaq and begin trading and the initial public offering as set forth in this initial public offering prospectus is completed, the selling shareholders may sell their shares from time to time at the market price prevailing on The Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. Please see “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares” for certain risks related to the concurrent registration of shares in the resale offering.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of December 31, 2023 and 2022 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated financial data as of June 30, 2024 and for the six months ended June 30, 2024 and 2023 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statements of Operations Data	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
	(unaudited)	(unaudited)
Revenue	$2,067,101	$2,144,588	$5,733,976	$4,967,955
Cost of sales	1,243,681	1,317,417	3,753,619	2,826,953
Gross profit	823,420	827,171	1,980,357	2,141,002
Administrative expenses	629,940	528,855	1,324,892	887,849
Income from operations	193,480	298,316	655,465	1,253,153
Total other income (expense)	902	(1,017)	40,149	32,206
Net income before income tax expense	194,382	297,299	695,614	1,285,359
Income tax benefit (expense)	24,323	(74,253)	(204,213)	(306,544)
Net income	$218,705	$223,046	$491,401	$978,815
Foreign currency translation loss	(68,624)	(133,744)	(94,089)	(65,601)
Comprehensive income	$150,081	89,302	$397,312	$913,214
Earnings per share – basic and diluted	$0.01	$0.01	$0.02	$0.04

Balance Sheet Data	As of June 30, 2024	As of December 31, 2023	As of December 31, 2022
	(unaudited)
Cash and cash equivalents	$556,224	$777,125	$689,787
Restricted cash	122,820	126,175	130,996
Total current assets	3,927,228	3,933,357	3,379,337
Total assets	5,282,137	5,377,160	4,822,869
Total current liabilities	2,233,693	2,393,354	2,171,945
Total liabilities	2,574,435	2,819,539	2,662,560
Total shareholders’ equity	2,707,702	2,557,621	2,160,309
Total liabilities and shareholders’ equity	$5,282,137	$5,377,160	$4,822,869

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our ordinary shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Maintaining our engineering and product development activities and manufacturing operations require significant capital expenditures and operating working capital, and our inability or failure to maintain our operations could have a material adverse impact on our market share and ability to generate revenue.

We incurred capital expenditures of approximately $33,466 and $49,790 for the six months ended June 30, 2024 and 2023, respectively, and $73,087 and $125,813 for the years ended December 31, 2023 and 2022, respectively. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to timely obtain capital on acceptable terms and adequately maintain our manufacturing capacity, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

We may not be able to accurately plan our production based on our sales contracts, which may result in excess product inventory or product shortages.

Our sales contracts typically provide for a non-binding, 6-month forecast on the quantity of products that our customers may purchase from us. We typically have only a 15-to-90-day lead time to manufacture products to meet our customers’ requirements once our customers place orders with us. To meet the short delivery deadline, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers’ final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. We regularly assess inventories for estimated obsolescence or unmarketable products and write down the difference between the cost of the inventories and the estimated net realizable values based upon assumptions about future sales and supplies on-hand. For the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023 and 2022, we did not record an allowance for slow moving and obsolete inventory, but we may record such allowances in future periods. Furthermore, although we have not experienced product shortages in the past, if we did experience such shortages, producing additional products to make up for such shortages within a short time frame may be difficult, making us unable to fill out the purchase orders. In either case, our results of operation would fluctuate from period to period.

We face intense competition from other FRP manufacturers, which may have significantly greater resources.

We have faced and will continue to face competition from other FRP manufacturers, such as Aceon Composite Sdn Bhd, Cradotex (M) Sdn Bhd, Heng Lee Composite Engineering Sdn Bhd, Hexagon MF Composite Sdn Bhd, Intralink Techno Sdn Bhd, Joncan Composites Sdn Bhd, Mui Fatt Industries Sdn Bhd, Nova FRP Sdn Bhd, Win-Han FRP Technology Sdn Bhd and Yunku FRP Sdn Bhd. Many of these existing competitors may have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of FRP products which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our future success would be materially and adversely affected.

We may not be able to substantially increase our manufacturing output in order to maintain our cost competitiveness.

We believe that our ability to provide cost-effective products is one of the most significant factors that contributed to our past success and will be essential for our future growth. We need to increase our manufacturing output to a level that will enable us to substantially reduce the cost of our products on a per unit basis through economies of scale. However, our ability to substantially increase our manufacturing output is subject to significant constraints and uncertainties, including:

●	the need to raise significant additional funds to purchase and prepay raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

●	delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw material prices and problems with equipment vendors;

●	delays or denial of required approvals by relevant government authorities;

●	diversion of significant management attention and other resources; and

●	failure to execute our expansion plan effectively.

If we are unable to increase our manufacturing output because of any of the risks described above, we may be unable to maintain our competitive position or achieve the growth we expect. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and expansion goals and strategies.

We may incur significant costs because of the warranties we supply with our products.

We typically offer warranties against any defects due to material selections and workmanship for a period of 12 months to 84 months from the date of delivery. Standard warranties, encompassing repair, replacement, or return for product defects, are accrued in accordance with U.S. GAAP. We continually review these warranties and will make adjustments to accruals accordingly in response to changes in experience or cost trends. Because our historical records indicate minimal customer return and warranty claims, we have not recorded any warranty accruals as of June 30, 2024, December 31, 2023 and 2022. There is no assurance that future warranty claims will be consistent with past history, and in the event that we experience a significant increase in warranty claims, there is no assurance that the rectification costs will be low. This could have a material adverse effect on our business, financial condition and results of operations.

We do not have product liability insurance for claims against our product quality. Defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share.

We have not purchased product liability insurance to provide against any claims against us based on our product quality. As a result, defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share, and if any of our products are found to have reliability, quality or compatibility problems, we will be required to accept returns, provide replacements, provide refunds, or pay damages. While we have not incurred significant product liability claims in the past, we may be required to incur substantial amounts to indemnify our customers in respect of their product quality claims against us, which would materially and adversely affect the results of our operations and severely damage our reputation.

We may not have insurance coverage against all damage or losses relating to our facilities.

We currently have insurance coverage for certain machinery and equipment and buildings located at our facilities.  If we were to suffer any losses or damage to our facilities before the purchase of insurance policies that provide adequate coverage, our business, financial condition and results of operations may be materially and adversely affected.

In addition, we maintain property insurance coverage against certain property and inventory damages and losses. However, such insurance may not adequately compensate us for any such losses and will not address a loss of customers as a result of property damage and consequent disruptions to operations or may have large deductibles insufficient to support our continuing operations. If damages or losses exceed the insurance coverage, we may not be able to return to operation for an extended period of time, potentially even threatening our viability. In addition, insurance coverage is expensive, may be difficult to obtain and may not be available in the future on acceptable terms or at all. A significant increase in the cost of insurance coverage could adversely affect our business, financial condition and results of operations.

A significant portion of our revenue has recently been generated from one customer and a loss of this customer, or any other key customers, could adversely affect our results of operations.

Recently, a single customer has contributed significant revenue. For the six months ended June 30, 2024, one customer accounted for approximately 33% of our revenue and for the year ended December 31, 2023, this customer accounted for approximately 14% of our revenue. No single customer accounted for more than 10% of our revenue for the six months ended June 30, 2023 or the year ended December 31, 2022. The increase in customer concentration was driven by a major project delivery to Singapore, requiring a significant allocation of our capacity and resources and resulting in significant revenue during the periods. Since this customer concentration is tied to a specific project, we believe that this elevated concentration will be temporary. However, we cannot guarantee that we will not continue to experience customer concentrations in the future.

Presently, we do not have a long-term contract with this or any other key customers and primarily sell our products on the basis of individual purchase orders or on a per project basis, and the loss of this or any other key customers could have a material adverse effect on our results of operations.

Further, if any of our key customers default, declare bankruptcy or otherwise delay or fail to pay amounts owed, or we otherwise have a dispute with any of these customers, our results of operations would be negatively affected in the short term and possibly the long term. The loss of revenue from any of our key customers would cause significant fluctuations in our results of operations because our expenses are generally fixed in the short term and it takes us a long time to replace customers or reassign resources.

There is also a risk that our customers will attempt to impose new or additional requirements on us that reduce the profitability of the orders placed by those customers. Further, even if the orders are not changed, these orders may not generate margins equal to our recent historical or targeted results. If we do not book more orders with existing customers, or develop relationships with new customers, we may not be able to increase, or even maintain, our revenue, and our financial condition, results of operations, business and/or prospects may be materially adversely affected.

We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

We do not have long-term purchase commitments from our customers and the term of our sales contracts with our customers is typically one year or less. Furthermore, these contracts leave certain major terms such as price and quantity of products open to be determined in each purchase order. These contracts also allow parties to re-adjust the contract price for substantial changes in market conditions. As a result, if our customers hold stronger bargaining power than us or the market conditions are in their favor, we may not be able to enjoy the price downside protection or upside gain. Furthermore, our customers may decide not to continue placing purchase orders with us in the future at the same level as in prior periods. As a result, our results of operations may vary from period to period and may fluctuate significantly in the future.

We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

We purchase certain key raw materials and finished goods, including resin, chopped strand mat, woven roving, grating, hollow section, c-channel, plywood and ethylene propylene diene monomer sheets, from suppliers in Malaysia and overseas. Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. We purchase raw materials and finished goods on the basis of purchase orders and do not have long-term contracts with our suppliers. No single supplier accounted for more than 10% of our total purchases for the six months ended June 30, 2024 and 2023 or for the years ended December 31, 2023 and 2022, and due to the availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our financial condition or results of operations. However, in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials and finished goods from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key raw materials and finished goods in a timely fashion, it would result in a significant delay in our production and shipments, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins.

Interruptions in deliveries of raw materials could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material could cause us to cease manufacturing or selling one or more of our products for a period of time. Although we have not experienced any significant interruptions of deliveries in the past, if we were to experience such interruptions, they could have a material adverse effect on our results of operations.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers.

Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. We rely on trucking and ocean carriers and any increases in fees that they charge could adversely affect our business and financial condition. We also rely on parcel freight based upon the product and quantities being shipped and customer delivery requirements. These freight costs have increased on a year-over-year basis and may continue to increase in the future. We also ship a number of oversized products which may trigger additional shipping costs by third-party delivery services. Any increases in fees would increase our shipping costs which could negatively affect our operating results.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver our products to our customers. Most of the orders for our products are filled from our inventory in our distribution center, namely our suppliers’ warehouse, where all our inventory management, packaging, labeling and product return processes are performed. Increased demand and other considerations may require us to expand our distribution center or transfer our fulfillment operations to larger or other facilities in the future. If we do not successfully expand our fulfillment capabilities in response to increases in demand, our sales could decline.

In addition, our distribution center is susceptible to damage or interruption from human error, pandemics, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. For instance, as described in more detail under “—Risks Related to Our Operations in Malaysia” below, the Malaysian government instituted intermittent lockdowns throughout the COVID-19 pandemic in 2020 and 2021, which resulted in temporary closures of our facilities at various times, and a reduction in the production of our products, particularly in 2020 before there was a spike in the demand for FRP products in 2021 due to new glove manufacturing factories that were built and the expansion of production facilities by existing glove manufacturers.

We do not currently maintain back-up power systems at our fulfillment center. We do not presently have a formal disaster recovery plan or business interruption insurance. In addition, alternative arrangements may not be available, or if they are available, may increase the cost of fulfillment. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition, and results of operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of materials selection and workmanship failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of our products. Manufacturing defects or design flaws could result in an unsafe condition or injury to, or death of, a user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our products and could result in unfavorable judicial decisions or settlements arising out of product liability claims and lawsuits, including class actions, which could negatively affect our business, financial condition and results of operations. We regularly review our product liability claims and record contingent liabilities resulting from such claims when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. Although we have not historically experience significant product liability claims and we did not record any contingent liabilities for the years ended December 31, 2023 and 2022, there is no assurance that claims will be consistent with past history, and in the event that we experience a significant increase in claims, it could have a material adverse effect on our business, financial condition and results of operations.

High quality products are critical to the success of our business. If we fail to meet the high standards that we set for ourselves and that our customers expect, and if our products are the subject of recalls, safety alerts or other material adverse events, our reputation could be damaged, we could lose customers and our revenue could decline.

Any product liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.

Our future success depends in large part upon the continued service of the members of our executive management team and key employees, including our Chee Hoong Lew, our Chief Executive Officer. In addition, our success also depends on our ability to attract and retain qualified technical, sales and marketing, product support, financial and accounting, legal and other managerial personnel. The competition for skilled personnel in the industry in which we operate is intense. Our personnel generally may terminate their employment at any time for any reason. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our businesses effectively or efficiently, serve our users properly or maintain the quality of our products.

Business interruptions in our facilities may affect the distribution of our products, which may affect our business.

Weather, terrorist activities, war or other disasters, or the threat of them, may result in the closure of one or more of our facilities, or may adversely affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty. Such a disruption in revenue could potentially have a negative impact on our results of operations, financial condition and cash flows. As noted above, we experienced temporary closures of our facilities at various times during the COVID-19 pandemic, which negatively impacted the production of our products during 2020.

We rely on our computer systems to process transactions and timely provide products to our customers. Our systems are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches or other catastrophic events. If our systems are damaged or fail to function properly, we may experience loss of critical data and interruptions or delays in our ability to process customer transactions. Such a disruption of our systems could negatively impact revenue and potentially have a negative impact on our results of operations, financial condition and cash flows.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, to sabotage or otherwise disable our website, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our products, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. Such events could lead to lost sales and adversely affect our results of operations.

Economic, political and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

For the six months ended June 30, 2024 and 2023, approximately 60% and 55%, respectively, of our revenues were generated from customers located outside Malaysia and for the years ended December 31, 2023 and 2022, approximately 57% and 30%, respectively, of our revenues were generated from customers located outside Malaysia, which included Singapore, Australia, the United States and other counties in the South Asia region. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will amplify the effects of these risks, which include, among others:

●	differences in culture, economic and labor conditions and practices;

●	the policies of foreign governments;

●	disruptions in trade relations and economic instability;

●	social and political unrest;

●	natural disasters, terrorist attacks, pandemics or other catastrophic events;

●	complex, varying and changing government regulations and legal standards and requirements, particularly with respect to tax regulations, price protection, competition practices, export control regulations and restrictions, customs and tax requirements, immigration, anti-boycott regulations, data privacy, intellectual property, and anti-corruption and environmental compliance; and

●	greater difficulty in accounts receivable collections and longer collection periods.

We are also affected by domestic and international laws and regulations applicable to companies doing business abroad or importing and exporting goods and materials. These include tax laws, laws regulating competition, anti-bribery/anti-corruption and other business practices, and trade regulations, including duties and tariffs. Compliance with these laws is costly, and future changes to these laws may require significant management attention and disrupt our operations. Additionally, while it is difficult to assess what changes may occur and the relative effect on our international tax structure, significant changes in how domestic and foreign jurisdictions tax cross-border transactions could materially and adversely affect our results of operations and financial position.

Our results of operations and financial position are also impacted by changes in currency exchange rates. Unfavorable currency exchange rates between the Ringgit Malaysia, U.S. dollar and foreign currencies could adversely affect us in the future. Fluctuations in currency exchange rates may present challenges in comparing operating performance from period to period.

There are other risks that are inherent in our international operations, including the potential for changes in socio-economic conditions, laws and regulations, including, among others, competition, import, export, labor and environmental, health and safety laws and regulations, and monetary and fiscal policies, protectionist measures that may prohibit acquisitions or joint ventures, or impact trade volumes, unsettled political conditions, government-imposed operational shutdowns, natural and man-made disasters, hazards and losses, violence, civil and labor unrest, and possible terrorist attacks.

Additionally, if the opportunity arises, we may expand our operations into new and high-growth international markets. However, there is no assurance that we will expand our operations in such markets in our desired time frame. To expand our operations into new international markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses or products to expand our products or take advantage of new developments and potential changes in the industry. If we are unsuccessful in expanding into new or high-growth international markets, it could adversely affect our operating results and financial condition.

Our international operations require us to comply with anti-corruption laws and regulations in the various international jurisdictions in which we do business.

Doing business on a worldwide basis requires us to comply with the laws and regulations of Malaysia and various international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. These laws and regulations apply to companies, individual directors, officers, employees, and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to Malaysian and foreign anti-corruption laws and regulations, such as the Malaysian Anti-Corruption Commission Act 2009, which establishes an independent and specialized agency responsible for combating corruption and promoting transparency and upholding integrity in both the public and private sector by providing the legal framework for the prevention, investigation and prosecution of corruption in Malaysia, and compliance with the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001, which mandates the maintenance of records and documentation related to financial transactions and imposes reporting obligations on certain institutions to report any suspicious transactions as a counter-measure to prevent money laundering and terrorism financing. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. As a result of the above activities, we are exposed to the risk of violating anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable Malaysian and international laws and regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

We are a holding company, and we are accordingly dependent upon distributions from our subsidiary to pay dividends, if any, taxes and other expenses.

We are a Cayman Islands holding company and have no material assets other than ownership of equity interests in our subsidiary. We have no independent means of generating revenue. We intend to cause our subsidiary to make distributions to our company in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. Our ability to service our debt, if any, depends on the results of operations of our subsidiary and upon the ability of our subsidiary to provide us with cash, whether in the form of dividends, loans or other distributions, to pay amounts due on our obligations. Future financing arrangements may contain negative covenants that limit the ability of our subsidiary to declare or pay dividends or make distributions. Our subsidiary is a separate and distinct legal entity; to the extent that we need funds, and our subsidiary is restricted from declaring or paying such dividends or making such distributions under applicable law or regulations or are otherwise unable to provide such funds (for example, due to restrictions in future financing arrangements that limit the ability of our operating subsidiary to distribute funds), our liquidity and financial condition could be materially harmed.

The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs as a result of becoming a public company.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, and we expect to incur additional costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual and other reports with respect to our business and financial condition, as well as the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Public Company Accounting Oversight Board, and the listing requirements of Nasdaq (if our ordinary shares are approved for listing), each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to, among other things:

●	prepare and file annual and other reports in compliance with the federal securities laws;

●	expand the roles and duties of our board of directors and committees thereof and management;

●	hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

●	institute more comprehensive financial reporting and disclosure compliance procedures;

●	involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;

●	build and maintain an investor relations function;

●	establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

●	comply with the initial listing and maintenance requirements of Nasdaq; and

●	comply with the Sarbanes-Oxley Act.

We expect these rules and regulations, and any future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases, due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a non-accelerated filer or no longer an emerging growth company if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our share price.

Risks Related to Our Operations in Malaysia

Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could subject us to additional liabilities.

We are subject to a wide variety of statutes, rules, regulations, guidelines, policies and procedures in Malaysia, including but not limited to, laws relating to the operation of manufacturing facilities and workplace safety, personal data protection and employment. Our failure to comply with these laws and regulations could result in a revocation of required licenses, fines and/or proceedings against us by governmental agencies and/or other stakeholders, which could adversely affect our business, financial condition and results of operations. Moreover, unfavorable changes in the laws, rules and regulations applicable to us could decrease demand for products offered by us, increase costs and/or subject us to additional liabilities.

The economy of Malaysia in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

Our business and prospects depend on the continuing development of the economy in Malaysia. We cannot assure you that the Malaysian economy will continue to grow at the same pace as in the past. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty. In the event that the Malaysian economy suffers, demand for the products we currently offer may diminish, which would in turn result in decreased likelihood of profitability. This could in turn result in a substantial need for restructuring of our business objectives and could result in a partial or entire loss of an investment in our company.

Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

Our business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in Malaysia. Such political and economic uncertainties include, but are not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation.

Negative developments in Malaysia’s socio-political environment may adversely affect our business, financial condition, results of operations and prospects. The Malaysian economy registered slower positive growth in 2023 due to factors such as tighter credit conditions and weakening global demand. According to the BNM, which is the central bank of Malaysia, economic growth in Malaysia slowed to 3.7% in 2023, down from 8.7% in the previous year. The BNM has also been increasing the OPR since May 2022. Over the span of 12 months, the OPR has been raised 5 times, with the latest increase of 25 basis points in May 2023 pushing the OPR to 3.00%. Historically, changes in interest rates have not materially affected our operations and business.

Although the overall Malaysian economic environment (in which we predominantly operate) appears to be positive, there can be no assurance that this will continue to prevail in the future. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty. Furthermore, on March 11, 2020, the World Health Organization, or WHO, declared COVID-19 a pandemic. To help counter the transmission of COVID-19, the government of Malaysia initiated movement control orders, or MCOs, the first effective March 18, 2020. The MCO had resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in Malaysia. The first MCO was extended three times, each for a two-weeks period, until May 12, 2020. On May 13, 2020, the MCO was eased to a Conditional Movement Control Order, or CMCO, where most business sectors were allowed to operate under strict rules and Standard Operating Procedures mandated by the government of Malaysia. The CMCO was further relaxed, and on June 8, 2020, Malaysia moved into the Recovery Movement Control Order, or RMCO. Due to a resurgence of COVID-19, the CMCO was reimposed in the states of Sabah, Selangor, Kuala Lumpur and Putrajaya effective October 14, 2020. On November 7, 2020, the CMCO was extended to a wider geographical area to include another six states in the country. Effectively, ten of thirteen states in Malaysia were placed under CMCO with the exceptions of Perlis, Pahang and Kelantan. On January 1, 2021, the Government of Malaysia extended the RMCO through March 31, 2021. On January 12, 2021, the Malaysian government declared a state of emergency nationwide to combat COVID-19. Intermittent lockdowns were imposed in various states and districts in the country. On March 5, 2021, lockdowns in most parts of the country were eased to a CMCO, nevertheless, COVID-19 cases in the country continue to rise. On May 12, 2021, Malaysia was again put under a full lockdown nationwide. On July 17, 2021, the full lockdown was slightly eased. Malaysia’s COVID-19 restrictions were eased progressively over the course of 2022, with the country eventually reopening its borders and discontinuing the requirement for face masks. On May 5, 2023, the WHO ended the emergency status for COVID-19. However, COVID-19 is still a significant public health problem and will continue to challenge health systems worldwide long term. The extent to which the coronavirus may continue to adversely impact the Malaysian economy is uncertain. In the event that the Malaysia economy suffers, demand for our products may diminish, which would in turn result in adverse impacts on our revenues, cash flows, financial condition and business prospect.

We face the risk that changes in the policies of the Malaysian government could have a significant impact upon our business in Malaysia.

Policies of the Malaysian government can have significant effects on the economic conditions of Malaysia. A change in policies by the Malaysian government could adversely affect our interests by, among other factors, changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. We cannot assure you that the government will continue to pursue current policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting Malaysia’s political, economic and social environment.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of the RM against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Malaysia’s political and economic conditions. The value of our ordinary shares will be indirectly affected by the foreign exchange rate between U.S. dollars and RM and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RM relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Currently, a majority of our revenues are earned in Malaysia, any significant revaluation of RM may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RM for our operations, appreciation of the RM against the U.S. dollar could cause the RM equivalent of U.S. dollars to be reduced and therefore could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RM into U.S. dollars for the purpose of making dividend payments on our ordinary shares or for other business purposes and the U.S. dollar appreciates against the RM, the U.S. dollar equivalent of the RM we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a change to our operations and a reduction in the value of these assets.

We are subject to foreign exchange control policies in Malaysia.

The ability of our Malaysian subsidiary to pay dividends or make other payments to us may be restricted by the foreign exchange control policies in Malaysia. There are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the BNM, the central bank of Malaysia. The foreign exchange policies monitor and regulate both residents and non-residents. Under the current Foreign Exchange Administration rules issued by the BNM, non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event the BNM introduces any restrictions, we may be affected in our ability to repatriate dividends or other payments from our subsidiary in Malaysia. Since we are a Cayman Islands holding company and rely principally on dividends and other payments from our subsidiary for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operations.

Because our principal assets are located outside of the United States and most of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us or our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in Malaysia.

Most of our directors and officers are nationals and residents of a country other than the United States and most of their assets are located outside the United States. In addition, all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to effect service of process within the United States upon us or our directors and officers or to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us or our directors and officers in the courts of the U.S., Cayman Islands or Malaysia and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in Malaysian courts.

Risks Related to This Offering and Ownership of Our Ordinary Shares

There has been no public market for our ordinary shares prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “WFF”. The closing of this offering is contingent upon such listing.

Even if our ordinary shares are approved for listing, a liquid public market for our ordinary shares may not develop. The initial public offering price for our ordinary shares has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ordinary shares are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ordinary shares regardless of our operating performance or prospects.

The market price of our ordinary shares may be highly volatile, and you could lose all or part of your investment.

The market for our ordinary shares may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

The market price of our ordinary shares is likely to be volatile due to a number of factors. First, as noted above, our ordinary shares are likely to be more sporadically and thinly traded compared to the shares of such larger, more established companies. The price for our ordinary shares could, for example, decline precipitously in the event that a large number of shares is sold on the market without commensurate demand. Furthermore, pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 2,000,000 ordinary shares for resale by certain selling shareholders. The registration of such a large number of shares concurrent with this offering may also lead to increased volatility. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our ordinary shares regardless of our operating performance. The market price of our ordinary shares could also be subject to wide fluctuations in response to a broad and diverse range of factors, including the following:

●	actual or anticipated variations in our operating results;

●	increases in market interest rates that lead investors of our ordinary shares to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our ordinary shares on Nasdaq and our subsequent ability to maintain such listing.

The public offering price of our ordinary shares has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our ordinary shares may prevent investors from being able to sell their ordinary shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may not be able to maintain a listing of our ordinary shares on Nasdaq.

If our ordinary shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, our ordinary shares may be delisted. If we fail to meet any of Nasdaq’s listing standards, our ordinary shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our ordinary shares may materially impair our shareholders’ ability to buy and sell our ordinary shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our ordinary shares. The delisting of our ordinary shares could significantly impair our ability to raise capital and the value of your investment.

Upon completion of this offering, two beneficial owners will continue to have substantial influence over our company. Their interests may not be aligned with the interests of our company and our other shareholders, and these beneficial owners, if voting as a group, could prevent or cause a change of control or other transactions that could be beneficial to our company and other minority shareholders.

Upon the completion of this offering, Lew Capital, a company controlled by Chee Hoong Lew, our Chief Executive Officer, will be able to exercise approximately 63.54% of our total voting power, or approximately 62.79% of our total voting power if the over-allotment option is fully exercised. Accordingly, these beneficial owners could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. These beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may also cause a material decline in the value of our ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the proceeds from this offering to expand our production capacity, to hire and train additional workers, and for working capital and general corporate purposes. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of June 30, 2024, our net tangible book value was approximately $2,108,841, or approximately $0.09 per share. Since the effective price per share of our ordinary shares being offered in this offering is substantially higher than the net tangible book value per share, you will suffer substantial dilution with respect to the net tangible book value of the ordinary shares you purchase in this offering. Based on the assumed initial public offering price of $5.00 per share being sold in this offering, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, and our net tangible book value per share as of June 30, 2024, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $4.57 per share (or $4.52 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the ordinary shares. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our ordinary shares will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our ordinary shares could be negatively affected.

Any trading market for our ordinary shares may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our ordinary shares could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our shares, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our ordinary shares could be negatively affected.

The number of shares being registered for resale concurrently with this offering is significant in relation to our outstanding shares.

As noted above, pursuant to a separate resale prospectus included in the registration statement of which this prospectus forms a part, we are also registering 2,000,000 ordinary shares for resale by certain selling shareholders. All of the shares registered for resale on behalf of the selling shareholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have included the resale prospectus in the registration statement to register these restricted shares for sale into the public market by the selling shareholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price and also could affect our ability to raise equity capital. Any outstanding shares not registered in the resale prospectus will remain as “restricted shares” in the hands of the holders, except for those sales that satisfy the requirements under Rule 144 or another exemption to the registration requirements under the Securities Act.

Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our ordinary shares to decline and would result in the dilution of your holdings.

Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our ordinary shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our ordinary shares. In all events, future issuances of our ordinary shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our ordinary shares. In connection with this offering, we, all of our directors and executive officers, and the holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of three (3) months after this offering in the case of our company and for a period of six (6) months after this offering in the case of our directors, executive officers and the holders of 5% or more of our outstanding ordinary shares. See “Underwriting” for more information. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our ordinary shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our ordinary shares.

Future issuances of debt securities, which would rank senior to our ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our ordinary shares.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our ordinary shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of ordinary shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our ordinary shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our ordinary shares.

If our ordinary shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our ordinary shares is less than $5.00, our ordinary shares could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our ordinary shares, and therefore shareholders may have difficulty selling their shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association (as may be amended form time time), the Companies Act (Revised) of the Cayman Islands (as may be amended form time time) and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records (other than the amended and restated memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Malaysia or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Malaysia, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Upon the completion of this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our ordinary shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our ordinary shares.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

Upon the completion of this offering, we will be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. Upon the completion of this offering, Lew Capital, a company controlled by Chee Hoong Lew, our Chief Executive Officer, will be able to exercise approximately 63.54% of our total voting power, or approximately 62.79% of our total voting power if the over-allotment option is fully exercised. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected. In addition, our amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings and other estimated financial information;

●	the growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products and services;

●	our ability to maintain strong relationships with our customers and suppliers;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $8,050,000 from this offering (or approximately $9,422,500 if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $1.83 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to expand our production capacity, to hire and train additional workers, and for working capital and general corporate purposes. As described elsewhere in this prospectus, we plan to increase our production capacity by procuring another two-acre factory with a production space of around 40,000 feet, which will increase our current production floor capacity by 150%. We also plan to increase our workforce by adding an additional 50 workers.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them.

	Amount without Over-Allotment Option	Amount with Over-Allotment Option
Expansion of production capacity	$2,000,000	$2,000,000
Hiring and training of staff	900,000	900,000
Working capital and general corporate	5,150,000	6,522,500
Total use of proceeds	$8,050,000	$9,422,500

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary shares—We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have not previously declared or paid cash dividends, and we have no plan to declare or pay any dividends in the near future. We currently intend to retain most, if not all, of our available funds and future earnings to operate and expand our business. We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiary for our cash requirements, including any payment of dividends to our shareholders. Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. See also “Risk Factors— Risks Related to This Offering and Ownership of Our Ordinary shares—We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2024:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the sale of 2,000,000 ordinary shares by us in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, resulting in net proceeds to us of $8,050,000 after deducting (i) underwriter commissions of $750,000, (ii) a non-accountable expense allowance of $100,000 and (iii) our estimated other offering expenses of $1,100,000.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2024
	Actual	As Adjusted
Cash and cash equivalents	$598,981	$8,648,981
Long-term debt
Borrowings	$545,212	$545,212
Total long-term debt	545,212	545,212
Shareholders’ equity:
Ordinary Shares, $0.00005 par value, 1,000,000,000 shares authorized, 22,950,000 shares issued and outstanding, actual; and 22,950,000 shares issued and outstanding, as adjusted	1,148	1,248
Additional paid-in capital	84,750	10,084,650
Retained earnings	2,944,487	2,944,487
Accumulated other comprehensive income	178,753	178,753
Total shareholders’ equity	3,209,138	13,209,138
Total capitalization	$3,754,350	$13,754,350

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of our pro forma as adjusted cash, total shareholders’ equity and total capitalization by approximately $1,830,000, $2,000,000 and $2,000,000, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise the over-allotment option in full, each of our pro forma as adjusted cash, total shareholders’ equity and total capitalization would be $10,021,481, $14,709,138 and $15,254,350, respectively.

DILUTION

If you invest in our ordinary shares in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares deemed to be outstanding at that date.

As of June 30, 2024, our net tangible book value was approximately $2,108,841, or approximately $0.09 per share.

After giving effect to our sale of 2,000,000 ordinary shares in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been approximately $10,757,702, or approximately $0.43 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.34 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $4.57 per share to purchasers of our ordinary shares in this offering, as illustrated in the following table.

Assumed initial public offering price per share		$5.00
Historical net tangible book value per share as of June 30, 2024	$0.09
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$0.34
Pro forma as adjusted net tangible book value per share after this offering		$0.43
Dilution per share to new investors purchasing shares in this offering		$4.57

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.07 per share and increase (decrease) the dilution to new investors by $0.93 per share, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering, would be $0.48 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing ordinary shares in this offering would be $4.52 per share.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The following tables summarize the differences between our existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per common share paid at an assumed initial public offering price of $5.00 per common share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option). As the table shows, new investors purchasing shares in this offering may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing shareholders.

	Share Purchased		Total Consideration		Average Price
	Number	%	Amount	%	Per Share
Existing shareholders	22,950,000	91.98%	$151,215	1.49%	$0.0066
New investors	2,000,000	8.02%	$10,000,000	98.51%	$5.0000
Total	24,950,000	100.00%	$10,151,215	100.00%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a manufacturer of FRP products based in Malaysia. For over 30 years, we have been providing high-quality and durable FRP products to various industries, including, among others, chemical processing, water and wastewater treatment, and power generation.

Our products range from tanks, pipes, ducts, gratings and other custom-made FRP products. We use advanced production technology and equipment and have obtained various certifications, including an ISO 9001:2015 certification from NQA. Our manufacturing capabilities allow us to design and fabricate products that meet the specific needs of our clients, ensuring high-quality and reliable performance.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers or retain existing customers;

●	our ability to offer competitive pricing for our products and services;

●	our ability to broaden product and service offerings;

●	industry demand and competition; and

●	market conditions and our market position.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table sets forth key components of our results of operations during the six months ended June 30, 2024 and 2023, both in dollars and as a percentage of our revenue.

	Six Months Ended June 30,
	2024		2023
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$2,067,101	100.00%	$2,144,588	100.00%
Cost of sales	1,243,681	60.17%	1,317,417	61.43%
Gross profit	823,420	39.83%	827,171	38.57%
Administrative expenses	629,940	30.47%	528,855	24.66%
Income from operations	193,480	9.36%	298,316	13.91%
Other income (expense):
Interest expense, net	(10,527)	(0.51)%	(10,756)	(0.50)%
Other income	11,429	0.55%	9,739	0.45%
Total other income (expense)	902	0.04%	(1,017)	(0.05)%
Net income before income tax expense	194,382	9.40%	297,299	13.86%
Income tax benefit (expense)	24,323	1.18%	(74,253)	(3.46)%
Net income	$218,705	10.58%	$223,046	10.40%

Revenue. We generate revenue from the sale of our FRP products and related installation and maintenance services. We also provide warranties, technical services and transportation arrangements for customers. Our revenue decreased by $77,487, or 3.61%, to $2,067,101 for the six months ended June 30, 2024 from $2,144,588 for the six months ended June 30, 2023. This slight decrease was primarily due to strengthening of the U.S. dollar against RM, which resulted in lower translated revenue from RM, being the functional currency, to U.S. dollar.

During the six months ended June 30, 2024, a substantial portion of our production capacity was allocated to fulfilling a major project for delivery to Singapore, which resulted in a single customer accounting for approximately 33% of our total revenue for such period (this same customer accounted for approximately 14% of our revenue for the year ended December 31, 2023, as discussed in more detail below). Since this customer concentration is tied to a specific project, we believe that this elevated concentration will be temporary.

We acknowledge that this elevated concentration temporarily heightens our exposure to revenue volatility and certain risks associated with a single customer. However, our business model is built around custom, project-based orders tailored to individual customer needs. This approach allows us flexibility to diversify our revenue sources based on demand across various sectors and geographic areas, reducing long-term dependency on any single customer. We are actively focused on broadening our customer base and expanding into new markets, which further supports our goal of maintaining a balanced revenue mix and reducing concentration risk over time. See also “Risk Factors—Risks Related to Our Business and Industry—A significant portion of our revenue has recently been generated from one customer and a loss of this customer, or any other key customers, could adversely affect our results of operations.”

The following table summarizes our revenues by each product and service type:

	Six Months Ended June 30,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Product sales	$1,712,328	82.84%	$1,649,082	76.90%
Installation and maintenance service	184,737	8.94%	384,710	17.94%
Warranty income	55,674	2.69%	30,345	1.41%
Technical service	11,617	0.56%	29,734	1.39%
Transport income	102,745	4.97%	50,717	2.36%
Total	$2,067,101	100.00%	$2,144,588	100.00%

The following table summarizes our revenues by geographical areas in which the customers were located:

	Six Months Ended June 30,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Malaysia	$817,923	39.57%	$959,857	44.76%
Singapore	1,006,557	48.69%	440,724	20.55%
Australia	242,621	11.74%	439,217	20.48%
United States	-	-	230,182	10.73%
South Asia region	-	-	74,608	3.48%
Total	$2,067,101	100.00%	$2,144,588	100.00%

As noted above, during the 2024 period, a substantial portion of our production capacity was allocated to fulfilling a major project for delivery to Singapore. As a result, the geographical distribution of our revenue was impacted, with Malaysia and Australia representing a smaller share of total revenue. Such fluctuations in regional revenue distribution may vary from period to period, depending on factors such as project size, contract value, delivery timelines, and complexity of orders in our pipeline. As noted elsewhere in this prospectus, we do still intend to expand our operations in Malaysia and Australia.

Cost of sales. Our cost of sales is mainly comprised of raw material costs, labor costs and sub-contracting costs. Our cost of sales decreased by $73,736, or 5.60%, to $1,243,681 for the six months ended June 30, 2024 from $1,317,417 for the six months ended June 30, 2023. As a percentage of revenue, cost of sales was 60.17% and 61.43% for the six months ended June 30, 2024 and 2023, respectively. Such decrease was generally in line with the decrease in revenue.

Gross profit. As a result of the foregoing, our gross profit decreased by $3,751, or 0.45%, to $823,420 for the six months ended June 30, 2024 from $827,171 for the six months ended June 30, 2023. Gross margin (percent of revenue) was 39.83% and 38.57% for the six months ended June 30, 2024 and 2023, respectively.

Administrative expenses. Our administrative expenses primarily consist of salaries and employee benefits, depreciation, finance costs, legal and professional fees, property and related expenses and other expenses in connection with general operations. Our administrative expenses increased by $101,085, or 19.11%, to $629,940 for the six months ended June 30, 2024 from $528,855 for the six months ended June 30, 2023. As a percentage of revenue, administrative expense was 30.47% and 24.66% for the six months ended June 30, 2024 and 2023, respectively. The increase was primarily driven by an increase in the number of staff, salary increments and the costs associated with organizing our company’s 40th anniversary annual dinner of approximately $69,000 and an additional allowance for expected credit losses of $20,829 recorded in current period.

Total other income (expense). We had total other income, net, of $902 for the six months ended June 30, 2024, as compared to total other expense, net, of $1,017 for the six months ended June 30, 2023. Total other income, net, for the six months ended June 30, 2024 consisted of other income of $11,429, offset by interest expense of $10,527, while total other expense, net, for the six months ended June 30, 2023 consisted of other income of $9,739, offset by interest expense of $10,756. Other income mainly consists of rental income, interest income and wage subsidies from the Malaysian Government.

Income tax benefit (expense). We incurred an income tax benefit of $24,323 for the six months ended June 30, 2024, as compared to an income tax expense of $74,253 for the six months ended June 30, 2023. The benefit in the 2024 period was due to overprovision of income taxes in prior year of $89,888.

Net income. As a result of the cumulative effect of the factors described above, our net income was $218,705 for the six months ended June 30, 2024, as compared to $223,046 for the six months ended June 30, 2023, a decrease of $4,341, or 1.95%.

Comparison of the Years Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operations during the years ended December 31, 2023 and 2022, both in dollars and as a percentage of our revenue.

	Years Ended December 31,
	2023		2022
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$5,733,976	100.00%	$4,967,955	100.00%
Cost of sales	3,753,619	65.46%	2,826,953	56.90%
Gross profit	1,980,357	34.54%	2,141,002	43.10%
Administrative expenses	1,324,892	23.11%	887,849	17.87%
Income from operations	655,465	11.43%	1,253,153	25.22%
Other income (expense):
Interest expense, net	(22,309)	(0.39)%	(22,261)	(0.45)%
Other income	62,458	1.09%	54,467	1.10%
Total other income (expense)	40,149	0.70%	32,206	0.65%
Net income before income tax expense	695,614	12.13%	1,285,359	25.87%
Income tax expense	(204,213)	(3.56)%	(306,544)	(6.17)%
Net income	$491,401	8.57%	$978,815	19.70%

Revenue. Our revenue increased by $766,021, or 15.42%, to $5,733,976 for the year ended December 31, 2023 from $4,967,955 for the year ended December 31, 2022. This increase was primarily due to higher demand from the overseas customer mentioned above. The sale recorded in 2023 for this customer was approximately $795,500, compared to $18,900 in 2022. Conversely, revenues generated from Malaysia decreased due to our limited production capacity, which is attributable to the constraints of our production spaces and manpower. As a result, our production planning was based on the first-come, first-served basis, and in 2023 most orders from overseas were received earlier that those from domestic customers. In addition, transportation income increased by approximately 106%, or $130,434, due to an increase in export sales.

The following table summarizes our revenues by each product and service type:

	Year Ended December 31,
	2023		2022
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Product sales	$4,716,937	82.26%	$4,176,386	84.07%
Installation and maintenance service	555,406	9.69%	531,682	10.70%
Warranty income	73,604	1.28%	95,948	1.93%
Technical service	134,527	2.35%	40,871	0.82%
Transport income	253,502	4.42%	123,068	2.48%
Total	$5,733,976	100.00%	$4,967,955	100.00%

The following table summarizes our revenues by geographical areas in which the customers were located:

	Year Ended December 31,
	2023		2022
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Malaysia	$2,440,335	42.56%	$3,494,806	70.35%
Singapore	1,810,849	31.58%	632,415	12.73%
Australia	907,506	15.83%	758,922	15.28%
United States	321,851	5.61%	-	-
South Asia region	253,435	4.42%	81,812	1.64%
Total	$5,733,976	100.00%	$4,967,955	100.00%

Cost of sales. Our cost of sales increased by $926,666, or 32.78%, to $3,753,619 for the year ended December 31, 2023 from $2,826,953 for the year ended December 31, 2022. As a percentage of revenue, cost of sales was 65.46% and 56.90% for the years ended December 31, 2023 and 2022, respectively. Such an increase was primarily due to the expansion of our production team and related costs. In order to meet customer demand, our production headcount increased by 18 personnel, resulting in a $153,111 increase in wages year-over-year. We also incurred a $84,420 increase in production overhead due to factory maintenance and additional accommodation facilities for new workers.

Gross profit. As a result of the foregoing, our gross profit decreased by $160,645, or 7.50%, to $1,980,357 for the year ended December 31, 2023 from $2,141,002 for the year ended December 31, 2022. Gross margin (percent of revenue) was 34.54% and 43.10% for the years ended December 31, 2023 and 2022, respectively.

Administrative expenses. Our administrative expenses increased by $437,043, or 49.22%, to $1,324,892 for the year ended December 31, 2023 from $887,849 for the year ended December 31, 2022. As a percentage of revenue, administrative expense was 23.11% and 17.87% for the years ended December 31, 2023 and 2022, respectively. Such an increase was mainly due to (i) a $100,679 increase in staff costs due to an increase in headcount by 4 personnel, (ii) a $119,662 increase in allowances for expected credit losses, (iii) a $81,022 increase in directors’ remuneration due to a revision to their compensation resulting from more responsibilities and to bring such compensation in line with the current market trends, (iv) a $22,356 increase in travel and entertainment expenses related to increased overseas sales and (v) a $16,336 increase in depreciation for property, plant and equipment due to additional capital expenditures incurred during 2023.

Total other income (expense). We had total other income, net, of $40,149 for the year ended December 31, 2023, as compared to total other income, net, of $32,206 for the year ended December 31, 2022. Total other income, net, for the year ended December 31, 2023 consisted of other income of $62,458, offset by interest expense of $22,309, while total other income, net, for the year ended December 31, 2022 consisted of other income of $54,467, offset by interest expense of $22,261. Other income mainly consists of gains on foreign exchange, rental income, interest income and wage subsidies from the Malaysian Government.

Income tax expense. We incurred an income tax expense of $204,213 and $306,544 for the years ended December 31, 2023 and 2022, respectively. Such decrease was due to the decrease in net income and not due to changes in tax rates.

Net income. As a result of the cumulative effect of the factors described above, our net income was $491,401 for the year ended December 31, 2023, as compared to $978,815 for the year ended December 31, 2022, a decrease of $487,414, or 49.80%.

Liquidity and Capital Resources

As of June 30, 2024, we had cash and cash equivalents of $556,224 and restricted cash of $122,820. To date, we have financed our operations primarily through revenue generated from operations and bank loans.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations to fund our operations and to service our debt obligations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Net cash (used in) provided by operating activities	$(1,385)	$214,450	$655,796	$(166,631)
Net cash used in investing activities	(33,466)	(49,790)	(73,087)	(116,923)
Cash used in financing activities	(144,419)	(295,908)	(442,794)	(106,199)
Effects of foreign exchange rate on cash and cash equivalents and restricted cash	(44,986)	(82,032)	(57,398)	(65,108)
Net (decrease) increase in cash and cash equivalents and restricted cash	(224,256)	(213,280)	82,517	(454,861)
Cash and cash equivalents and restricted cash at beginning of period	903,300	820,783	820,783	1,275,644
Cash and cash equivalents and restricted cash at end of period	$679,044	$607,503	$903,300	$820,783

Net cash used in operating activities was $1,385 for the six months ended June 30, 2024, as compared to net cash provided by operating activities of $214,450 for the six months ended June 30, 2023. For the six months ended June 30, 2024, our net income of $218,705 and an increase in accounts receivable of $355,983, offset by a decrease in accounts payable of $343,599, decrease in inventories of $183,484 and decrease in taxes payable of $140,069, were the primary drivers of the net cash used in operating activities. For the six months ended June 30, 2023, our net income of $223,046 and an increase in deferred revenue of $245,273, offset by decreases in accounts payable of $213,723 and in inventories of $112,123, were the primary drivers of the net cash provided by operating activities.

Net cash provided by operating activities was $655,796 for the year ended December 31, 2023, as compared to net cash used in operating activities of $166,631 for the year ended December 31, 2022. For the year ended December 31, 2023, our net income of $491,401 and an increase in inventories of $531,557, offset by a decrease in accounts receivable of $743,070, were the primary drivers of the net cash provided by operating activities. For the year ended December 31, 2022, our net income of $978,815, offset by decreases in inventories of $521,299, deferred revenue of $294,043 and accounts receivable of $283,543, were the primary drivers of the net cash used in operating activities.

Net cash used in investing activities was $33,466 for the six months ended June 30, 2024, as compared to $49,790 for the six months ended June 30, 2023. The net cash used in investing activities for both periods consisted entirely of purchases of property and equipment.

Net cash used in investing activities was $73,087 for the year ended December 31, 2023, as compared to $116,923 for the year ended December 31, 2022. The net cash used in investing activities for the year ended December 31, 2023 consisted entirely of purchases of property and equipment, while the net cash used in investing activities for the year ended December 31, 2022 consisted of purchases of property and equipment of $125,813, offset by proceeds from the disposal of property and equipment of $8,890.

Net cash used in financing activities was $144,419 for the six months ended June 30, 2024, as compared to $295,908 for the six months ended June 30, 2023. The net cash used in financing activities for the six months ended June 30, 2024 consisted of payment of offering costs of $259,894 and repayments of borrowings of $52,390, offset by utilization of bank overdraft of $167,865, while the net cash used in financing activities for the six months ended June 30, 2023 consisted of payment of offering costs of $242,096 and repayments of borrowings of $53,812.

Net cash used in financing activities was $442,794 for the year ended December 31, 2023, as compared to $106,199 for the year ended December 31, 2022. The net cash used in financing activities for the year ended December 31, 2023 consisted of payment of offering costs of $338,967 and repayments of borrowings of $103,827, while the net cash used in financing activities for the year ended December 31, 2022 consisted entirely of repayments of borrowings.

Term Loans

On July 23, 2020, we entered into a term loan agreement with a bank institution for a total facility of $240,211 with a maturity date 66 months from the drawdown date, August 28, 2020, for our working capital requirements. This loan has a moratorium period of six months on both principal and profit and we shall make 60 monthly instalments commencing on March 29, 2021. The loan bears an interest rate of 3.5% per annum. This loan is secured by an asset sale agreement over Shariah compliant commodities, joint and several guarantees of certain directors of Win-Fung and a corporate guarantee provided by the Credit Guarantee Corporation Malaysia Berhad (CGC).

On August 17, 2020, we entered into a term loan agreement with a bank institution for a total facility of $239,499 with a maturity date 180 months from the drawdown date, December 8, 2020, where the first instalment commenced on January 1, 2021. The loan bears an interest rate of 3.2% per annum. This loan is secured by several asset sale agreements over Shariah compliant commodities, several joint and several guarantees of certain directors of Win-Fung, a legal charge over Win-Fung’s factory and a letter of subordination of advances from directors.

Both term loans are structured as a cost-plus-profit sale contract, which is a method of sale with a mark-up price where we make payment over an agreed period of time. The underlying asset for the sale transaction is a specific tradable Shariah-compliant commodity, facilitated by an asset sale agreement. In the event of default, where any payment remains outstanding for three (3) consecutive months or if the account is in excess of the limit for three (3) consecutive months, the bank reserves the right to increase the profit margin of the effective profit rate to base financing rate + 2.5% per annum, or 1.0% per annum above the effective profit rate (if the effective profit rate is base financing rate + 2.5% per annum and above), or the Default Rate, on the amount outstanding. For term financings with monthly repayments, the Default Rate may be charged if payments remain due and unpaid for three (3) months from the first day of default. The asset sale agreements include customary clauses such as negative covenants, which prohibit actions without the lender’s consent, including incurring additional indebtedness, to alter our issued capital, undertake any merger, consolidation, reorganization or amalgamation and make any prepayment of any advances or financing by our shareholders, directors, or related company. Notwithstanding any non-payments to the bank, certain events of default could lead to termination of the term loans, such as the failure to observe or perform the terms and conditions of the agreements or events significantly affecting liability to perform or comply with the terms therein.

As security for the loan, the bank requires that the property of Win-Fung’s factory to be charged to the bank as collateral.

Please see Exhibits 10.3, 10.4, 10.5, 10.6 and 10.7 to the registration statement of which this prospectus forms a part for copies of the agreements relating to these loans.

Material Cash Requirements

Capital Expenditures

We made capital expenditures of $33,466 and $49,790 during the six months ended June 30, 2024 and 2023, respectively, and $125,813 and $73,087 during the years ended December 31, 2022 and 2023, respectively. In these periods, our capital expenditures were mainly used for the purchase of new equipment for manufacturing and operations. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering, and other financing alternatives. We plan to continue to make capital expenditures to meet the needs from the growth of our business.

Contractual Obligations and Commitments

The following table summarizes our material contractual obligations and commitments as of June 30, 2024:

Contractual Obligations and Commitments	Total	Less than 1 year	1-2 years	3-5 years	More than 5 years
Bank loans	$484,383	$94,936	$180,290	$86,500	$122,657
Operating lease obligations	$48,789	$34,432	$13,788	$569	$-
Total	$533,172	$129,368	$194,078	$87,069	$122,657

Trend Information

We believe the following trends are likely to affect the industries we operate in or are related to and, as a result, our Company, if they continue in the future:

●	Increasing demand in other industries: The global FRP market is experiencing steady growth due to rising demand in sectors such as construction, automotive, and aerospace. We believe this trend will benefit our business, allowing us to leverage our extensive experience and product quality to capture new market opportunities.

●	Technological advancements: Ongoing advancements in FRP production technology can lead to more efficient manufacturing processes and the creation of innovative products. By staying at the forefront of these developments, we can maintain our competitive edge.

●	Environmental regulations: Stricter environmental regulations worldwide are driving the adoption of FRP products, particularly in industries such as water and wastewater treatment. We believe our compliance with these environmental standards positions us well to meet the growing demand for eco-friendly solutions.

●	Macroeconomic conditions: Global economic factors, including fluctuations in raw material prices and currency exchange rates, can impact our operating costs and pricing strategies. We continuously monitor these factors to mitigate potential adverse effects on our financial performance.

●	Customer preferences: There is a growing preference for customized FRP solutions tailored to specific industry needs. We believe our ability to offer bespoke products will likely enhance customer satisfaction and loyalty, contributing to our revenue growth.

●	Demand for lightweight composites: Various industries are increasingly seeking lightweight composites to reduce their carbon footprint. Fiberglass, known for its lightweight and strong properties, is in demand for applications such as construction, automotive, and wind energy. Increased government investments in energy-efficient buildings are likely to reinforce this trend.

●	Renewable energy: The expansion of renewable energy sources, including wind and tidal power, is driving demand for fiberglass in the manufacturing of electrical devices. We believe this sector will also present opportunities for our fiberglass tank applications.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign exchange rates as well as, to a lesser extent, inflation.

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. Our cash and short-term investments include cash in readily available checking accounts and guaranteed investment certificates. These securities are not dependent on interest rate fluctuations that may cause the principal amount of these assets to fluctuate.

Foreign Currency Exchange Risk

The majority of our cash flows, financial assets and liabilities are denominated in RM, which is our functional currency. We are exposed to financial risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the proportion of our business transactions denominated in currencies other than RM, primarily for capital expenditures, debt and various operating expenses such as salaries and professional fees. We do not currently use derivative financial instruments to reduce our foreign exchange exposure and management does not believe our current exposure to currency risk to be significant.

We estimate that we will receive net proceeds of approximately $8,050,000 in this offering, based upon an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, assuming no exercise of the over-allotment option and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into RM, a 10.0% appreciation of the U.S. dollar against RM, from the exchange rate of RM4.7157 per US$1.00 as of June 28, 2024 to a rate of RM5.18727 per US$1.00, will result in an increase of approximately RM3,796,139 in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against RM, from the exchange rate of RM4.7157 per US$1.00 as of June 28, 2024 to a rate of RM4.24413 for US$1.00, will result in a decrease of RM3,796,139 in our net proceeds from this offering.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition. We follow the guidelines of ASC 606 for revenue recognition. According to ASC 606, revenue is recognized when control of promised goods or services is transferred to the customer in an amount that reflects the consideration we expect to be entitled to receive in exchange for those goods or services. The timing of revenue recognition, whether at a point in time or over time, is determined by when control of the goods and services is transferred to the customer.

We are principally engaged in manufacturing and selling fiberglass products. Revenue is recognized as the customer obtains control of the goods as outlined in the agreed-upon contract (i.e., performance obligations) with certain specifications and requirements for the products. We recognize revenue at the point in time in which the performance obligation is fully satisfied by transferring control of the promised goods to the customer, which, in this case, occurs upon the delivery of goods to the customer.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation.

We also provide installation services after delivery of products and maintenance services either separately or together with selling of products. We determine that installation and maintenance services are distinct from the manufacturing and selling of products as the customer can benefit from these services independently of the products and the customer has the option to engage third-party contractors for these services. We determine the selling prices for installation and maintenance service to allocate the transaction price appropriately. Revenues from installation and maintenance services are recognized at the point in time when the services are completed and the customer can benefit from the results of the services. We recognize revenue from installation and maintenance services upon completion of the services, as this is when control transfers to the customer. Upon completion of installation and maintenance services, we issue billing to the customer. Revenue is recognized at the point in time when the services are completed, as we have an enforceable right to payment for the performance completed.

For certain contracts, we provide warranties ranging from 12 months to 84 months for moving and non-moving parts of the products. Warranties are classified as either assurance type or service type. A warranty is considered an assurance type if it provides the consumer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model. A service type warranty is either sold with a unit or separately for units for which the warranty has expired. Revenue is then recognized over the life of the warranty.

The warranties provided by us not only provide the customer with assurance that the product will function and comply with agreed-upon specifications but also include services-typed warranties in addition to the assurance, such as providing remedy work at the customer’s site. We recognize that the promised warranty service is a separate performance obligation in accordance with ASC 606-10-55-33. As the warranty is a distinct performance obligation, we allocate a percentage of the contract price to warranty service income, based on the agreed contract terms with the customer. The warranty service income is recognized as deferred revenue, indicating that the service has been promised to the customer but has not yet been fulfilled. Subsequently, the deferred revenue is recognized in the income statement over the warranty coverage period.

For downpayments collected from customers upon inception of the contract and scheduled payments received before we satisfy our performance obligation (e.g., delivery of the product), we record these amounts as deferred revenue on the basis that we have an unconditional right to receive consideration, as outlined in the contract terms in accordance with ASC 606-10-45-2.

Deferred revenue is a contract liability that we are obligated to deliver the product to the customer for which we have received consideration or unconditional right to receive consideration from the customer. When we satisfy our performance obligation, which is upon the delivery of the product to the customer, the deferred revenue is recognized to the income statement.

Total deferred revenue recognized as revenue during the six months ended June 30, 2024 and 2023 was $1,156,818 and $363,809, respectively, and was $688,567 and $1,025,995 during the years ended December 31, 2023 and 2022, respectively. Our unfulfilled performance obligations as of June 30, 2024 and December 31, 2023 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $34,111 and $84,143, respectively, which is fulfilled over the warranty period. The deferred revenue related to delivery of products amounts to $745,590 and $761,737 as of June 30, 2024 and December 31, 2023, respectively.

We also provide technical services and transportation arrangements to customers, and the revenue is recognized upon services provided.

Accounts Receivables and Allowance for Expected Credit Losses. Accounts receivable are recorded at the sales price of products sold to customers on trade credit terms less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based on our assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect our customers’ ability to pay. We write off accounts receivable against the allowance for expected credit loss when a balance is determined to be uncollectible. As of June 30, 2024, December 31, 2023 and 2022, allowance for expected credit loss of $310,764, $297,808 and $178,146, respectively, were accrued and included in administrative expenses.

Land Use Right. Land use right is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated term of the land use right. We have a land use right to 7,967.24 square meters of land. The term of the land use right is 99 years, starting from August 16, 1969 and expiring on August 15, 2068. The land use right is solely for industrial land use purpose. We purchased the land use right for a total consideration of approximately $361,000 on July 9, 2007. The land use right was amortized over its remaining estimated useful life on a straight-line basis. The land use right was pledged to bank as a security for bank borrowings as described above.

Impairment of Long-lived Assets. We evaluate the long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, we evaluate the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, we recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Based on our assessments, no impairment losses were recorded for the six months ended June 30, 2024 and 2023 or for the years ended December 31, 2023 and 2022.

Warranty. We provide warranty periods ranging from 12 months to 84 months for both moving and non-moving parts of our products. Standard warranties, encompassing repair, replacement, or return for product defects, are accrued in accordance with ASC 460. It involves considerations of historical data, expected repair and replacement costs, and post-delivery warranty issues. We continually review these warranties and will make adjustments to accruals accordingly in response to changes in experience or cost trends. Historical records indicate minimal customer return and warranty claims. As of June 30, 2024, December 31, 2023 and 2022, we have not recorded significant warranty accruals as the historical claims have been immaterial.

Fair Value Measurements. We measure and disclose certain financial assets and liabilities at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used to measure fair value are classified using the following hierarchy:

●	Level 1. Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●	Level 2. Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

●	Level 3. Inputs are unobservable for the asset or liability and include situations in which there is little, if any, market activity for the asset or liability. The inputs used in the determination of fair value are based on the best information available under the circumstances and may require significant management judgment or estimation.

We endeavor to utilize the best available information in measuring fair value. Our financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses reflected as current assets and current liabilities, bank borrowings and lease liabilities. Due to the short-term nature of these instruments, management considers their carrying value to approximate their fair value.

Our non-financial assets, such as property and equipment, land use rights and right of use assets, would be measured at fair value only if they were determined to be impaired. Management applies fair value measurement guidance to its impairment analysis for tangible assets.

Leases. We determine if an arrangement is a lease at inception. Determining whether a contract contains a lease includes judgments regarding whether the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. We account for leases in accordance with ASC Topic 842, Leases, for our lease-related assets and liabilities based on their classification as operating leases or finance leases. For all arrangements as a lessee, we have elected an accounting policy to combine non-lease components with the related-lease components and treat the combined items as a lease for accounting purposes. We measure lease related assets and liabilities based on the present value of lease payments, including in-substance fixed payments, variable payments that depend on an index or rate measured at the commencement date, and the amount we believe is probable that we will pay the lessor under residual value guarantees when applicable. We discount lease payments based on our estimated incremental borrowing rate at lease commencement (or modification), which is primarily based on our estimated credit rating, the lease term at commencement, and the contract currency of the lease arrangement. We have elected to exclude short term leases (leases with an original lease term less than one year) from the measurement of lease-related assets and liabilities.

Recent Changes in Accounting Policies

We have evaluated all the recently issued, but not yet effective, accounting standards that have been issued or proposed by the Financial Accounting Standards Board, or FASB, or other standards-setting bodies and do not believe the future adoption of any such standards will have a material impact on our consolidated financial statements.

In July 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in ASU 2023-07 improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The adoption of this guidance did not have a material impact on our financial position, results of operations and cash flows.

On December 14, 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” to enhance the transparency and decision usefulness of income tax disclosures. The amendments require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pre-tax income or loss by the applicable statutory income tax rate). In addition, public business entities are required to provide certain qualitative disclosures about the rate reconciliation and the amount of income taxes paid (net of refunds received) disaggregated (1) by federal (national), state, and foreign taxes and (2) by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). For public business entities, the standard is effective for annual periods beginning after December 15, 2024. The amendments in this ASU require accumulative effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. We are evaluating the impact of this standard on our consolidated financial statements.

We review new accounting standards as issued but not yet effective. Management has not identified any other new standards that it believes will have a significant impact on our consolidated financial statements.

industry

The information presented in this section has been derived from the Protégé Report commissioned by us and prepared by Protégé Associates, an independent research firm, regarding the FRP industry and the Malaysian FRP market.

The FRP Industry

FRP is a composite material made up of a polymer that is reinforced with fibers. In general, the polymers used include epoxy, vinyl ester and polyester, while the fibers used include glass, carbon, aramid and basalt. The combination of fibers and polymers provide FRP with unique properties such as high strength, stiffness and durability. This has enabled FRP to be utilized in a wide and diverse range of industries and applications, including the construction, aerospace, marine, electrical, as well as chemical industries.

Within the construction industry, FRP is used in the manufacture of panels, roofing, cladding and reinforcement bars. In the automotive industry, FRP can be used in applications such as making body panels, bumpers, and spoilers. FRP is used in making aircraft parts such as wings, fuselage, and tail sections in the aerospace industry, while in the marine industry, FRP is utilized in making the body parts of boats, yachts and ships. In the electrical industry, FRP can be used for making insulators, transformers, and switchgear. FRP is also used in applications in the chemical industry including making storage tanks, pipes and ducts.

Based on the fibers used, the industry can be widely categorized into the following types of products: glass fiber reinforced plastics, or GFRP, carbon fiber reinforced plastics, or CFRP, aramid fiber reinforced plastics, or AFRP, and basalt fiber reinforced plastics, or BFRP. Each type of product is used in different applications in various industries.

Source: Protégé Report

FRP is used in a growing number of applications across various industries. Designs that require lighter materials, precision engineering with higher tolerances or even simple components have increasingly been manufactured using FRP. These FRP products are cheaper, faster and easier to manufacture than cast aluminum or steel, and often have better tolerance and material strength. At the same time, FRP is also ideal for designs that require higher strength than that of non-reinforced plastics.

The Malaysian FRP Market

The Malaysian economy registered slower positive growth in 2023 due to factors such as tighter credit conditions and weakening global demand. According to the BNM, which is the central bank of Malaysia, economic growth in Malaysia slowed to 3.7% in 2023, down from 8.7% in the previous year. The BNM has also been increasing the OPR since May 2022. Over the span of 12 months, the OPR has been raised 5 times, with the latest increase of 25 basis points in May 2023 pushing the OPR to 3.00%. Notwithstanding the above, the local FRP industry is expected to withstand any potential slowdown fairly well.

The local FRP industry is dependent on the performance of its end-user markets. The local manufacturing and construction industries both continued to register positive growth in 2023, whereby the local manufacturing and construction industries expanded by 0.7% and 6.1%, respectively, in 2023.

According to the Protégé Report, the FRP industry in Malaysia was valued at RM241.0 million (approximately $51.11 million) in 2022, an increase of 6.4% compared to the previous year’s RM226.5 million (approximately $48.03 million). We believe that the rise in the value of the industry is likely due to an increase in manufacturing activities following the resumption of business operations and return of consumer confidence following the COVID-19 pandemic. According to the Protégé Report, the local FRP industry is estimated to grow to RM249.2 million (approximately $52.84 million) in 2023 and is projected to expand at a compound annual growth rate of 5.3%, reaching RM311.6 million (approximately $66.08 million) in 2027.

Estimated Market Size and Growth Forecast for the FRP Industry in Malaysia, 2021-2027

Year	Market Size (RM million)	Market Size ($ million)	Growth Rate (%)
2021	226.5	48.03	-
2022	241.0	51.11	6.4
2023	249.2	52.84	3.4
2024[f]	261.7	55.50	5.0
2025[f]	276.1	58.55	5.5
2026[f]	292.6	62.05	6.0
2027[f]	311.6	66.08	6.5

Source: Protégé Report

bUSINESS

Overview

We are a manufacturer of FRP products based in Malaysia. For over 30 years, we have been providing high-quality and durable FRP products to various industries, including, among others, chemical processing, water and wastewater treatment, and power generation.

Our products range from tanks, pipes, ducts, gratings and other custom-made FRP products. We use advanced production technology and equipment and have obtained various certifications, including an ISO 9001:2015 certification from NQA. Our manufacturing capabilities allow us to design and fabricate products that meet the specific needs of our clients, ensuring high-quality and reliable performance.

Corporate History and Structure

We were incorporated as a Cayman Islands exempted company on March 7, 2023. Win-Fung was incorporated in Malaysia on March 28, 1984.

On June 21, 2023, we completed a corporate reorganization pursuant to a share sale and purchase agreement that we entered into with Win-Fung and its shareholders on May 23, 2023. Pursuant to the reorganization, we acquired all of the issued and outstanding equity interests of Win-Fung in exchange for which we issued 22,949,999 ordinary shares to the shareholders of Win-Fung. As a result of this reorganization, Win-Fung became our wholly owned subsidiary and the shareholders of Win-Fung became our shareholders. We do not have any other subsidiaries.

Products and Services

We sell a broad range of FRP products, including filament wound and molded tanks, thermoplastic tanks, lining products, ducting and fitting products, air pollution control equipment and custom made products. We also offer delivery, installation and repair and maintenance services, as well as on-site consultation services.

FRP Filament Wound and Molded Tanks

A FRP filament wound tank is a type of FRP tank that is manufactured using a process called filament winding. This process involves wrapping fiberglass filaments with or without a rotating mandrel/tank, which creates a seamless, high-strength tank.

A FRP molded tank is a type of FRP tank that is manufactured using a process called molding. This process involves forming a tank by applying layers of fiberglass and resin to a mold, which is then cured to create a solid and seamless tank.

Both FRP filament wound and molded tanks are commonly used in the chemical processing, water and wastewater treatment, and oil and gas industries to store corrosive liquids and chemicals. They are also used in the transportation and storage of fuels and other liquids. The benefits of FRP filament wound and molded tanks include their high strength, durability and resistance to corrosion, making them suitable for use in harsh environments where other materials may fail. They are also lightweight, which makes them easy to transport and install, and have a long service life, reducing the need for costly replacements.

FRP filament wound and molded tanks can be custom-designed to meet specific project requirements, including size, shape and capacity. They can also be manufactured to meet various industry standards and certifications, such as ASME RTP-1, ASTM D3299, BS 4994, BS EN 13121.

Overall, FRP filament wound and molded tanks offer a reliable and cost-effective solution for the storage of corrosive liquids and chemicals.

(sample of filament wound)	(sample of moulded tank)

FRP Thermoplastic Tanks

FRP thermoplastic tanks are storage tanks made from a combination of FRP and thermoplastic materials. In FRP thermoplastic tanks, the thermoplastic materials are used as a lining or coating over the FRP structure to provide additional corrosion resistance, chemical resistance and mechanical strength. The most commonly used thermoplastic materials for tank linings include polyvinyl chloride, polyethylene, polypropylene and fluoropolymers such as polyvinylidene fluoride and ethylene tetrafluoroethylene.

FRP thermoplastic tanks are commonly used in various industries for the storage of chemicals, acids and other corrosive liquids. They offer a number of advantages over traditional storage tank materials such as steel and concrete, including a high strength-to-weight ratio, excellent resistance to corrosion and chemical attack, and ease of fabrication and installation.

(sample of thermoplastic)

FRP Lining

FRP lining is a process of lining the interior of pipes, tanks and other equipment with a layer of fiberglass to protect them from corrosion and erosion. This process involves applying a layer of resin-saturated fiberglass mat or fabric to the surface of the equipment until the desired thickness, which is then cured to form a hard, durable lining.

FRP lining is commonly used in the chemical processing, oil and gas, and water treatment industries to protect equipment from the corrosive effects of chemicals, salts and other corrosive materials. The process is also used to repair damaged equipment, extend the service life of existing equipment, and to improve the performance and efficiency of equipment by reducing friction and improving flow characteristics. The process is also cost-effective compared to other methods of protecting equipment from corrosion, such as replacing the equipment or using more expensive materials.

(sample of FRP lining)

FRP Ducting and Fitting

FRP ducting and fittings are components made from FRP that are used to construct ducting systems in various industries. FRP ducting and fittings are lightweight, strong and highly resistant to corrosion, making them ideal for use in harsh environments where traditional materials such as steel or concrete may fail.

FRP ducting and fittings are commonly used in industries such as chemical processing, water treatment and power generation, where they are used to transport gases and liquids in a safe and efficient manner. They are also used in HVAC (heating, ventilation, and air conditioning) systems, where they help to distribute air and maintain a comfortable indoor environment.

Some common types of FRP ducting and fittings include elbows, tees, reducers, flanges and dampers. These components can be custom-designed and fabricated to meet specific project requirements and can be easily installed using standard tools and techniques.

(sample of ducting)

FRP Air Pollution Control Products

We also offer a variety of air pollution control systems made from FRP that are designed to remove pollutants and contaminants from industrial exhaust streams. FRP air pollution control equipment includes components such as scrubbers, filters, adsorbers and thermal oxidizers, which are used to capture, neutralize or destroy harmful pollutants such as gases, particulates and volatile organic compounds. These systems are used in a wide range of industries, including chemical processing, power generation and wastewater treatment, to help reduce air pollution and comply with environmental regulations.

FRP air pollution control systems offer several benefits over traditional air pollution control equipment made from metals such as steel or aluminum. FRP is highly resistant to corrosion, which is a common problem in industrial environments where pollutants and contaminants can cause rapid degradation of metal equipment.

The benefits of FRP air pollution control equipment include improved performance, reduced maintenance costs, increased service life, and compliance with environmental regulations. They are a popular choice for many industries looking to reduce their environmental impact and improve their sustainability.

(sample of air pollution control product)

FRP Custom Made Products

We also offer FRP products that are custom-designed and fabricated to meet specific project requirements. These products can be made in a wide range of shapes, sizes and configurations, and can be tailored to meet the specific needs of a particular application or project.

The advantages of FRP custom-made products include the ability to design and fabricate products that meet specific project requirements, including size, shape and performance characteristics. FRP custom-made products are also highly durable and resistant to corrosion, making them suitable for use in harsh environments where other materials may fail. Additionally, FRP custom-made products are lightweight, easy to install, and require minimal maintenance, making them a cost-effective solution for many applications.

The process of designing and fabricating FRP custom-made products typically involves working closely with the customer to understand its specific needs and requirements.

(sample custom made products)

FRP Related Services

We also offer a range of services to supplement our FRP manufacturing activities, including on-site consultation services, delivery and installation, as well as repair and maintenance services. On-site consultation services generally involve on-site inspection on old/existing FRP products, whereby we provide feedback on whether damaged or faulty products require replacement, repair or maintenance services. We also provide delivery and installation services for our products on request of customers. Depending on the size and volume of the product, our own fleet or a third-party transporter will be used to deliver the products. Our services extend to the provision of FRP lining for customer products or sites. If a metal tank or concrete floor is used in a corrosive environment, we can add FRP lining for these tanks or flooring for protection purposes.

Manufacturing, Distribution and Quality Control

Our manufacturing operations are conducted at our facility in Malaysia. The FRP manufacturing process generally entails two steps: making the fibrous material and bonding the material with a polymer plastic. The fiber preforms are manufactured through weaving, braiding, stitching and knitting. These fiber preforms are usually made into sheets, continuous mats or as continuous filaments for spray applications. A rigid structure is generally used to establish the shape of the FRP components. Most FRP parts are formed using a mold. The molding process begins with placing the fiber preform that has been wetted with polymer or resin on or in the mold. The product is then cured in the mold so that the polymer and fibers form the shape created by the mold. Heat, pressure, or both, are sometimes used to cure the FRP.

All of our manufacturing operations are conducted in accordance with ISO 9001 and applicable regulatory standards. We place special emphasis on quality control. We have inventory control systems at our facility that track each manufacturing and packaging component as we receive it from our supply sources through manufacturing and delivery of each product to customers. Our manufacturing capabilities allow us to design and fabricate products that meet the specific needs of our clients, ensuring high-quality and reliable performance.

We believe that our existing manufacturing capacity is sufficient for our near-term requirements. However, we do plan to increase our production capacity by procuring another two-acre factory using a portion of the proceeds from this offering. This factory is expected to have a production space of around 40,000 feet, which would increase our current production floor capacity by 150%. As of the date of this prospectus, we have not entered into any letter of intent, agreement or other undertakings for this planned expansion.

Raw Materials and Suppliers

Our products are made from several basic raw materials and finished goods, including resin, chopped strand mat, woven roving, grating, hollow section, c-channel, plywood and ethylene propylene diene monomer sheets. These materials are readily available and are competitively priced.

Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. However, from time to time, unpredictable fluctuations in the supply and demand may affect price, quantity, availability, or selection of raw materials. Although we cannot be sure that our sources of supply for our principal raw materials will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost-effective manner if our current sources become inadequate. No single supplier accounted for more than 10% of our total purchases for the six months ended June 30, 2024 and 2023 or for the years ended December 31, 2023 and 2022, and due to the availability of numerous alternative raw material suppliers, we do not believe that the loss of any single raw material supplier would have a material adverse effect on our financial condition or results of operations. See also “Risk Factors—Risks Related to Our Business and Industry—We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.”

We believe that our strong relationships with suppliers yield high quality, competitive pricing and overall good service to our customers.

Customers, Sales and Marketing

We primarily sell our products to customers in the chemical processing, water and wastewater treatment, and power generation industries in Malaysia and internationally. For the six months ended June 30, 2024, approximately 39% of our revenues were generated from sales in Malaysia, with the remaining revenues generated from Singapore (49%) and Australia (12%), while for the six months ended June 30, 2023, approximately 45% of our revenues were generated from sales in Malaysia, with the remaining revenues generated from Singapore (21%), Australia (20%), the United States (11%) and the South Asia region (3%). For the year ended December 31, 2023, approximately 43% of our revenues were generated from sales in Malaysia, with the remaining revenues generated from Singapore (32%), Australia (16%), the United States (5%) and the South Asia region (4%), while for the year ended December 31, 2022, approximately 70% of our revenues were generated from sales in Malaysia, with the remaining revenues generated from Singapore (13%), Australia (15%) and the South Asia region (2%).

We do not have long-term contracts with our customers and primarily sell our products on the basis of individual purchase orders or on a per project basis. For the six months ended June 30, 2024, one customer accounted for approximately 33% of our revenue and for the year ended December 31, 2023, this customer accounted for approximately 14% of our revenue. No single customer accounted for more than 10% of our revenue for the six months ended June 30, 2023 or for the year ended December 31, 2022. The loss of any major customer could have a material adverse effect on our results of operations. See also “Risk Factors—Risks Related to Our Business and Industry—A significant portion of our revenue has recently been generated from one customer and a loss of this customer, or any other key customers, could adversely affect our results of operations.”

In Malaysia, we plan to set up a secondary workshop in Kuching Sarawak, East Malaysia by 2025 to better serve the markets in Sarawak and Sabah as we believe there is a significant potential for expansion in this region of Malaysia. Our expansion strategy includes entering the local decentralized sewage system market to enhance hygiene, addressing the geographical challenges faced by the population. We intend to identify a local business partner or acquire an existing manufacturing plant with compatible experience and technologies within 12-18 months following the completion of this initial public offering. We intend to expand into the local decentralized sewage system to improve the hygiene due to the geographical challenge of the population. As of the date of this prospectus, we have not identified any specific acquisition targets or entered into any letter of intent, agreement or other undertakings for such planned acquisitions. In Peninsula Malaysia, or West Malaysia, within 24 months following the completion of this initial public offering, we plan to (1) expand our headquarters facilities by acquiring land, constructing a new plant, and securing the quota for hiring foreign labor, (2) invest in automation systems to enhance efficiency, productivity, and quality and (3) establish a medium-sized manufacturing facility in the southern region of Peninsular Malaysia to support the southern region and Singapore. We currently do not expect any material obstacle to overcome in expanding our operations in Malaysia.

We plan to continue exploring opportunities with additional market players in the environmental, air, and odor control systems sector in Australia. To support this, we will hire a general manager based in Malaysia to oversee our future operations in the Australian market. Additionally, within 9 months of the initial public offering, we intend to recruit a full-time technical sales person or agent with experience in related businesses to be based in Australia. We also aim to identify an existing Australian manufacturer for potential business collaboration or acquisition within 24 months following the completion of this initial public offering. As of the date of this prospectus, we have not identified any specific acquisition targets in Australia. We recognize that expanding our business in Australia presents various challenges and obstacles, including, but not limited to, unfamiliarity with and the burdens of complying with foreign laws, accounting and legal standards, regulatory requirements, tariffs, and other barriers. We also anticipate difficulties in adapting to differing technology standards, as well as challenges arising from managing a dispersed workforce and the complexities of foreign employment.

Currently, our marketing department at our headquarters is responsible for promotional efforts. In doing so, our sales staff works closely with our customers to understand their needs and provide feedback to us so that we can better address their needs and improve the quality and features of our products.

We also engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. For instance, we participated in the AsiaWater Conference in Kuala Lumpur, Malaysia and the OzWater Conference in Melbourne, Australia in April 2024. We believe these activities are beneficial to promoting our products and brand name among key industry participants.

Competition

The FRP industry in Malaysia is a stable market, with less than an estimated 50 FRP product manufacturers and suppliers in Malaysia, according to the Protégé Report. Generally, these manufacturers tend to offer more than one type of FRP product. For example, a manufacturer that offers FRP tanks (including round tanks, rectangular and square tanks) may also offer panel tanks as well as other related products such as FRP pipes and ducts. The same manufacturer may also branch out into the manufacture of other types of FRP products such as gratings, ladders, handrails and even sculptures. Some of these manufacturers include Aceon Composite Sdn Bhd, Cradotex (M) Sdn Bhd, Heng Lee Composite Engineering Sdn Bhd, Hexagon MF Composite Sdn Bhd, Intralink Techno Sdn Bhd, Joncan Composites Sdn Bhd, Mui Fatt Industries Sdn Bhd, Nova FRP Sdn Bhd, Win-Han FRP Technology Sdn Bhd and Yunku FRP Sdn Bhd.

At the same time, there are also industry players in the FRP industry that serve as suppliers of FRP products. These suppliers generally do not have manufacturing capabilities and source FRP products from other manufacturers. They serve as consultants and installers of FRP products. Some of these suppliers may also distribute products made from other materials such as steel or stainless steel, concrete or rubber. Some of these suppliers include Berjaya Bintang Timur Sdn Bhd, FRP Trading Sdn Bhd and WT TankPro Sdn Bhd.

Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Diverse product and service offerings. We offer a broad range of FRP products, including tanks, pipes, ducts, gratings, and other custom-made FRP products. We also offer consultation, delivery, installation and repair and maintenance services provided by our highly knowledgeable personnel.

●	In-house design team providing customized solutions. We have an in-house design team that can provide customized solutions and design calculations, which allows us to tailor our products and services to meet our customers’ unique needs and requirements. Furthermore, having a strong design team can also improve the quality of our products and services, ensuring that they are efficient, reliable and safe. This can also lead to faster product development and reduce the need for outsourcing design work, which can be costly and time-consuming.

●	Advanced manufacturing capabilities. We use advanced production technology and equipment and have obtained various certifications, including an ISO 9001 certification. Many companies require their suppliers to be ISO 9001 compliant, so we believe that this certification differentiates us from our competitors. Additionally, ISO 9001 compliance helps us to reduce waste and improve efficiency, leading to cost savings and increased profitability. Our manufacturing capabilities allow us to design and fabricate products that meet the specific needs of our clients, ensuring high-quality and reliable performance.

●	Highly experienced, proven management team. We are led by an experienced management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our markets. Our most senior members of the management team have an average of over 24 years of experience in the FRP and related industries. The management team is led by Chee Hoong Lew, our Chief Executive Officer, who has over 24 years of experience in the FRP and related industries.

●	Commitment to sustainability and social responsibility. Our commitment to sustainability and social responsibility, including environmental responsibility, is evident through several initiatives. We have invested in solar panels to reduce our carbon footprint and promote the use of renewable energy. We have also implemented measures to reduce waste and pollution and demonstrated a strong alignment with environmental, social and governance, or ESG, principles.

Our Growth Strategies

The key elements of our strategy to grow our business include:

●	Increase production capacity and workforce. We plan to increase our production capacity by procuring another two-acre factory with a production space of around 40,000 feet, which would increase our current production floor capacity by 150%. We also plan to increase our workforce by adding an additional 50 workers and we plan to acquire a new hostel to house such workers in accordance with local requirements for worker accommodations. We plan to use 25% of the net proceeds from this offering to finance the acquisition of the two-acre factory, and 11% to fund the hiring of additional workers. As of the date of this prospectus, we have not entered into any letter of intent, agreement or other undertakings for the foregoing plans.

●	Expand product offerings. We plan to expand our product offerings by various methods. We plan to acquire a multi axil winder, a specialized machine, to venture into FRP filter housing business. We also plan to design and certify our own AMCA (Air Movement and Control Association) dampers (zero leak) for the air pollution industry. We may also expand our product offerings through acquisitions of businesses or companies that complement our product offerings. As of the date of this prospectus, we have not identified any specific acquisition targets or entered into any letter of intent, agreement or other undertakings for such planned acquisitions.

●	Expand into new markets. We continue to look for opportunities to expand into new markets. For instance, we plan to expand into the oil and gas industry. We also have plans to expand further in Australia.

Facilities

We own a plot of leasehold land bearing lot number H.S.(M) 1004, PT 3893 located in Kg. Baru Subang. The land size is approximately 7,967 square meters with a factory build up area of approximately 2,156.62 square meters and office build up area of approximately 465.18 square meters.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our businesses.

Employees

As of December 31, 2023, 2022 and 2021 we had 118, 97 and 95 full-time employees, respectively. As of November 14, 2024, we had 137 full-time employees. The following table sets forth the number of our full-time employees as of the date of this prospectus by function.

Function	Number of Employees
Senior Management	9
Director	3
Administrative, Finance and Human Resources	4
Sales and Marketing	6
Engineering/R&D	10
Purchasing	1
Quality Control	7
Store	1
Production	96
TOTAL	137

None of our employees is represented by labor unions, and we believe that we have an excellent relationship with our employees.

Under Employees Provident Fund Act 1991, our Malaysian subsidiary is required to make contributions, as employers, to the Employees Provident Fund for our employees who are Malaysian citizens, who are not Malaysian citizens but permanent residents in Malaysia and who are not Malaysian citizens who have elected to make such contributions. The contribution rates vary, depending on the monthly wages of our employees. Other than the contributions, we have no further obligation for the payment of retirement and other post-retirement benefits of our employees in Malaysia.

In Malaysia, we are required to comply with regulations governing employment such as the Employees Provident Fund Act 1991, Employees’ Social Security Act 1969, Employment Insurance System Act 2017, Income Tax (Deduction From Remuneration) Rules 1994, Minimum Wages Order 2022, Employees’ Minimum Standards of Housing, Accommodations and Amenities Act 1990 and Industrial Relations Act 1967 as described below. Most of our employment contracts provide that we shall make deductions from the employee’s salary for the purpose of paying the employees’ contributions to the relevant authorities in accordance with the prescribed rates of the stipulated laws. Most of our employment contracts also provide that, among others, our employees shall not at any time, either during the continuance of employment or thereafter, divulge any of the affairs or secrets of our company acquired in the course of employment in any manner which may injure or cause loss to our company to any party without our consent.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

Currently, almost all of our business operations are conducted in Malaysia. This section sets forth a summary of the most significant rules and regulations that affect our business activities in Malaysia and our Cayman Islands holding company’s duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Regulation on Manufacturing Activities

Industrial Co-ordination Act 1975

The Industrial Co-ordination Act 1975, or ICA, provides that no person shall engage in any manufacturing activity unless such person is issued with a license in respect of such manufacturing activity. Manufacturing activity is defined under the ICA as the making, altering, blending, ornamenting, finishing or otherwise treating or adapting any article or substance with a view to its use, sale, transport, delivery or disposal and includes the assembly of parts and ship repairing but shall not include any activity normally associated with retail or wholesale trade. Any person who fails to comply with such requirement is guilty of an offence and on conviction, is liable to a fine not exceeding RM2,000 (approximately $424) or to a term of imprisonment not exceeding 6 months and to a further fine not exceeding RM1,000 (approximately $212) for every day during which such default continues.

Win-Fung holds the manufacturing license, dated September 28, 2022, issued by the Ministry of International Trade and Industry pursuant to the ICA to carry out manufacturing activities and to act as licensed manufacturer with effect from August 19, 2022 for an indefinite term.

Occupational Safety and Health Act 1994

The Occupational Safety and Health Act 1994, as amended by the Occupational Safety and Health (Amendment) Act 2022, or OSHA, provides for legislature framework to secure the safety, health and welfare of persons at work and is administered by the Department of Occupational Safety and Health under the Ministry of Human Resource. OSHA applies to manufacturing industry which provides, among others, the requirements in respect of the general duties of employers and self-employed persons to their employees, general duties of designers, manufacturers and suppliers and general duties of employees. Any person who contravenes the provisions in relation to the general duties of employers and self-employed persons pursuant Part IV of OSHA shall be guilty of an offence and shall, on conviction, be liable to a fine not exceeding RM500,000 (approximately $106,029) or to imprisonment for a term not exceeding 2 years or to both.

As of the date of this prospectus, Win-Fung is in compliance with OSHA regulations without any material impact on our business.

Factories and Machinery Act 1967

The Factories and Machinery Act 1967, or the FMA, provides for the control of factories with respect to matters relating to the safety, health and welfare of persons therein and the registration and inspection of machinery. Under the FMA, no person shall operate or cause or permit to be operated any machinery in respect of which a certificate of fitness is prescribed, unless there is in force in relation to the operation of the machinery a valid certificate of fitness issued under the FMA. Any person who contravenes this requirement shall be guilty of an offence and shall, on conviction, be liable to a fine not exceeding RM150,000 (approximately $31,809) or to imprisonment for a term not exceeding 3 years or to both.

In accordance with the FMA, Win-Fung has renewed and obtained the four latest certificates of fitness issued under the FMA to operate the machineries, three of which expires on January 4, 2025 and one of which expires on June 17, 2025.

Street, Drainage and Building Act 1974

The Street, Drainage and Building Act 1974, or the SDBA, provides that any person who occupies or permits to be occupied any building or any part thereof without a certificate of completion shall, on conviction, be liable to a fine not exceeding RM250,000 (approximately $53,014) or to imprisonment for a term not exceeding 10 years or to both under the SDBA. The SDBA further provides that any person who, among others, deviates from any plan or specification approved by the local authority without the prior written permission of the local authority, or erects a building in contravention of the SDBA or of any of the by-laws made thereunder, shall be liable on conviction to a fine not exceeding RM50,000 (approximately $10,603) or to imprisonment for a term not exceeding 3 years or to both, and shall also be liable to a further fine of RM1,000 (approximately $212) for every day during which the offence is continued after conviction.

As of the date of this prospectus, Win-Fung is in compliance with the SDBA regulations and there is no material impact on our business.

Fire Services Act 1988

The Fire Services Act 1988, or the FSA, provides that every designated premise requires a fire certificate. The Fire Services (Designated Premises) Order 1998 amended by Fire Services (Designated Premises) (Amendment) Order 2020 provides that designated premises include factory complex. Under the FSA, where there is no fire certificate in force in respect of any designated premises the owner of the premises shall be guilty of an offence and shall, on conviction, be liable to a fine not exceeding RM50,000 (approximately $10,603) or to imprisonment for a term not exceeding 5 years or to both.

Based on the letter, dated August 4, 2023, issued by the Fire and Rescue Department of Malaysia, the Fire and Rescue Department of Malaysia confirmed that the premises occupied by us does not fall within the scope of designated premises under the FSA and the fire certificate is not required.

Regulations on Environmental Matters

The Environmental Quality Act 1974, or the EQA, provides for various aspects of environmental pollution which include restrictions in relation to air pollution, noise pollution, soil pollution, pollution of inland waters and pollution of discharge of oil into Malaysian waters. Any person who contravenes such restrictions stipulated under EQA shall be guilty of an offence and shall, on conviction, be liable to a fine not less than RM50,000 (approximately $10,603) and not exceeding RM1,000,000 (approximately $212,058) or to imprisonment for a period not exceeding 5 years or to both.

In the course of its operations, Win-Fung observes and adheres to all material environmental laws, regulations and requirements. As of the date of this prospectus, we are not aware of any potential material environmental issues that may affect our utilization of property, plant and equipment.

Regulation on Construction Work

The Construction Industry Development Board Act 1994, or the CIDBA, provides that no person shall carry out or complete or undertake to carry out or complete any construction work or hold himself out as a contractor, unless such person is registered with the Construction Industry Development Board Malaysia, or CIDBM, and holds a valid certificate of registration issued by the CIDBM. The CIDBA further provides that any person who contravenes this requirement shall be guilty of an offence and shall, on conviction, be liable to a fine of not less than RM10,000 (approximately $2,121) but not more than RM100,000 (approximately $21,206).

Win-Fung has renewed and obtained the latest registration of certificate with CIDBM issued pursuant to the CIDBA expiring on June 28, 2026 to carry out any construction work.

Regulation on Business Licenses

The Local Government Act 1976 provides a local authority with the power to grant a license or permit for any trade, occupation or premises. Such license may be subject to such conditions and restrictions as the local authority may think fit. This license is generally required if a business occupies an office for business use or erects a signboard. Every person to whom a license has been granted shall exhibit the license at all times in some prominent place on the licensed premises and shall produce such license if required to do so by any officer of the local authority authorized to demand the same. Any person found guilty of an offence shall on conviction be liable to a fine not exceeding RM500 (approximately $106) or to imprisonment for a term not exceeding 6 months or to both.

In accordance with the licensure requirement of the Local Government Act 1976, Win-Fung has renewed and obtained two latest business operation licenses for its use of the business premise, expiring on August 14, 2025 and October 14, 2025, respectively.

Regulations on Employment

Employment Act 1995

The Employment Act 1955, or the EA, is the principal law that governs and regulates all labor relations including contracts of service, payment of wages, employment of women, maternity protection, hours of work, holidays, leave policy, termination, layoff, retirement benefits, and employment of foreign employees. When the Employment (Amendment) Act 2022 and the Employment (Amendment of First Schedule) Order 2022 came into force on January 1, 2023, the scope of application of the EA has been expanded from the previous limited category of employees receiving monthly wages of RM2,000 (approximately $424) and below, to a broader category of protecting any person who has entered into a contract of service irrespective of their monthly wages under the current EA. Any person who commits any offence under, or contravenes any provision of the EA, shall be guilty of an offence and shall on conviction be liable to a fine not exceeding RM50,000 (approximately $10,603).

Employees Provident Fund Act 1991

The Employees Provident Fund Act 1991, or the EPF Act, provides for the law relating to a scheme of savings for employees’ retirement and the management of the savings for retirement purposes. Under the EPF Act, all employers and employees shall be liable to pay monthly contributions based on the amount of wages received by the employee at the rate set out in the Third Schedule of the EPF Act. Any person being an employer who fails to pay any contributions which he is liable under the EPF Act to pay in respect of or on behalf of any employee shall be guilty of an offence and shall, on conviction, be liable to a fine of up to RM10,000 (approximately $2,121) and/or to imprisonment for a term of up to 3 years. Where any contributions remain unpaid by a company, the directors of such company (including any persons who were the directors of such company during the period in which the contributions were liable to be paid), shall together with the company be jointly and severally liable for payment of the contributions.

Employees’ Social Security Act 1969

The Employees’ Social Security Act 1969, or the SOCSO Act, deals with the provision of social security in certain contingencies. The Social Security Organization, or the SOCSO, was established under the SOCSO Act to administer the SOCSO Act. The SOCSO Act applies to the industry of any business, trade, undertaking, manufacture or calling of employers, and includes any calling, service, employment, handicraft or industrial occupation or avocation of employees. All employees, including the registered foreign employees, in industries to which the SOCSO Act applies are required to be insured. It is the obligation of the principal employer to pay the contribution (both the employer’s contribution and the employee’s contribution) to SOCSO at the rates according to the Third Schedule of the SOCSO Act. In the event of invalidity, disablement or employment injury, the insured person and their dependents are entitled to benefits stipulated under the SOCSO Act. Any person being an employer who fails to pay any contributions which he is liable under the SOCSO Act to pay in respect of or on behalf of any employee shall be punishable with a fine of up to RM10,000 (approximately $2,121) and/or to imprisonment for a term of up to 2 years.

Employment Insurance System Act 2017

The Employment Insurance System Act 2017, or the EIS Act, provides for the establishment of an employment insurance system administered by SOCSO to provide certain benefits and a re-employment placement program for insured persons in the event of loss of employment which will promote active labor market policies. All employees in the industries to which the EIS Act applies shall be registered and insured by the employers according to Section 16 and Section 17 of the EIS Act which shall then deemed to be an insured person. Under the EIS Act, both employers and employees (age between 18 to 60) are required to contribute to the employment insurance system with the rates, subject to the revision by the Minister, as specified in the Second Schedule based on the amount of the monthly wages of the employee insured under the EIS Act. An insured person who considers that such person lost employment shall submit an application to claim for benefits up to 6 months to SOCSO within 60 days from the date that such person considers that employment was lost. After considering if the contributions qualifying conditions are fulfilled (the fulfillment of which depends on the number of past claims and contributions made preceding to the loss of employment) in respect of a claim for benefits by an insured person, SOCSO may approve or reject the claim for benefits.

Income Tax (Deduction From Remuneration) Rules 1994

The Income Tax (Deduction From Remuneration) Rules 1994, or the Income Tax Rules, provides that every employer shall deduct in each month or the relevant month the monthly deduction in accordance with the schedule of the Income Tax Rules in respect of income on account of tax from the remuneration of each of his employees. Every employer shall pay to the Director General of Inland Revenue Malaysia, not later than the 15th day of every calendar month, the total amount of tax deducted or that should have been deducted from the remuneration of employees during the preceding calendar month, and shall render to the Director General of Inland Revenue Malaysia a return setting out the details of those employees from whose remuneration have made or should have made deductions. Any person, who without reasonable excuse, fails to comply such rules shall be guilty of an offence and shall on conviction, be liable to a fine not less than RM200 (approximately $42) and not more than RM20,000 (approximately $4,241) or to imprisonment for a term not exceeding six months or to both.

Minimum Wages Order 2022

Pursuant to the Minimum Wages Order 2022, commencing from May 1, 2022, the minimum wage for employees employed by an employer who employs 5 or more employees or employed by an employer who carries out such prescribed professional activity classified under the Malaysia Standard Classification of Occupations (regardless of the number of employees employed), shall be RM1,500 (approximately $318) a month. For employee who is employed by an employer which does not fall under the above categories, such employee will continue to earn RM1,200 (approximately $254) minimum wages (for place of employment in the area of City Council or Municipal Council) or RM1,100 (approximately $233) minimum wages (other than place of employment in the area of City Council or Municipal Council) until June 30, 2023.

Thereafter, with effect from July 1, 2023, the minimum monthly wage increased to RM1,500 (approximately $318) to align with the minimum wage for employees being employed in Malaysia. Failure to comply with the minimum wages requirement may result in a fine of not more than RM10,000 (approximately $2,121) for each employee. The Malaysian court may also order the employer to pay each employee the difference between statutory minimum wages and the employee’s basic wages paid by the employer to the employee, including outstanding differences.

Employees’ Minimum Standards of Housing, Accommodations and Amenities Act 1990

The Employees’ Minimum Standards of Housing, Accommodations and Amenities Act 1990, or the Act 446, prescribes the minimum standards of housing and nurseries for employees and their dependents, accommodations for employees not accompanied by dependents and centralized accommodations and other requirements. The regulations such as the Employees’ Minimum Standards of Housing Accommodations and Amenities (Accommodation and Centralised Accommodation) Regulations 2020 which were introduced under the Act 446 provides for, among other things, the requirements of minimum living space standards and minimum bathroom-to-employee ratio in workers’ accommodations.

The Act 446 also provides that no accommodation shall be provided to an employee unless certified with a certificate for accommodation. Amongst others, the Employees’ Minimum Standards of Housing, Accommodations and Amenities (Employees Required To Be Provided With Accommodations) Regulations 2021 specifies that foreign employee shall be required to be provided with accommodation certified with certificate for accommodation. “Foreign employee” means a holder of visit pass (temporary employment) issued under regulation 11 of the Immigration Regulations 1963 but excluding a domestic servant.

An employer who contravenes such requirement commits an offence and shall, on conviction, be liable to a fine not exceeding RM50,000 (approximately $10,603). Further, a centralized accommodation provider who contravenes such requirement commits an offence and shall, on conviction, be liable to a fine not exceeding RM50,000 (approximately $10,603) or to imprisonment for a term not exceeding 1 year or to both.

As of the date of this prospectus, Win-Fung provides accommodations for all foreign employees. It holds valid certificates of accommodation for the identified six (6) hostels to accommodate up to 132 persons.

Industrial Relations Act 1967

Industrial Relations Act 1967, or the IRA, seeks to promote and maintain industrial harmony and provides for the regulation of the relations between employers and workmen and their trade unions and the prevention and settlement of any differences or disputes arising from their relationship and generally to deal with trade disputes. Matters relating to trade disputes, including constructive dismissal and retrenchment, may be referred by the Minister of Human Resources to the Industrial Court. Under the IRA, an employer may not terminate the employment of an employee without just cause and excuse, regardless of the express provisions in the terms of employment. In the event that a workman considers that he has been dismissed without just cause or excuse by his employer with notice, the workmen may file a representation at any time during the period of such notice but not later than 60 days from the expiry thereof.

Regulations on Personal Data Protection

The Personal Data Protection Act 2010, or the PDPA, deals with the laws and regulations regarding data privacy and the protection of data. The PDPA requires generally that an individual must consent to the processing and disclosure of his or her personal data unless otherwise stated in the provisions of the PDPA. The term “processing” is widely defined to include collecting, recording, holding, or storing personal data or carrying out any operation or set of operations on personal data, including:

(a)	the organization, adaptation or alteration of personal data;

(b)	the retrieval, consultation or utilization of personal data;

(c)	the disclosure of personal data by transmission, transfer, dissemination or otherwise making available; or

(d)	the alignment, combination, correction, erasure, or destruction of personal data.

The Personal Data Protection Regulations 2013 provide that consent shall be obtained in relation to the processing of personal data in any form that can be recorded and maintained properly by the data user. Any data user who contravenes such regulation commits an offence and shall, on conviction, be liable to a fine not exceeding RM250,000 (approximately $53,014) or imprisonment for a term not exceeding 2 years or to both.

Data users are required to provide written notice of the personal data being processed, and such notice shall include, among others, a description of the personal data being processed, the purpose for which the personal data is being processed, the source of the personal data, the class of persons to whom the personal data will be disclosed to, whether it is obligatory or voluntary for the individual to supply the personal data, the individual’s rights to request access and correct the personal data and choices and means available to the individual to limit the processing of the personal data. The notice must be provided in both English and the national language of Bahasa Malaysia.

Regulations on Dividends

Companies Act 2016

The principal legislation governing the distribution of dividends of a Malaysian company is the Companies Act 2016, or the CA. Under the CA, a Malaysian company may only make a distribution to the shareholders out of profits of the company available if the company is solvent. The company, every officer and any other person or individual who contravene this provision commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding 5 years or to a fine not exceeding RM3,000,000 (approximately $636,173) or to both.

Foreign Exchange Notice by Central Bank of Malaysia

The exchange control regime in Malaysia is regulated by the Financial Services Act 2013, or the FSA. The FSA has prescribed a list of transactions that are prohibited without approval from the BNM and it regulates the domestic and international transactions involving residents and non-residents of Malaysia. The requirements, restrictions, and conditions of approval in respect of the prohibited transactions and directions of the BNM are further set forth in the Foreign Exchange Notices issued by the BNM, or the FE Notices. Under the FSA, all payments made between the residents of Malaysia must be paid in RM, subject to limited exceptions and approval under the FE Notices, whereas payment made between resident and non-resident of Malaysia may be made either (i) in RM, if for the prescribed purposes (for, among others, any purpose between immediate family members, income earned or expenses incurred in Malaysia or settlement of trade in goods or services in Malaysia), or (ii) in foreign currency (except for the currency of Israel), if for any purpose subject to certain prohibition under the FE Notices. On the other hand, non-residents are allowed to make or receive payment in foreign currency (except for the currency of Israel) in Malaysia for any purpose (including capital, divestment proceeds, profits, dividends, rent, fees, and interest arising from any investment in Malaysia, subject to any withholding tax) in accordance with the FE Notices. Unless otherwise restricted by contractual undertakings and subject to applicable laws, our Malaysian subsidiary is at liberty to distribute dividends to us in foreign currency without having to seek prior approval from the BNM.

Cayman Islands Data Protection Act

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, and explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the DPA and any regulations, codes of practice, or orders promulgated pursuant thereto.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transit the content of this privacy notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, and certain of our service providers may, as the data processors collect, record, store, transfer and otherwise use personal data by which individuals may be directly or indirectly identified for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements to which you are a party or for taking pre-contractual steps at your request; (ii) where this is necessary for compliance with a legal, tax and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain exceptional circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations.

Your personal data shall not be held by us for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Chee Hoong Lew	49	Chief Executive Officer and Director
(Charis) Phei Yen Ho	39	Chief Financial Officer
Wah Chee Lim	47	Director
Chee Leong Lee	67	Director(1)
Chee Hoong Lim	63	Director(1)
Choon Hann Lua	48	Director(1)

(1)	Appointed to our board of directors, audit committee, compensation committee, and nominating and corporate governance committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Chee Hoong Lew. Mr. Lew has served as our Chief Executive Officer since January 2024 and as a member of our board of directors since our inception in March 2023 and has served as the Managing Director of Win-Fung since 2000. Mr. Lew currently also owns and oversees a number of other businesses, including Win Fung Prop Sdn Bhd, a property investment company, since 2018, Flakeshield Sdn Bhd, a corrosion prevention service provider, since 2018, Eco Consult (M) Sdn Bhd, a management consultancy and trading company, since 2017, Power Connect Pte Ltd, an engineering and consultation services provider, since 2017, Restoran Gardenz Sdn Bhd, a restaurant, since 2022, The Rise Bar & Café Sdn Bhd, a restaurant, since 2022, and Acmos (M) Sdn Bhd, a thermoplastic products manufacturer, since 2020. He graduated from Curtin University in Australia with a Degree in Marketing and Management. We believe Mr. Lew is qualified to serve on our board of directors due to his long-term executive experience with us, his profound understanding of our business and his track record in leading our company and driving growth.

(Charis) Phei Yen Ho. Ms. Ho was appointed as our Chief Financial Officer in September 2024. She brings 14 years of experience in accounting and finance. Ms. Ho started her career as an audit associate at BDO Chartered Accountants in Malaysia in June 2008. From March to May 2009, she was deployed to BDO Tax Services Sdn Bhd in Malaysia to assist clients in filling Malaysia income tax reports. From June 2010 to August 2016, Ms. Ho worked as an audit supervisor at Wu Chiaw Ching & Co. in Singapore. From August 2016 to February 2019, she served as a team leader in the coffeeshop division of Kimly Limited, a public company listed on the Singapore Exchange, overseeing monthly financial closing and preparing consolidated financial reports for 73 coffeeshop outlets. From March 2019 to September 2021, Ms. Ho worked as a finance manager at PP Retail Pte Ltd, a wholly-owned subsidiary of Furniweb Holdings Limited, a public company listed on the Hong Kong Stock Exchange. In this role, she managed monthly financial closing and prepared and submitted financial reports to the head office in Malaysia. From November 2021 to January 2022, Ms. Ho served as a finance manager at MoneyMax Financial Services Ltd., a public company listed on SGX, overseeing monthly financial closing and preparing financial reports for the company’s outlets in Singapore. Ms. Ho received a Bachelor of Commerce in Accounting with honors in 2008 from Universiti Tunku Abdul Rahman in Malaysia.

Wah Chee Lim. Mr. Lim was appointed as a member of our board of directors in September 2024. Mr. Lim joined our subsidiary Win-Fung in August 2023 as the business development general manager. Mr. Lim is an experienced engineer with over 20 years of experience in the water and wastewater systems industry. He is skilled in integrating engineering solutions with strategic business management, using data-driven insights to achieve operational excellence and sustainable outcomes. Before joining Win-Fung, he worked at Darco Water Systems Sdn Bhd from July 2003 to July 2023 (including at Darco Systems Sdn Bhd, a wholly-owned subsidiary of Darco Water Systems Sdn Bhd, from July 2003 to June 2009), with his last position being General Manager. From December 2002 to July 2003, he served as a sales engineer at Savechem Sdn Bhd. From July 2001 to November 2002, he was an application engineer at Transwater Cooling Tower. Mr. Lim received a bachelor’s degree in chemical engineering from the University of Putra Malaysia in 2001. We believe Mr. Lim is qualified to serve on our board of directors due to his deep industry expertise, long-standing leadership roles and extensive executive experience.

Chee Leong Lee. Mr. Lee has been appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Lee is a distinguished Malaysian politician with a prominent career spanning over three decades. He is currently retired and since March 2020, he has served as an independent director of Furniweb Holdings Limited, a company listed on the Stock Exchange of Hong Kong Limited. Mr. Lee also served as an independent director of PRG Holdings Berhad, a company listed on the Main Board of Bursa Malaysia, from August 2013 to June 2014. Over the years, Mr. Lee held several key ministerial positions in the Malaysian government. From 2015 to 2018, he was the Deputy Finance Minister. Prior to that, from 2014 to 2015, he served as the Deputy Minister of International Trade and Industry. From 2010 to 2013, he served as the Deputy Home Minister, focusing on internal security and national safety, and from 2009 to 2010, he served as the Deputy Foreign Minister, where he played a crucial role in shaping Malaysia’s foreign policy and strengthening international relations. In 2008, Mr. Lee was elected as the Member of Parliament for Kampar. Before that, he was a State Legislative Assembly Member, representing the Malim Nawar constituency from 1995 to 2008 and the Tanjong Tualang constituency from 1990 to 1995. Notably, from 1995 to 1999, he served as the Chairman of the Health and Environment Committee in the Perak State Executive Council (Exco). Mr. Lee obtained a Bachelor Honours degree in Accounting and Finance from Bristol Polytechnic, England in 1982. We believe that Mr. Lee is qualified to serve on our board of directors as his deep understanding of both public administration and corporate governance, coupled with his proven ability to execute strategic initiatives, makes him an invaluable asset to our board of directors.

Chee Hoong Lim. Mr. Lim has been appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Lim has over 40 years of accounting and audit experience. He currently serves on the boards of the following companies listed on the Main Board of Bursa Malaysia: an independent director of PBS Berhad (formerly known as Pelikan International Corporation Berhad) since June 2019, an independent director of OKA Corporation Berhad since June 2023, and a non-independent non-executive director of PRG Holdings Berhad since May 2023 (he was an independent director of PRG Holdings Berhad from July 2003 to May 2023). Mr. Lim also serves as an independent director of BWYS Group Berhad, a company listed on the ACE Market of Bursa Malaysia since August 2023, and an independent director of Ritamix Global Limited, a public company listed on the Stock Exchange of Hong Kong Limited since April 2020. In November 1997, Mr. Lim established his own audit firm, Messrs Lim Chee Hoong & Company (now known as Messrs CHI-LLTC after admitting several other partners to the firm in January 2001). In December 2001, he joined Messrs Lee Teik Swee & Co, an audit firm, where he served as a partner from December 2001 to October 2013. Thereafter, he was a partner of TNL Partners PLT, another audit firm, from June 2020 to December 2022. He has served as the executive director of Lim Tang Tax Services Sdn Bhd, a company providing tax advisory services, since 2005. Mr. Lim’s professional qualifications include membership of the Malaysian Institute of Certified Public Accountants since January 1993, Malaysian Institute of Accountants since July 1993 and Malaysian Institute of Taxation since September 2008. In January 2007, Mr. Lim obtained his Practicing Certificate as a Certified Public Accountant with the Malaysian Institute of Certified Public Accountants. He obtained his Practicing Certificate as a Chartered Accountant with the Malaysian Institute of Accountants to engage in public practice and provision of regulated services such as audit, taxation and liquidation, in December 2010. In November 1980, Mr. Lim completed his Upper Form VI at Han Chiang High School and obtained his Higher School Certificate after passing the University of Cambridge Local Examinations Syndicate in collaboration with the University of Malaya. We believe that Mr. Lim is suitable to serve on our board of directors due to his extensive professional experience and credentials in accounting, auditing, and taxation, along with his substantial experience serving on the boards of public companies, which will provide valuable financial oversight and strategic guidance to our board of directors.

Choon Hann Lua. Mr. Lua has been appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Lua started his career as a prosecutor with Attorney General’s Chambers in the Republic of Singapore. With years in legal practice, he gained substantial and broad expertise, knowledge and experience in advising legal matters, among others, those pertaining to corporate affairs, finance and commercial matters. With his professional legal experience, business acumen and commercial know-how, he has been an entrepreneur since 2003, engaging in various business ventures in Malaysia across various sectors, such as the provision of corporate consultancy and solution services and property development. Mr. Lua has substantial experience serving on public companies’ boards. He served as an independent director and chairman of the audit committee of PBS Berhad (formerly known as Pelikan International Corporation Berhad), a company listed on the Main Board of Bursa Malaysia from April 2013 to September 2019. He has held multiple high-level roles at PRG Holdings Berhad, a company listed on the Main Board of Bursa Malaysia, including executive director (November 2013 – April 2016), managing director (April 2016 – May 2019) and group executive vice chairman (May 2019 - present). Mr. Lua has also been an executive director of Furniweb Holdings Limited, a company listed on the Stock Exchange of Hong Kong Limited since November 2013. Mr. Lua holds a Bachelor of Law from the University of Cardiff, United Kingdom. We believe that Mr. Lua is suitable to serve on our board of directors due to his extensive legal expertise, broad business acumen, proven leadership experience and his successful tenure as both an independent director and executive director at multiple publicly listed companies.

Board of Directors

Nasdaq’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of two (2) directors who are not independent within the meaning of Nasdaq’s rules. We have entered into independent director agreements with Chee Leong Lee, Chee Hoong Lim and Choon Hann Lua, pursuant to which they have been appointed to serve as independent directors effective upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these appointments, the majority of our board of directors will consist of independent directors within the meaning of the Nasdaq’s rules.

A director is not required to hold any shares in our company to qualify to serve as a director.

Board Committees

We have established a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors and adopted a charter for each committee. Each committee’s members and functions are described below.

Audit Committee

Chee Leong Lee, Chee Hoong Lim and Choon Hann Lua, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, have been appointed to serve on our audit committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, with Mr. Lim serving as chair of the audit committee. Our board has determined that Mr. Lim qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing and approving related party transactions (viii) reviewing hedging transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Chee Leong Lee, Chee Hoong Lim and Choon Hann Lua, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, have been appointed to serve on our compensation committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, with Mr. Lee serving as chair of the compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Chee Leong Lee, Chee Hoong Lim and Choon Hann Lua, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, have been appointed to serve on our nominating and corporate governance committee, effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part, with Mr. Lua serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; and (iv) overseeing compliance with the our code of ethics.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association (as may be amended from time to time). Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may, subject to any separate requirement for audit committee approval under applicable law, our amended and restated memorandum and articles of association (as may be amended from time to time) or Nasdaq rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract, proposed contract, or arrangement notwithstanding that such director may be interested therein, provided that the nature of the interest of any director in such contract or proposed contract or arrangement is disclosed by him or her at or prior to the consideration and any vote in that matter and if such director does so, such director’s vote shall be counted and such director may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board of directors or until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated memorandum and articles of association (as may be amended from time to time). A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; (vi) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, and (vii) is removed from the office pursuant to any other provisions of our memorandum of association and articles of association (as may be amended from time to time).

Limitation on Liability and Other Indemnification Matters

Cayman Islands law allows us to indemnify our directors and officers acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors and officers.

Under our amended and restated memorandum and articles of association, we may indemnify our directors and officers, among other persons, from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain through their own fraud or dishonesty.

Employment and Indemnification Agreements

Win-Fung has entered into employment contracts with its officers under Malaysian laws. Most employment contracts provide that each officer is employed for an indefinite period following a specified probation period, subject only to termination by either party. After the probationary period, an officer may terminate their employment at any time with prior written notice, ranging from one day to three months, or by forfeiting the salary for the corresponding notice period in lieu of such notice. For most officers, we may terminate employment immediately if the officer willfully neglects and/or refuses to perform any duties under the employment agreement, breaches any provision of the employment agreement, or shall be guilty of gross disobedience, misconduct, breach of trust and/or of unprofessional conduct. Most employment contracts also contain standard confidentiality provisions. Upon the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into indemnification agreements with our directors and executive officers, pursuant to which we will indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

Currently, there are no requirements for disclosure of the compensation of officers and directors on an individual basis for our most recently completed fiscal year under Cayman Islands law. For the fiscal year ended December 31, 2023, we paid aggregate compensation of approximately RM602,075 (approximately $127,675) to our directors and executive officers as a group. We did not pay any other compensation or benefits in kind to our directors and executive officers. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended December 31, 2023. Our Malaysian subsidiary is required by law to make monthly contributions based on the amount of wages received by the employee to the Malaysian Employees Provident Fund which provides retirement benefits. For the fiscal year ended December 31, 2023, our Malaysian subsidiary contributed a total amount of approximately RM95,710 (approximately $20,296) to the Employees Provident Fund for our officers and directors. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

Code of Ethics

We have adopted a code of ethics which is filed as an exhibit to the registration statement of which this prospectus forms a part. The code of ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code. We will make our code of ethics publicly available on our website prior to the closing of this public offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of November 14, 2024 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of November 14, 2024. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of November 14, 2024 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering. None of the shareholders listed below are participating in the separate resale offering included in the registration of which this prospectus forms a part.

	Ordinary Shares Beneficially Owned Prior to this Offering(1)		Ordinary Shares Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares	%	Shares	%
Chee Hoong Lew, Chief Executive Officer, Director(3)(4)	17,203,320	74.96%	17,203,320	68.95%
(Charis) Phei Yen Ho, Chief Financial Officer	-	-	-	-
Wah Chee Lim, Director	-	-	-	-
Chee Leong Lee, Director Nominee	-	-	-	-
Chee Hoong Lim, Director Nominee	-	-	-	-
Choon Hann Lua, Director Nominee	-	-	-	-
All executive officers and directors (6 persons above)	17,203,320	74.96%	17,203,320	68.95%
Chee Seong Lew(3)	15,853,320	69.08%	15,853,320	63.54%
LYC Capital Private Limited(5)	1,350,000	5.88%	1,350,000	5.41%

*	Less than 1%

(1)	Based on 22,950,000 ordinary shares issued and outstanding as of November 14, 2024.

(2)	Based on 24,950,000 ordinary shares issued and outstanding after this offering.

(3)	Represents ordinary shares held by Lew Capital Private Limited. Chee Hoong Lew and Chee Seong Lew are the Directors of Lew Capital Private Limited and have voting and investment power over the shares held by it. Each of Chee Hoong Lew and Chee Seong Lew disclaims beneficial ownership of the shares held by Lew Capital Private Limited except to the extent of his pecuniary interest, if any, in such shares. Messrs. Chee Hoong Lew and Chee Seong Lew are brothers, but they do not reside in the same residence.

(4)	Includes 15,853,320 ordinary shares held by Lew Capital Private Limited and 1,350,000 ordinary shares held by LYC Capital Private Limited, of which Yew Chean Lim, the mother of Chee Hoong Lew, is the sole member and director.

(5)	Yew Chean Lim, the mother of Chee Hoong Lew, is the sole member and director of LYC Capital Private Limited and has voting and investment power over the shares held by it. Yew Chean Lim disclaims beneficial ownership of the shares held by LYC Capital Private Limited except to the extent of her pecuniary interest, if any, in such shares.

None of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management,” the following is a description of the material terms of those transactions with related parties to which we are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

●	During the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021, we entered into sales and purchase transactions with Flakeshield Sdn Bhd, or Flakeshield, a company in which Chee Hoong Lew, a director and controlling shareholder of our company, owns a 50% interest. These sales and purchases were made on the basis of individual purchase orders. From July 1, 2024 through November 15, 2024 and for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021, we had sales to Flakeshield in the amount of approximately $17,313, $6,396, $3,540, $25,450, $34,680 and $37,710, respectively, and purchases from Flakeshield in the amount of approximately $1,317, $788, $5,524, $8,761, $5,623 and $3,040, respectively. As of November 15, 2024, June 30, 2024, December 31, 2023, 2022 and 2021, accounts receivable from Flakeshield was approximately $13,397, $6,300, $2,174, $10,797 and $7,257, respectively, other receivable from Flakeshield was approximately $571, $612, $948, $1,252 and $16,503, respectively, and accounts payable to Flakeshield was $1,142, $0, $1,351, $974 and $311, respectively.

●	Flakeshield also leases a storage space from us pursuant to a tenancy agreement, dated April 8, 2018, between Win-Fung and Flakeshield. Pursuant to the tenancy agreement, Flakeshield leases this space for a monthly rent of RM2,500 (approximately $530). The current term of the tenancy agreement expires on March 31, 2027. From July 1, 2024 through November 15, 2024 and for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021, rental income from Flakeshield was approximately $3,101, $3,181, $3,215, $6,582, $6,821 and $8,012, respectively.

●	During the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021, we entered into sales and purchase transactions with Acmos (M) Sdn Bhd, or Acmos, a company in which Mr. Lew owns a 90% interest. These sales and purchases were made on the basis of individual purchase orders. From July 1, 2024 through November 15, 2024 and for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021, we had sales to Acmos in the amount of approximately $2,810, $0, $6,148, $5,944, $14,727 and $8,692, respectively, and purchases from Acmos in the amount of approximately $641, $8,315, $17,850, $185,989, $127,793 and $132,883, respectively. As of November 15, 2024, June 30, 2024, December 31, 2023, 2022 and 2021, accounts receivable from Acmos was approximately $2,810, $315, $0, $182 and $0, respectively, other receivable from Acmos was $0, $209, $0, $3,625 and $1,894, respectively, and accounts payable to Acmos was approximately $21,006, $64,383, $122,955, $46,604 and $56,000, respectively.

●	From July 1, 2024 through November 15, 2024 and during the six months ended June 30, 2024, we had sales to Kirby Swim Equip Pty Ltd, a company in which Ms. Wai Boon Law, a director of Win-Fung, ultimately owns a 35% interest, of $0 and $191, respectively. These sales were made on the basis of individual purchase orders. We did not make any sales prior to 2024.

●	During the year ended December 31, 2021, we made purchases from Eco Nova Industry Sdn Bhd, a company in which Mr. Lew owns a 16.67% interest, of $47,781. These purchases were made on the basis of individual purchase orders. We have not made any purchases since 2021.

●	As of November 15, 2024 and June 30, 2024, we had other receivables due from Corpro Services Sdn Bhd, a company in which Mr. Lew owns a 25% interest, of $0 and $146, respectively. Such other receivables related to expenses that we paid on behalf of such company.

●	As of November 15, 2024 and June 30, 2024, we had other receivables due from Eco Consult (M) Sdn Bhd, a company in which Mr. Lew owns a 50% interest, of $0 and $146, respectively. Such other receivables related to expenses that we paid on behalf of such company.

●	We rent a property from Mr. Lew, pursuant to a tenancy agreement, dated December 1, 2023, between Win-Fung and Mr. Lew. Pursuant to the tenancy agreement, we lease this property for a monthly rent of RM12,000 (approximately $2,545), for a term of two years until November 30, 2025. From July 1, 2024 through November 15, 2024 and for the six months ended June 30, 2024 and the year ended December 31, 2023, rent expense was approximately $14,883, $15,268 and $2,633, respectively.

●	We rent a hostel from Win Fung Prop Sdn Bhd, a company in which Mr. Lew owns a 90% interest, pursuant to tenancy agreement, dated March 1, 2019, between Win-Fung and Win Fung Prop Sdn Bhd. Pursuant to the tenancy agreement, Win-Fung leases this hostel for a monthly rent of RM1,000 (approximately $218), which was increased to RM3,000 (approximately $636) on March 1, 2021. From July 1, 2024 through November 15, 2024 and for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021, rent expense was approximately $3,426, $0, $3,859, $7,899, $8,185 and $8,687, respectively.

●	During the six months ended June 30, 2023 and the year ended December 31, 2023, One Fatboyz Limited, a former significant shareholder, provided advances to us in the amount of $219,555 and $231,190, respectively. As of November 15, 2024, June 30, 2024 and December 31, 2023, the amount owed to One Fatboyz Limited is $231,190. These amounts are non-trade, unsecured, non-interest bearing and are payable on demand.

●	From July 1, 2024 through November 15, 2024 and during the six months ended June 30, 2024 and the year ended December 31, 2023, Snow Bear Capital Limited, a former significant shareholder, provided advances to us in the amount of $171,082, $88,883 and $121,867, respectively. As of November 15, 2024, June 30, 2024 and December 31, 2023, the amount owed to Snow Bear Capital Limited is approximately $381,832, $210,750 and $121,867, respectively. These amounts are non-trade, unsecured, non-interest bearing and are payable on demand.

●	From time to time, Mr. Lew, Ms. Yew Chean Lim, a director of Win-Fung, and Ms. Wai Boon Law, a director of Win-Fung, have paid certain operating expenses on our behalf. These amounts are non-trade, unsecured, non-interest bearing are payable on demand. As of November 15, 2024, June 30, 2024, December 31, 2023, 2022 and 2021, the amount due to Mr. Lew was approximately $16,699, $14,664, $54,623, $230,543 and $339,577, respectively, the amount due to Ms. Lim was $0, $0, $4,456, $25,377 and $59,238, respectively, and the amount due to Ms. Law was approximately $56,188, $52,195, $57,546, $64,617 and $81,860, respectively.

●	Mr. Lew, Ms. Lim and Ms. Law have entered into joint and several guarantees in connection with certain term loans. They have also entered into a letter of subordination agreement in connection with one of the term loans, pursuant to which they agreed that the amounts that they have advanced on behalf of Win-Fung referred to above will be subordinated to the rights of the lender. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Term Loans” for more information regarding these loans and the related guarantees and letter of subordination agreement.

As noted elsewhere in this prospectus, prior to the completion of this offering, we intend to establish an audit committee of the board of directors. We anticipate that the audit committee will be responsible for reviewing and approving all transactions and arrangements between us or any subsidiaries and principal shareholders, directors, and officers. In reviewing and approving any such transactions, we expect that our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, and the Companies Act (Revised) of the Cayman Islands, as amended and restated from time to time, which we refer to as the Companies Act below, and the common law of Cayman Islands.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares and our share capital and are not intended to be a complete summary of the rights and preferences of our shares which are set out in our amended and restated memorandum and articles of association. For more detailed information, please see our amended and restated memorandum and articles of association, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Our authorized share capital currently is $50,000 divided into 1,000,000,000 shares, par value of $0.00005 each, comprising of 1,000,000,000 shares of a single class. As of November 14, 2024, we had 22,950,000 ordinary shares issued and outstanding, which were held by 8 shareholders of record. All of our shares issued and outstanding prior to the completion of this offering are fully paid and non-assessable, and all of our shares to be issued in this offering will be issued as fully paid and non-assessable.

Memorandum and Articles of Association

The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.  Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares.  All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor, and our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights.  Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at a duly constituted general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by, or on behalf of, the shareholders entitled to vote at a duly constituted general meeting. The expression of an ordinary resolution or a special resolution includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, making changes to our amended and restated memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or consolidate their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may hold an annual general meeting and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened our board of directors whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within twenty-one clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. However, our memorandum and articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Advance notice of not less than twenty-one clear days is required for the convening of our annual general meeting (if any) and at least fourteen clear days’ advance notice is required for other general meetings of our shareholders. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors. Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholders holding shares which carry in aggregate (whether in person or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors. The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Where the shares in question are not listed on or subject to the rules of any designated stock exchange, ur board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	the ordinary share transferred is fully paid and free of any lien in favor of us;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.  On the winding up of our company, the shareholders may, subject to the articles and any other sanction required by the Companies Act (Revised), pass a special resolution allowing the liquidator to do either or both of the following: (i) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and (ii) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Shares and Forfeiture of Shares. Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares including any premium in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Each shareholder shall pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

The shares that have been called upon and remain unpaid are subject to forfeiture. If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share being the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Redemption, Repurchase and Surrender of Shares.  Subject to the Companies Act (Revised) and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

●	issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

●	purchase all or any of our shares of any class including any redeemable shares on such terms and in such manner to be approved by our board of directors at the time of such purchase.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.  Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.  We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of our company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is derived, to a large extent, from the companies acts of England & Wales but does not follow recent statutory enactments in England & Wales and accordingly there are significant differences between the Companies Act and the current companies act of England & Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies; provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a takeover offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	those who control our company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide to the extent permitted by law that we shall each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect. To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs. This standard of conduct is generally the same as permitted under the General Corporation Law of the State of Delaware, or the Delaware General Corporation Law, for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following duties to the company - a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as may be amended from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding at least ten percent of the rights to vote at such general meeting to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under our amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Under our amended and restated articles of association, a director’s office shall be vacated if the director (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) becomes bankrupt or makes any arrangement or composition with his or her creditors; (iii) is found to be or becomes of unsound mind or dies; (iv) resigns his or her office by notice in writing to us; (v) resigns his office by notice to our company; (vi) only holds office as a director for a fixed term and such term expires; (vii) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; (viii) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (ix) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (x) without the consent of the other directors, is absent from meetings of directors for a continuous period of six months.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

In the past three years, we have issued the following securities.

Upon incorporation on March 7, 2023, we issued 1 ordinary share to our registered agent, which were later transferred to Chee Hoong Lew in anticipation of the reorganization described below.

On June 21, 2023, we completed a completed a corporate reorganization pursuant to which we acquired all of the issued and outstanding equity interests of Win-Fung in exchange for which we issued 22,949,999 ordinary shares to the shareholders of Win-Fung, including our director Chee Hoong Lew.

Listing

We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “WFF”. The closing of this offering is contingent upon such listing.

Transfer Agent and Registrar

We are in the process of appointing VStock Transfer, LLC, address 18 Lafayette Pl, Woodmere, NY 11598, telephone 212-828-8436, as the transfer agent for our ordinary shares.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our ordinary shares. Future sales of substantial amounts of ordinary shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 24,950,000 ordinary shares issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 25,250,000 ordinary shares issued and outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued ordinary shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee share options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of ordinary shares then outstanding; or

●	1% of the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and executive officers, and the holders of 5% or more of our outstanding ordinary shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of three (3) months after this offering in the case of our company and for a period of six (6) months after this offering in the case of our directors, executive officers and the holders of 5% or more of our outstanding ordinary shares. See “Underwriting” for more information.

MATERIAL TAX CONSIDERATIONS

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. We are required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not we are carrying on any relevant activities, and if we are, we must satisfy an economic substance test. As an exempted company, we have applied for and received a tax exemption undertaking from the government of the Cayman Islands that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from December 6, 2023, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations of our company or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (Revised).

Malaysia Taxation

The following discussion is a summary of the relevant taxes that are applicable to our Malaysian subsidiary with regards to transactions that they may enter into with a foreign holding company, i.e. WF Holding Limited. It excludes specifically all Malaysian taxes that our Malaysian subsidiary is subject to arising from its business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting its business activities and taxes on capital gains. Generally, there is no taxes on capital gains in Malaysia except for real property gains tax, or RPGT, which is a tax on gains arising from the disposal of real property or shares in real property companies. Neither subject affects our Malaysian subsidiary as it does not dispose any real properties at the relevant times and does not hold real properties of the value more than 75% of the value of its total tangible assets.

The type of transactions that our Malaysian subsidiary typically enters into with our foreign holding company (that is not attributable to a business carried on in Malaysia by our foreign holding company) are royalties, interest or service fees. With respect to such income, the tax liability of our foreign holding company, it being a non-resident will be settled by way of withholding tax, or WHT, deducted by the paying entity, i.e. the Malaysian subsidiary. The following are WHT rates that apply as per the limited agreement that exists between the United States of America and Malaysia: (Royalties: 10%, Interest: 15%, Dividends: 0%, Technical Fees: 10%).

Payments of the above types of income to non-residents (except for dividends) are subject to WHT which is due and payable to the Inland Revenue Board, or the IRB, within one month after paying or crediting such payments and file the applicable prescribed forms with the IRB. There is no WHT on dividends paid by Malaysian companies.

Transfer Pricing Legislation

The basis for determining proper compensation is, almost universally, the arm’s length principle which has also been accepted by the IRB.

The arm’s length principle was incorporated into Section 140A of the Malaysian Income Tax Act 1967. It allows the Director General Inland Revenue, or DGIR, to adjust any transfer prices between related parties in Malaysia which, in the view of the DGIR, do not meet the arm’s length standard.

What constitutes “arm’s length” is not defined in the Income Tax Act 1967. Consequently, the IRB has issued the TP Rules 2012 and the revised TP Guidelines 2012 to give guidance on the arm’s length standard that is acceptable to the IRB. The TP Rules and Guidelines seek to provide guidance on the application of the law on controlled transactions, the acceptable methodologies as provided in the rules and administrative requirements including the types of records and documentation expected from taxpayers involved in transfer pricing, or TP, arrangements.

Advance Pricing Arrangements

Companies are allowed to apply for advance pricing arrangements, or APAS, from the DGIR. The objective of establishing APAS is to provide an avenue for taxpayers to obtain certainty upfront that their related party transactions meet the arm’s length standard. The IRB has issued the Income Tax (Advance Pricing Arrangement) Rules 2012 and Advance Pricing Arrangement Guidelines 2012 to give guidance on the matter.

Statute of Limitation for TP Adjustments

The statute of limitation is seven (7) years from the expiration of an assessment year for raising an assessment or additional assessment for that assessment year in respect of TP adjustments for a transaction entered into between associated persons not at arm’s length. However, the DGIR may raise the assessment or additional assessment to reflect the TP adjustments beyond the limitation period of 7-year if the DGIR found any negligent, fraud or willful default on part of the taxpayers.

Country-by-Country Reporting

The Malaysian Country-by-Country Rules require a Malaysian multinational corporation, or MNC, group with total consolidated group revenue of RM3 billion (approximately $636.2 million) and above in the financial year preceding the reporting financial year (i.e. financial year commencing on or after January 1, 2017) to prepare and submit the Country-by-Country Report to the IRB no later than 12 months after the close of each financial year.

Malaysian entities of foreign MNC groups will generally not be required to prepare and file Country-by-Country Reports as the obligation to file will be with the ultimate holding company in the jurisdiction it is tax resident in. However, a notification to the IRB may be required.

U.S. Federal Income Taxation Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this prospectus and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our ordinary shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares. Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2023, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service, or IRS. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2023 taxable year will not be challenged by the IRS and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and our non-U.S. corporate subsidiary is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiary.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if such U.S. Holder makes a valid “mark-to-market” election for our ordinary shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our ordinary shares will be marketable stock so long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of its adjusted tax basis in our ordinary shares over the fair market value of those ordinary shares at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other taxable disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our ordinary shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such an election will not apply to any non-U.S. subsidiary that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future, notwithstanding the U.S. Holder’s mark-to-market election for our ordinary shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

Each U.S. person investing in a PFIC is generally required to file an annual information return on IRS Form 8621 setting forth such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of our potential PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Provided that certain requirements are met, dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders are eligible for taxation at a reduced capital gains rate rather than at the marginal tax rates generally applicable to ordinary income, However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and consequently the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends in light of its particular circumstances.

A non-U.S. corporation (other than a corporation classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of .the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our ordinary shares that are readily tradable on an established securities market in the United States. We believe that so long as our ordinary shares are readily tradable on Nasdaq or any other established securities market in the United States such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our Ordinary shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in our ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other taxable disposition, our ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Net Investment Income Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this net investment income tax to your income and gains in respect of your investment in our ordinary shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS to declare an investment in our ordinary shares, including, among others, IRS Form 8938 - Statement of Specified Foreign Financial Assets. As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file with the IRS an annual report containing certain information. U.S. Holders paying more than $100,000 for our ordinary shares may be required to file IRS Form 926 - Return by a U.S. Transferor of Property to a Foreign Corporation - reporting this payment. Substantial penalties may be imposed upon a U.S. Holder failing to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and may provide less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely to (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Ogier has further informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would in certain circumstances recognize and enforce a foreign judgement, without any re-examination or re-litigation of matters adjudicated upon, provide such judgement:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty;

●	was not obtained by fraud; and

●	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Malaysia

The enforcement of a foreign judgment in Malaysia could be effected through either statutory enforcement or the common law rule of enforcement.

Under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia, or REJA, judgments given by superior courts of reciprocating countries, as listed in the First Schedule to the REJA are recognized and may be enforced directly or summarily by way of registration of the judgment provided that such judgments satisfy the requirements as specified under the REJA.

Foreign judgments obtained in countries other than the countries listed in the First Schedule to REJA, have to be enforced through the common law rule. As the United States is not a reciprocating country listed in the First Schedule to REJA, a judgment pronounced in the United States may still be enforced in Malaysia pursuant to Malaysian common law principles. Such foreign judgments must fulfil certain conditions which include the following:

(a)	The judgment is for a definite sum, and which is final and conclusive;

(b)	The original court granting the judgment had jurisdiction in the action;

(c)	The judgment was not obtained by fraud;

(d)	The proceedings in which the judgment was obtained were not contrary to natural justice; and

(e)	The enforcement of the judgment would not be contrary to public policy in Malaysia.

UNDERWRITING

In connection with this offering, we expect to enter an underwriting agreement with Pacific Century Securities, LLC, as representative of the underwriters named in this prospectus, with respect to the ordinary shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of ordinary shares at the public price less the underwriting discounts and commissions set forth on the cover page of this prospectus, and each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per shares less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table.

Underwriter	Number of Shares
Pacific Century Securities, LLC

Total	2,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by us in this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The ordinary shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken, other than those ordinary shares covered by the option to purchase up to 300,000 additional ordinary shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement.

Over-Allotment Option

We have granted an over-allotment option to the underwriters to purchase up to 300,000 ordinary shares at the public offering prices of $ per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 45-day period after the effective date of this registration statement. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ordinary shares in proportion to their respective commitments set forth in the prior table.

Discounts and Commissions; Expenses

The representative has advised us that the underwriters propose to offer the ordinary shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer ordinary shares to securities dealers at that price less a concession of not more than $ per share. After the offering to the public, the public offering price and other selling terms may be changed by the representative. The underwriting discounts and commissions are 7.5% of the public offering price per share.

The following table summarizes the public offering price and the underwriting discounts and commissions payable to the underwriters by us in connection with this offering:

	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Assumed initial public offering price	$5.000	$10,000,000	$11,500,000
Underwriting discounts and commissions (7.5%)	0.375	750,000	862,500
Non-accountable expense allowance (1%)	0.050	100,000	115,000
Proceeds to us, before expenses	$4.575	$9,150,000	$10,522,500

We have agreed to pay the representative a non-accountable expense allowance equal to 1% of the gross proceeds received at the closing of this offering. We have also agreed to reimburse the representative, promptly when invoiced, for all of its reasonable, out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on our principals), up to an aggregate of $250,000, regardless of whether the offering occurs. We have agreed to pay an expense advance of $80,000 to the representative for the representative’s anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that our total expenses of this offering, exclusive of the underwriting discounts and commissions and the non-accountable expense allowance, will be approximately $1,100,000.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Right of First Refusal

We have agreed to grant the representative, for a period of twelve (12) month period from the closing of this offering, a right of first refusal to provide investment banking services to us on terms that are the same or more favorable to us comparing to terms offered to us by other underwriters or placement agents. For these purposes, investment banking services shall include, without limitation, acting as lead manager for any underwritten public offering and acting as exclusive placement agent or initial purchaser in connection with any private offering of securities. In accordance with FINRA Rule 5110(g)(6)(A)(i), such right of first refusal shall not have a duration of more than three years from the commencement of sales of the public offering or the termination date of the engagement between us and the underwriters. Such right of first refusal is also subject to FINRA Rule 5110(g), which grants us a right of termination for cause, which includes that we may terminate the representative’s engagement upon the representative’s material failure to provide the underwriting services required by the underwriting agreement. Our exercise of the right of termination for cause will eliminate any obligations with respect to the right of first refusal set forth above.

Tail Financing

The representative will be entitled to compensation commensurate with the underwriting commission that it is entitled to receive in connection with this offering, if we complete an offering with an investor introduced to us by the representative and not known to us before such introduction regarding an offering prior to the termination or expiration of the engagement agreement with the representative during the twelve (12) months following the termination of such engagement agreement.

Lock-Up Agreements

We have agreed that, subject to certain exceptions, we, and any of our successors will not, without the prior written consent of the representative, for a period of three (3) months from the closing of this offering (i) offer, sell or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares.

Each of our directors, executive officers and holders of more than 5% of our outstanding shares has agreed that, subject to certain exceptions, such director, executive officer or shareholder will not, without the prior written consent of the representative, for a period of six (6) months from the date of the offering, offer, sell or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares. Notwithstanding the foregoing, none of the selling shareholders listed in the separate resale prospectus included in the registration statement of which this prospectus forms a part will be subject to this lock-up agreement.

Our directors, executive officers and beneficial owners subject to the above lock-ups may transfer our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares without the prior written consent of the representative in connection with (a) transactions relating to our ordinary shares acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of such shares; (b) transfers (i) as a bona fide gift, by will or intestacy, (ii) by operation of law, or (iii) to a family member or a trust for the benefit of a family member; (c) transfers to a charity or education institution; or (d) transfers to their affiliated entities or to their shareholders, members and partners; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), any such transfer does not involve a disposition for value, each transferee signs a lock-up agreement substantially in the same form and no filing under Section 16(a) of the Exchange Act is required or voluntarily made.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriter is not greater than the number of ordinary shares that may be purchased in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which it may purchase ordinary shares through the over-allotment option. If the underwriter sells more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor the underwriter make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenues and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

Amount
SEC registration fee	$3,828.64
Nasdaq listing fee	75,000.00
FINRA filing fee	3,809.30
Accounting fees and expenses	355,000.00
Legal fees and expenses	348,889.00
Transfer agent fees and expenses	10,000.00
Printing fees and expenses	20,000.00
Miscellaneous	33,473.06
TOTAL	$850,000.00

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by The Crone Law Group P.C. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to Malaysian laws will be passed upon for us by Halim Hong & Quek. Bevilacqua PLLC may rely upon Ogier with respect to matters governed by Cayman Islands law and may rely upon Halim Hong & Quek with respect to matters governed by Malaysian law.

EXPERTS

Our consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended included in this prospectus have been audited by Onestop Assurance PAC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Onestop Assurance PAC are located at 10 Anson Rd, #06-15 International Plaza, Singapore 079903.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at winfung.com.my/fibreglass as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2024 and 2023	F-2
Unaudited Interim Condensed Consolidated Balance Sheets as of June 30, 2024 and December 31, 2023	F-3
Unaudited Interim Condensed Consolidated Statements of Operation and Comprehensive Income for the Six Months Ended June 30, 2024 and 2023	F-4
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2024 and 2023	F-5
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2024 and 2023	F-6
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-7

WF HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2024 AND 2023

WF HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	As of
	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$556,224	$777,125
Restricted cash	122,820	126,175
Accounts receivable	1,783,417	2,155,788
Inventories	628,249	444,765
Other receivables, deposits and prepayments	73,027	65,976
Prepaid taxes	164,630	24,561
Deferred offering costs	598,861	338,967
Total current assets	3,927,228	3,933,357

Non-current assets
Property and equipment, net	1,005,074	1,061,625
Land use right	302,689	314,511
Right of use assets – operating lease	47,146	67,667
Total non-current assets	1,354,909	1,443,803
Total assets	$5,282,137	$5,377,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$430,669	$834,191
Deferred revenue	772,744	833,344
Accrued expenses and other payables	211,914	108,549
Amount due to related parties	508,799	469,682
Operating lease liabilities – current	33,451	36,396
Borrowings – current	276,116	111,192
Total current liabilities	2,233,693	2,393,354

Non-current liabilities
Operating lease liabilities – non-current	14,208	31,597
Borrowings – non-current	311,755	374,230
Deferred revenue	6,957	12,536
Deferred tax	7,822	7,822
Total non-current liabilities	340,742	426,185
Total liabilities	2,574,435	2,819,539

Commitments and contingencies

Shareholders’ equity
Ordinary Shares, par value US$0.00005 per share, 1,000,000,000 shares authorized, 22,950,000 issued and outstanding at June 30, 2024 and December 31, 2023*	1,148	1,148
Additional paid-in capital	84,750	84,750
Retained earnings	2,846,887	2,628,182
Accumulated other comprehensive loss	(225,083)	(156,459)
Total shareholders’ equity	2,707,702	2,557,621
Total liabilities and shareholders’ equity	$5,282,137	$5,377,160

*	Giving retroactive effect to the 22,950,000 shares issued and outstanding following the share subdivision and share surrender on September 5, 2024, starting from the earliest period presented.

The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements.

WF HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE INCOME

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	Six Months Ended June 30,
	2024	2023
Revenue	$2,067,101	$2,144,588
Cost of sales	1,243,681	1,317,417
Gross profit	823,420	827,171
Administrative expenses	629,940	528,855
Income from operations	193,480	298,316
Other income (expense):
Interest expense, net	(10,527)	(10,756)
Other income	11,429	9,739
Total other income (expense)	902	(1,017)
Net income before income tax expense	194,382	297,299
Income tax benefit (expense)	24,323	(74,253)
Net income	$218,705	$223,046
Foreign currency translation loss	(68,624)	(133,744)
Comprehensive income	$150,081	$89,302

Earnings per share – basic and diluted*	$0.01	$0.01
Weighted average number of shares outstanding – basic and diluted*	22,950,000	22,950,000

*	Giving retroactive effect to the 22,950,000 shares issued and outstanding following the share subdivision and share surrender on September 5, 2024, starting from the earliest period presented.

The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements.

WF HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	Ordinary Shares*		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
Balance as of January 1, 2023	22,950,000	$1,148	$84,750	$2,136,781	$(62,370)	$2,160,309
Net income	-	-	-	223,046	-	223,046
Foreign currency translation adjustment	-	-	-	-	(133,744)	(133,744)
Balance as of June 30, 2023	22,950,000	$1,148	$84,750	$2,359,827	$(196,114)	$2,249,611

	Ordinary Shares*		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
Balance as of January 1, 2024	22,950,000	$1,148	$84,750	$2,628,182	$(156,459)	$2,557,621
Net income	-	-	-	218,705	-	218,705
Foreign currency translation adjustment	-	-	-	-	(68,624)	(68,624)
Balance as of June 30, 2024	22,950,000	$1,148	$84,750	$2,846,887	$(225,083)	$2,707,702

*	Giving retroactive effect to the 22,950,000 shares issued and outstanding following the share subdivision and share surrender on September 5, 2024, starting from the earliest period presented.

The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements.

WF HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income	$218,705	$223,046
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	61,723	57,291
Amortization on long leasehold land	3,452	3,661
Allowance for expected credit losses	20,829	-
Non-cash lease costs	18,681	5,768
Changes in operating assets and liabilities:
Accounts receivable	355,983	32,059
Other receivables, deposits and prepayments	(6,886)	(6,879)
Accounts payable	(343,599)	(213,723)
Accrued expenses and other payables	103,365	(54,792)
Deferred revenue	(66,179)	245,273
Operating lease liabilities	(18,494)	(5,984)
Inventories	(183,484)	(112,123)
Related parties	(25,412)	66,068
Taxes payable	(140,069)	(25,215)
Net cash (used in) provided by operating activities	(1,385)	214,450

Cash flows from investing activity
Purchase of property and equipment	(33,466)	(49,790)
Net cash used in investing activity	(33,466)	(49,790)

Cash flows from financing activities
Payment of offering costs	(259,894)	(242,096)
Utilization of bank overdraft facilities	167,865	-
Repayment of borrowings	(52,390)	(53,812)
Net cash used in financing activities	(144,419)	(295,908)

Effects of foreign exchange rate on cash and cash equivalents and restricted cash	(44,986)	(82,032)

Net decrease in cash and cash equivalents and restricted cash	(224,256)	(213,280)
Cash and cash equivalents and restricted cash at beginning of period	903,300	820,783
Cash and cash equivalents and restricted cash at end of period	$679,044	$607,503

Total cash and cash equivalents and restricted cash shown in the statements of cash flows
Cash and cash equivalents	$556,224	$483,942
Restricted cash	122,820	123,561
	$679,044	$607,503

Supplemental disclosures of cash flow information:
Interest paid	$10,527	$10,756
Income taxes paid	$116,087	$90,436

The accompanying notes form an integral part of the unaudited interim condensed consolidated financial statements.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

1.	General Information and Reorganization Transactions

WF Holding Limited (“WF Holding”) was incorporated as a Cayman Islands exempted company on March 7, 2023. Its wholly owned subsidiary Win-Fung Fibreglass Sdn. Bhd (“Win-Fung”) was incorporated in Malaysia on March 28, 1984.

Upon incorporation on March 7, 2023, the Company issued 1 ordinary share to its registered agent, which was later transferred to Chee Hoong Lew in anticipation of the Reorganization (as defined below).

On June 21, 2023, WF Holding and Win-Fung completed a corporate reorganization pursuant to a share sale and purchase agreement that WF Holding entered into with Win-Fung and its shareholders on May 23, 2023 (the “Reorganization”). Pursuant to the Reorganization, WF Holding acquired all of the issued and outstanding equity interests of Win-Fung in exchange for which it issued 12,749,999 ordinary shares to the shareholders of Win-Fung. As a result of the Reorganization, Win-Fung became the wholly-owned subsidiary and the shareholders of Win-Fung became WF Holding’s shareholders.

Win-Fung is a manufacturer of fiberglass reinforced plastic products based in Malaysia. Its products range from tanks, pipes, ducts, gratings and other custom-made fiberglass reinforced plastic products and are sold to various industries, including, among others, chemical processing, water and wastewater treatment, and power generation.

Reorganization

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder, Chee Hoong Lew, controlled WF Holding and Win-Fung before and after the Reorganization in accordance with ASC805-50-45-5. The consolidation of WF Holding and Win-Fung has been accounted for at historical cost and prepared on the basis as if the aforementioned transaction had become effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transaction.

Forward Share Split and Share Surrender

On September 5, 2024, the Company effected a 1-for-2 forward split of its ordinary shares by way of a share subdivision of the issued and unissued ordinary shares, with each issued and unissued ordinary share subdivided into two (2) shares. As a result of this share subdivision, the maximum number of shares which the Company is authorized to issue has been changed from 500,000,000 ordinary shares with a par value of $0.0001 to 1,000,000,000 ordinary shares with a par value of $0.00005. Immediately after the share subdivision, shareholders also surrendered an aggregate of 2,550,000 ordinary shares to the Company for cancellation. After the share subdivision and share surrender, the Company has 22,950,000 ordinary shares issued and outstanding. All share and per share data throughout these unaudited interim condensed consolidated financial statements have been retroactively adjusted to reflect the forward share split and share surrender. As a result of the forward share split, an amount equal to the increased value of ordinary shares was reclassified from “ordinary shares” to “additional paid-in capital.”

2.	Significant Accounting Policies

(a)	Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2023.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for the future interim periods or the full year ending December 31, 2024.

(b)	Principles of Consolidation

The unaudited interim condensed consolidated financial statements include the accounts of WF Holding and Win-Fung (together, the “Company”). All inter-company balances and transactions have been eliminated in the consolidation.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

(c)	Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the recorded amounts of assets, liabilities, shareholders’ equity, revenues and expenses during the reporting period, and the disclosure of contingent liabilities at the date of the unaudited interim condensed consolidated financial statements.

On an ongoing basis, management reviews its estimates and if deemed appropriate, those estimates are adjusted. The most significant estimates include allowance for expected credit loss, useful lives and impairment for property and equipment, allowance for obsolescence, excess and slow-moving inventories, accrued expenses, warranties, accruals for potential liabilities and contingencies and income taxes, which includes the determination of the valuation allowance for deferred tax assets (if any). Actual results could vary from the estimates and assumptions that were used.

(d)	Cash and Cash Equivalents, and Restricted Cash

The Company considers petty cash on hand, and cash held in banks and deposits which are highly liquid and are unrestricted as to withdrawal or use to be cash and cash equivalents.

The restricted cash balance of $122,820 and $126,175 was pledged to a bank as security for banking facilities granted to the Company as of June 30, 2024 and December 31, 2023, respectively.

The Company maintains cash balances and deposits may exceed insured limits protected by a government authority, the Malaysia Deposit Insurance Corporation (“MDIC”). The eligible bank deposits, denominated in MYR or foreign currencies, are protected up to MYR250,000 (equivalent to $53,014) per depositor per member bank. Management believes that the banks that hold the Company’s deposit are financially secure and although the Company bears risk to amount in excess of MDIC insured limits, it does not anticipate any losses. As of June 30, 2024 and December 31, 2023, the amounts in excess of MDIC’s insured limit were approximately $526,365 and $738,456, respectively.

(e)	Accounts Receivables and Allowance for Expected Credit Losses

Accounts receivable are recorded at the sales price of products sold to customers on trade credit terms less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based on the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect the Company’s customers’ ability to pay. The Company writes off accounts receivable against the allowance for expected credit loss when a balance is determined to be uncollectible. As of June 30, 2024 and December 31, 2023, allowance for expected credit loss of $310,764 and $297,808, respectively, were accrued and included in administrative expenses.

(f)	Inventories

Inventories include costs of materials, labor and manufacturing overhead cost. Inventories are valued at the lower of cost or an estimated net realizable value. The inventories cost is determined on the basis of the first-in, first-out methods. Allowances are recorded for slow-moving, obsolete or unusable inventories. The Company assesses inventories for estimated obsolescence or unmarketable products and writes down the difference between the cost of the inventories and the estimated net realizable values based upon assumptions about future sales and supplies on-hand. There was no allowance for slow moving and obsolete inventory recorded for the six months ended June 30, 2024 and 2023.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

(g)	Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of depreciable assets as follows:

Category	Estimated useful lives
Building	46 years
Computers and software	4 years
Furniture and fittings	10 years
Machinery and equipment	10 years
Motor vehicles	5 years
Office equipment	10 years
Leasehold improvements	5 years

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred.

Management periodically assesses the estimated useful lives over which assets are depreciation or amortized. If the analysis warrants a change in the estimated useful lives of property and equipment, management will reduce the estimated lives and depreciate, or amortize the carrying value prospectively over the shorter remaining useful lives.

(h)	Land Use Right

Land use right is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated term of the land use right. The Company has a land use right to 7,967.24 square meters of land. The term of the land use right is 99 years, starting from August 16, 1969 and expiring on August 15, 2068. The land use right is solely for industrial land use purpose. The Company purchased the land use right for a total consideration of approximately $361,000 on July 9, 2007. The land use right was amortized over its remaining estimated useful life on a straight-line basis. The land use right was pledged to bank as a security for bank borrowings.

(i)	Impairment of Long-lived Assets

The Company evaluates the long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Based on the Company’s assessments, no impairment losses were recorded for the six months ended June 30, 2024 and 2023.

(j)	Warranty

The Company provides warranty periods ranging from 12 months to 84 months for both moving and non-moving parts of the products. Standard warranties, encompassing repair, replacement, or return for product defects, are accrued in accordance with ASC 460. It involves considerations of historical data, expected repair and replacement costs, and post-delivery warranty issues. The Company continually reviews these warranties and will make adjustments to accruals accordingly in response to changes in experience or cost trends. Historical records indicate minimal customer return and warranty claims. As of June 30, 2024 and December 31, 2023, the Company has not recorded warranty accruals as the historical claims have been immaterial.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

(k)	Fair Value Measurements

The Company measures and discloses certain financial assets and liabilities at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used to measure fair value are classified using the following hierarchy:

●	Level 1. Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●	Level 2. Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

●	Level 3. Inputs are unobservable for the asset or liability and include situations in which there is little, if any, market activity for the asset or liability. The inputs used in the determination of fair value are based on the best information available under the circumstances and may require significant management judgment or estimation.

The Company endeavors to utilize the best available information in measuring fair value. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses reflected as current assets and current liabilities, bank borrowings and lease liabilities. Due to the short-term nature of these instruments, management considers their carrying value to approximate their fair value.

The Company’s non-financial assets, such as property and equipment, land use rights and right of use assets, would be measured at fair value only if they were determined to be impaired. Management applies fair value measurement guidance to its impairment analysis for tangible assets.

(l)	Revenue Recognition

The Company follows the guidelines of ASC 606 for revenue recognition. According to ASC 606, revenue is recognized when control of promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The timing of revenue recognition, whether at a point in time or over time, is determined by when control of the goods and services is transferred to the customer.

The Company is principally engaged in manufacturing and selling fiberglass products. Revenue is recognized as the customer obtains control of the goods as outlined in the agreed-upon contract (i.e., performance obligations) with certain specifications and requirements for the products. The Company recognizes revenue at the point in time in which the performance obligation is fully satisfied by transferring control of the promised goods to the customer, which, in this case, occurs upon the delivery of goods to the customer.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation.

The Company also provides installation services after delivery of products and maintenance services either separately or together with selling of products. The Company determines that installation and maintenance services are distinct from the manufacturing and selling of products as the customer can benefit from these services independently of the products and the customer has the option to engage third-party contractors for these services. The Company determines the selling prices for installation and maintenance service to allocate the transaction price appropriately. Revenues from installation and maintenance services are recognized at the point in time when the services are completed and the customer can benefit from the results of the services. The Company recognizes revenue from installation and maintenance services upon completion of the services, as this is when control transfers to the customer. Upon completion of installation and maintenance services, the Company issues billing to the customer. Revenue is recognized at the point in time when the services are completed, as the Company has an enforceable right to payment for the performance completed.

For certain contracts, the Company provides warranties ranging from 12 months to 84 months for moving and non-moving parts of the products. Warranties are classified as either assurance type or service type. A warranty is considered an assurance type if it provides the consumer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model. A service type warranty is either sold with a unit or separately for units for which the warranty has expired. Revenue is then recognized over the life of the warranty.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

The warranties provided by the Company not only provide the customer with assurance that the product will function and comply with agreed-upon specifications but also include services-typed warranties in addition to the assurance, such as providing remedy work at the customer’s site. The Company recognizes that the promised warranty service is a separate performance obligation in accordance with ASC 606-10-55-33. As the warranty is a distinct performance obligation, the Company allocates a percentage of the contract price to warranty service income, based on the agreed contract terms with the customer. The warranty service income is recognized as deferred revenue, indicating that the service has been promised to the customer but has not yet been fulfilled. Subsequently, the deferred revenue is recognized in the income statement over the warranty coverage period.

For downpayments collected from customers upon inception of the contract and scheduled payments received before the Company satisfies its performance obligation (e.g., delivery of the product), the Company records these amounts as deferred revenue on the basis that the Company has an unconditional right to receive consideration, as outlined in the contract terms in accordance with ASC 606-10-45-2.

Deferred revenue is a contract liability that the Company is obligated to deliver the product to the customer for which the Company has received consideration or unconditional right to receive consideration from the customer. When the Company satisfies its performance obligation, which is upon the delivery of the product to the customer, the deferred revenue is recognized to the income statement.

Total deferred revenue recognized as revenue during the six months ended June 30, 2024 and 2023 was $1,156,818 and $363,809, respectively. The Company’s unfulfilled performance obligations as of June 30, 2024 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $34,111, which is fulfilled over the warranty period. The deferred revenue related to delivery of products amounts to $745,590 as of June 30, 2024.

The deferred revenue balance is expected to be recognized to income statement as follows:

Deferred Revenue
2025	$772,744
2026	6,878
2027	79
Total deferred revenue	$779,701

The Company also provides technical services and transportation arrangements to customers, and the revenue is recognized upon services provided.

In accordance with ASC 280-10-50-40, disaggregated revenues by each product and service or each similar products and services type which were recognized based on the nature of performance obligation disclosed above was as follows:

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Product sales	$1,712,328	83%	$1,649,082	78%
Installation and maintenance service	184,737	8%	384,710	18%
Warranty income	55,674	3%	30,345	1%
Technical service	11,617	1%	29,734	1%
Transport income	102,745	5%	50,717	2%
Total	$2,067,101	100%	$2,144,588	100%

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

Revenues classified by geographical areas in which the customers were located as follows:

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Malaysia	$817,923	39%	$959,857	45%
Singapore	1,006,557	49%	440,724	21%
Australia	242,621	12%	439,217	20%
United States	-	-	230,182	11%
South Asia region	-	-	74,608	3%
Total	$2,067,101	100%	$2,144,588	100%

(m)	Cost of Sales

The cost of sales includes material, labor, factory and tooling overhead, shipping, and freight costs. Major components of these expenses are sand paper, PVC, resin and other materials and facilities costs, such as rent, depreciation and utilities, related to the production and installation of the Company’s products.

(n)	Leases

The Company determines if an arrangement is a lease at inception. Determining whether a contract contains a lease includes judgments regarding whether the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration.

The Company accounts for leases in accordance with ASC Topic 842, Leases, for the Company’s lease-related assets and liabilities based on their classification as operating leases or finance leases. For all arrangements as a lessee, the Company has elected an accounting policy to combine non-lease components with the related-lease components and treat the combined items as a lease for accounting purposes. The Company measures lease related assets and liabilities based on the present value of lease payments, including in-substance fixed payments, variable payments that depend on an index or rate measured at the commencement date, and the amount the Company believes is probable that it will pay the lessor under residual value guarantees when applicable. The Company discounts lease payments based on the Company’s estimated incremental borrowing rate at lease commencement (or modification), which is primarily based on the Company’s estimated credit rating, the lease term at commencement, and the contract currency of the lease arrangement. The Company has elected to exclude short term leases (leases with an original lease term less than one year) from the measurement of lease-related assets and liabilities.

(o)	Income Taxes

Income taxes include all domestic tax on taxable profit and are determined according to the tax laws of the jurisdiction in which the Company operates. The Company’s subsidiary in Malaysia is subject to income tax laws of Malaysia. Income taxes are accounted for under the asset and liability method in accordance with ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss, capital loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Deferred income taxes are recorded net of a valuation allowance when it is more likely than not that all or a portion of a deferred tax assets will not be realized. In making such determination, the Company considers all available evidence, including projection of future taxable income, tax planning strategies, and recent results of operations.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

Tax benefits associated with uncertain tax positions are recognized only if it is more likely than not that the tax position would be sustained on its technical merits. For positions not meeting the “more likely than not” test, no tax benefit is recognized. To the extent interest and penalties may be assessed related to unrecognized tax benefit, the Company records accruals for such amounts as a component of the income tax provision. The Company had no unrecognized tax benefits as of June 30, 2024 and December 31, 2023.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statements recognition and measurement of a tax position taken (or expected to be taken) in a tax return. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than a 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(p)	Commitments and Contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(q)	Earnings Per Share

Earnings per share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income attributable to shareholders of the Company by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of shares plus dilutive share equivalents. Dilutive share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. The Company has no dilutive share equivalents.

(r)	Foreign Currency Translation and Transactions

The Company’s principal country of operations is Malaysia. The financial position and results of its operations are determined using Ringgit Malaysia (“MYR”), the local currency, as the functional currency. The Company’s unaudited interim condensed consolidated financial statements are reported using U.S. Dollar (“US$” or “$”).

The unaudited interim condensed consolidated statements of operations and the unaudited interim condensed consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. As the cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the unaudited interim condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheets.

Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in the unaudited interim condensed consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the unaudited interim condensed consolidated statements of comprehensive income.

The value of the US$ may fluctuate against MYR. Any significant variations of the US$ relative to the MYR may materially affect the Company’s financial condition in terms of reporting in US$. The following table outlines the currency exchange rates that were used in preparing the accompanying unaudited interim condensed consolidated financial statements:

	June 30, 2024	December 31, 2023
US$ to MYR Period/End Rate	4.7157	4.5903

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
US$ to MYR Average Rate	4.7262	4.4559

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

(s)	Segment Reporting

The Company uses the management approach to determine the reporting operating segments, which considers the internal organization and reporting used by the Company’s chief operating decision maker for decision-making, resource allocation and performance assessment.

Based on the management’s assessment, the Company does not operate separate lines of business and thus has only one operating segment, as defined by ASC 280.

(t)	Concentration of Major Customers and Risks

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company monitors concentration of credit risk associated with these receivables on an ongoing basis.

The Company performs credit checks for significant new customers and generally requires deposits for significant contracts. The customers accounted for more than 10% of the Company’s trade receivables, net balance at June 30, 2024 and December 31, 2023 are presented below:

	% of consolidated trade receivables as of		% of consolidated revenues for the six months ended
	June 30, 2024	December 31, 2023	June 30, 2024	June 30, 2023
Customer B	17%	26%	33%	2%
Customer C	15%	12%	-	-
Customer D	11%	12%	6%	2%
Customer E	14%	-	8%	-

Credit Risk

Credit risk is the potential financial loss to the Company resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to the Company, as and when they fall due. As the Company does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of accounts receivable and other receivable (excluding prepayments) and cash and bank balances presented on the unaudited interim condensed consolidated balance sheets. The Company has no other financial assets which carry significant exposure to credit risk.

(u)	Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of their immediate families and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

(v)	Recent Accounting Pronouncements

The Company has evaluated all the recently issued, but not yet effective, accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) or other standards-setting bodies through the date of this report and do not believe the future adoption of any such standards will have a material impact on the Company’s consolidated financial statements.

In July 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in ASU 2023-07 improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations and cash flows.

On December 14, 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” to enhance the transparency and decision usefulness of income tax disclosures. The amendments require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pre-tax income or loss by the applicable statutory income tax rate). In addition, public business entities are required to provide certain qualitative disclosures about the rate reconciliation and the amount of income taxes paid (net of refunds received) disaggregated (1) by federal (national), state, and foreign taxes and (2) by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). For public business entities, the standard is effective for annual periods beginning after December 15, 2024. The amendments in this ASU require accumulative effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company is evaluating the impact of this standard on the Company’s consolidated financial statements.

The Company reviews new accounting standards as issued but not yet effective. Management has not identified any other new standards that it believes will have a significant impact on the Company’s consolidated financial statements.

3.	Accounts Receivable

	June 30, 2024	December 31, 2023
Accounts receivable from third parties	$2,087,566	$2,451,422
Accounts receivable from related parties	6,615	2,174
Less: Allowance for expected credit losses	(310,764)	(297,808)
	$1,783,417	$2,155,788

4.	Inventories

	June 30, 2024	December 31, 2023
Raw materials	$87,886	$145,635
Work-in-process	401,444	136,732
Finished goods	138,919	162,398
	$628,249	$444,765

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

5.	Other Receivables, Deposits and Prepayments

	June 30, 2024	December 31, 2023
Deposits	$26,082	$41,506
Prepayments	12,416	2,968
Other receivables	33,416	20,554
Other receivables from related parties	1,113	948
Less: Allowance for expected credit losses	-	-
	$73,027	$65,976

The deposits mainly related to deposits for utilities and leases, and deposits to levy for application of foreign workers.

6.	Property and Equipment, Net

	June 30, 2024	December 31, 2023
Building	$732,813	$752,832
Computers and software	59,214	57,593
Furniture and fittings	48,333	49,562
Machinery and equipment	475,876	459,554
Motor vehicles	439,970	451,989
Office equipment	69,437	69,845
Leasehold improvements	40,304	41,406
Total property and equipment, gross	1,865,947	1,882,781
Less: Accumulated depreciation	(860,873)	(821,156)
Total property and equipment, net	$1,005,074	$1,061,625

Depreciation included in:

	June 30, 2024	June 30, 2023
Cost of sales	$23,215	$23,385
Administrative expenses	38,508	33,906
	$61,723	$57,291

7.	Land Use Right

	June 30, 2024	December 31, 2023
Land use right	$366,686	$376,703
Less: Accumulated amortization	(63,997)	(62,192)
Land use right, net	$302,689	$314,511

Amortization expense for the following years is as follows:

Amortization Expense
2025	$6,919
2026	6,919
2027	6,919
2028	6,919
2029	6,919
Thereafter	268,094
Total amortization expense	$302,689

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

8.	Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Company’s proposed initial public offering. Deferred offering costs will be charged to shareholders’ equity upon the completion of the proposed initial public offering. Should the proposed initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of June 30, 2024, the Company capitalized $598,861 of deferred offering costs. Such costs will be deferred until the closing of the proposed initial public offering, at which time the deferred costs will be offset against the offering proceeds.

9.	Accrued Expenses and Other Payables

Accrued expenses and other payables mainly represent accrued payroll related expenses, other operating expense and sales tax payable.

10.	Leases

As of June 30, 2024, the Company has operating lease agreements for its hostel and office equipment and with remaining lease terms of 10 to 50 months. These leases have original terms not exceeding 5 years.

Information pertaining to right of use assets is summarized as follows:

	June 30, 2024	December 31, 2023
Hostel and office equipment	$70,146	$112,573
Less: Accumulated amortization	(23,000)	(44,906)
Right of use assets, net	$47,146	$67,667

The Company recognized the following total lease cost related to the Company’s lease arrangements:

	Six Months Ended June 30,
	2024	2023
Operating lease cost:
Operating lease	$19,596	$5,973
Expenses relating to short-term leases	17,290	8,040
Total lease cost	$36,886	$14,013

As of June 30, 2024, the present value of the net minimum lease payments are as follows:

Future Minimum Lease Payments	Operating Leases
2025	$34,432
2026	13,264
2027	524
2028	524
2029	45
Total remaining lease payments (undiscounted)	48,789
Less imputed interest	(1,130)
Present value of lease liabilities	$47,659

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

Other information related to leases for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
Weighted-average remaining lease term - operating leases	2.3 years	1.6 years
Weighted-average discount rate - operating leases	3.35%	3.35%
Right of use assets obtained in exchange for new operating lease liabilities	$-	$-
Cash paid for amounts included in the measurement of lease liabilities – operating cash flow from operating leases	$18,525	$5,628

11.	Borrowings

The borrowings consisted of the following:

	June 30, 2024	December 31, 2023
Hire Purchase – Motor vehicles	$172,357	$202,763
Term loan I	80,448	105,263
Term loan II	167,201	177,396
Bank overdraft	167,865	-
Less borrowings – current	(276,116)	(111,192)
Borrowings – non-current	$311,755	$374,230

Hire Purchase

The Company previously acquired motor vehicles under a hire purchase financing arrangement. No such acquisitions were made for the six months ended June 30, 2024 and 2023.

As of June 30, 2024, the net minimum lease payments are as follows:

Six Months Ended June 30,	Leases Payment
2025	$29,336
2026	57,147
2027	50,086
2028	41,339
2029	8,172
186,080
Less imputed interest	(13,723)
Hire purchase liabilities	$172,357
Hire purchase liabilities – current	$52,041
Hire purchase liabilities – non-current	$120,316

Term Loans

On July 23, 2020, the Company entered into a term loan agreement with a bank institution for a total facility of $240,211 with a maturity date 66 months from the drawdown date, August 28, 2020. This loan has a moratorium period of six months on both principal and profit and the Company shall make 60 monthly instalments commencing on March 29, 2021 for 60 instalments. The loan bears an interest rate of 3.5% per annum. This loan is secured by an asset sale agreement over Shariah compliant commodities, joint and several guarantees of certain directors of Win-Fung and a corporate guarantee provided by the Credit Guarantee Corporation Malaysia Berhad (CGC).

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

On August 17, 2020, the Company entered into a term loan agreement with a bank institution for a total facility of $239,499 with a maturity date 180 months from the drawdown date, December 8, 2020, where the first instalment commenced on January 1, 2021. The loan bears an interest rate of 3.2% per annum. This loan is secured by several asset sale agreements over Shariah compliant commodities, several joint and several guarantees of certain directors of Win-Fung, a legal charge over Win-Fung’s factory and a letter of subordination of advances from directors.

The annual maturities of the principal amount of both term loans as of June 30, 2024 are as follows:

Annual Maturities
2025	$56,210
2026	47,156
2027	12,249
2028	12,804
2029	13,408
Thereafter	105,822
Total	$247,649

12.	Shareholders’ Equity

Upon incorporation on March 7, 2023, the Company issued 1 ordinary share to its registered agent, which was later transferred to Chee Hoong Lew in anticipation of the Reorganization as explained in detail in Note 1.

On June 21, 2023, the Company issued an aggregate of 12,749,999 ordinary shares to the shareholders of Win-Fung, including Chee Hoong Lew, on a pro rata basis proportional to the shareholders’ equity interests in Win-Fung, pursuant to the Reorganization.

On September 5, 2024, the Company effected a 1-for-2 forward split of its ordinary shares by way of a share subdivision of the issued and unissued ordinary shares, with each issued and unissued ordinary share subdivided into two (2) shares. Immediately after the share subdivision, shareholders also surrendered an aggregate of 2,550,000 ordinary shares to the Company for cancellation.

After the share subdivision and share surrender, the Company is authorized to issue 1,000,000,000 ordinary shares of par value $0.00005 each and has 22,950,000 ordinary shares issued and outstanding. All share and per share data throughout these unaudited interim condensed consolidated financial statements have been retroactively adjusted to reflect the forward share split and share surrender.

13.	Income Taxes

The Company and Win-Fung are subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

The Company is domiciled in the Cayman Islands and currently enjoys permanent income tax holidays; and accordingly, the Company is not subject to any income tax.

For Win-Fung, the income tax is calculated at 24% of the estimated assessable profits for the relevant year.

The provision for income taxes consisted of the following:

	Six Months Ended June 30,
	2024	2023
Current	$65,565	$74,253
Overprovision of income taxes in prior years	(89,888)	-
Deferred	-	-
Total	$(24,323)	$74,253

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

Deferred income tax results from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The effect of temporary differences that gave rise to net deferred tax liabilities and their movements were as follows:

	Allowance for Expected Credit Losses	Depreciation Allowance	Total
Balance as of January 1, 2023	$(45,323)	$69,847	$24,524
(Credited) charged to statements of operations	(30,708)	14,006	(16,702)
Balance as of December 31, 2023	(76,031)	83,853	7,822
(Credited) charged to statements of operations	(2,340)	2,340	-
Balance as of June 30, 2024	$(78,371)	$86,193	$7,822

Reconciliation of actual income taxes to income taxes benefit (expense) at the expected Malaysia corporate income tax rate is as follows:

	Six Months Ended June 30,
	2024	2023
Net income before income tax expense	$194,382	$297,299
Tax effect at the Malaysia corporate tax rate of 24%	46,652	71,352
Tax effect of preferential tax rate	-	(10,099)
Non-deductible expenditure	20,711	14,009
Income not subject to tax	(1,272)	(201)
Double tax deduction/ tax incentives	(526)	(808)
Overprovision of income taxes in prior years	(89,888)	-
Total	$(24,323)	$74,253

14.	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2024.

15.	Related Party Transactions and Balances

The table below sets forth the major related parties and their relationship with the Company as of June 30, 2024:

Name of related parties	Relationship with the Company
Chee Hoong Lew (“Mr. Lew”)	Director and one of the controlling shareholders
Yew Chean Lim (“Ms. Lim”)	Director of Win-Fung
Wai Boon Law (“Ms. Law”)	Director of Win-Fung
Flakeshield Sdn Bhd (“Flakeshield”)	Mr. Lew owns 50%
Acmos (M) Sdn Bhd (“Acmos”)	Mr. Lew owns 90%
Win Fung Prop Sdn Bhd (“WFP”)	Mr. Lew owns 90%
Corpro Services Sdn Bhd (“Copro”)	Mr. Lew owns 25%
Eco Consult (M) Sdn Bhd (“Eco”)	Mr. Lew owns 50%
Kirby Swim Equip Pty Ltd (“Kirby”)	Ms. Law ultimately owns 35%
One Fatboyz Limited (“OFL”)	Shareholder of the Company, owns 4.76%
Snow Bear Capital Limited (“SBCL”)	Shareholder of the Company, owns 4.76%

During the six months ended June 30, 2024 and 2023, related party transactions consist of the following:

	Six Months Ended June 30,
	2024	2023
Sales to Flakeshield	$6,396	$3,540
Sales to Acmos	-	6,148
Sales to Kirby	191	-
Purchase from Flakeshield	788	5,524
Purchase from Acmos	8,315	17,850
Rental income from Flakeshield	3,181	3,215
Rental expenses to WFP	-	3,859
Rental expenses to Mr. Lew	15,268	-
Advances from OFL	-	219,555
Advances from SBCL	88,883	-

WF HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2024 AND 2023

As of June 30, 2024 and December 31, 2023, accounts receivable consisted of the following amount due from related parties:

	June 30, 2024	December 31, 2023
Flakeshield	$6,300	$2,174
Acmos	315	-
Total	$6,615	$2,174

As of June 30, 2024 and December 31, 2023, other receivable consisted of the following amount due from related parties:

	June 30, 2024	December 31, 2023
Flakeshield	$612	$948
Copro	146	-
Eco	146	-
Acmos	209	-
Total	$1,113	$948

As of June 30, 2024 and December 31, 2023, accounts payable consisted of the following amount due to related parties:

	June 30, 2024	December 31, 2023
Flakeshield	$-	$1,351
Acmos	64,383	122,955
Total	$64,383	$124,306

As of June 30, 2024 and December 31, 2023, due to related parties consists of the following:

	June 30, 2024	December 31, 2023
Mr. Lew	$14,664	$54,623
Ms. Lim	-	4,456
Ms. Law	52,195	57,546
OFL	231,190	231,190
SBCL	210,750	121,867
Total	$508,799	$469,682

The transactions relating to the amount due to related parties are as follows:

	June 30, 2024	December 31, 2023
As of the years January 1,	$469,682	$320,537
Advances	88,883	353,057
Repayment	(49,766)	(203,912)
As of June 30, December 31,	$508,799	$469,682

The balances mainly represent operating expenses and corporate expenses paid on behalf of the Company. The amount due to related parties is non-trade, unsecured, non-interest bearing and is repayable on demand.

16.	Subsequent Events

In accordance with the requirements of ASC Topic 855, the Company has evaluated all significant events that occurred subsequent to the unaudited interim condensed consolidated balance sheet date and up to the approval of these unaudited interim condensed consolidated financial statements. Except for the items disclosed elsewhere in these unaudited interim condensed consolidated financial statements, there have been no other subsequent events that would require recognition or disclosure in the financial statements.

WF HOLDING LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2023 AND 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of WF Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WF Holding Limited and subsidiary (collectively referred to as the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2023.
Singapore
July 10, 2024, except for Note 1 and 12 as to which the date is September 23, 2024

WF HOLDING LIMITED
CONSOLIDATED BALANCE SHEETS
(Amounts expressed in US dollars (“$”) except for numbers of shares)

	As of December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$777,125	$689,787
Restricted cash	126,175	130,996
Accounts receivable	2,155,788	1,541,185
Inventories	444,765	976,322
Other receivables, deposits and prepayments	65,976	41,047
Prepaid taxes	24,561	-
Deferred offering costs	338,967	-
Total current assets	3,933,357	3,379,337

Non-current assets
Property and equipment, net	1,061,625	1,097,122
Land use right	314,511	335,514
Right of use assets – operating lease	67,667	10,896
Total non-current assets	1,443,803	1,443,532
Total assets	$5,377,160	$4,822,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$834,191	$766,117
Deferred revenue	833,344	703,717
Accrued expenses and other payables	108,549	93,457
Amount due to related parties	469,682	320,537
Operating lease liabilities – current	36,396	9,197
Borrowings – current	111,192	107,012
Current income tax payable	-	171,908
Total current liabilities	2,393,354	2,171,945

Non-current liabilities
Operating lease liabilities – non-current	31,597	2,356
Borrowings – non-current	374,230	448,290
Deferred revenue	12,536	15,445
Deferred tax	7,822	24,524
Total non-current liabilities	426,185	490,615
Total liabilities	2,819,539	2,662,560

Commitments and contingencies

Shareholders’ equity
Ordinary Shares, par value US$0.00005 per share, 1,000,000,000 shares authorized, 22,950,000 issued and outstanding at December 31, 2023 and 2022*	1,148	1,148
Additional paid-in capital	84,750	84,750
Retained earnings	2,628,182	2,136,781
Accumulated other comprehensive loss	(156,459)	(62,370)
Total shareholders’ equity	2,557,621	2,160,309
Total liabilities and shareholders’ equity	$5,377,160	$4,822,869

*	Giving retroactive effect to the 22,950,000 shares issued and outstanding following the share subdivision and share surrender on September 5, 2024, starting from the earliest period presented.

The accompanying notes form an integral part of the consolidated financial statements.

WF HOLDING LIMITED
CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE INCOME
(Amounts expressed in US dollars (“$”) except for numbers of shares)

	Years Ended December 31,
	2023	2022
Revenue	$5,733,976	$4,967,955
Cost of sales	3,753,619	2,826,953
Gross profit	1,980,357	2,141,002
Administrative expenses	1,324,892	887,849
Income from operations	655,465	1,253,153
Other income (expense):
Interest expense, net	(22,309)	(22,261)
Other income	62,458	54,467
Total other income	40,149	32,206
Net income before income tax expense	695,614	1,285,359
Income tax expense	(204,213)	(306,544)
Net income	$491,401	$978,815
Foreign currency translation loss	(94,089)	(65,601)
Comprehensive income	$397,312	$913,214

Earnings per share – basic and diluted*	$0.02	$0.04
Weighted average number of shares outstanding – basic and diluted*	22,950,000	22,950,000

*	Giving retroactive effect to the 22,950,000 shares issued and outstanding following the share subdivision and share surrender on September 5, 2024, starting from the earliest period presented.

The accompanying notes form an integral part of the consolidated financial statements.

WF HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amounts expressed in US dollars (“$”) except for numbers of shares)

	Ordinary Shares*		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of January 1, 2022	22,950,000	$1,148	$84,750	$1,157,966	$3,231	$1,247,095
Net income	-	-	-	978,815	-	978,815
Foreign currency translation adjustment	-	-	-	-	(65,601)	(65,601)
Balance as of December 31, 2022	22,950,000	$1,148	$84,750	$2,136,781	$(62,370)	$2,160,309
Net income	-	-	-	491,401	-	491,401
Foreign currency translation adjustment	-	-	-	-	(94,089)	(94,089)
Balance as of December 31, 2023	22,950,000	$1,148	$84,750	$2,628,182	$(156,459)	$2,557,621

*	Giving retroactive effect to the 22,950,000 shares issued and outstanding following the share subdivision and share surrender on September 5, 2024, starting from the earliest period presented.

The accompanying notes form an integral part of the consolidated financial statements.

WF HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts expressed in US dollars (“$”) except for numbers of shares)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities
Net income	$491,401	$978,815
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	118,333	97,626
Amortization on long leasehold land	7,158	7,418
Gain on disposal of property and equipment	-	(8,890)
Property and equipment written off	1,352	1,489
Allowance for expected credit losses	119,662	5,144
Deferred tax	(16,702)	(1,499)
Non-cash lease costs	14,034	9,708
Changes in operating assets and liabilities:
Accounts receivable	(743,070)	(283,543)
Other receivables, deposits and prepayments	(28,858)	6,186
Accounts payable	(8,654)	(137,996)
Accrued expenses and other payables	15,092	(71,987)
Deferred revenue	126,718	(294,043)
Operating lease liabilities	(14,365)	(9,898)
Inventories	531,557	(521,299)
Related parties	238,607	(132,965)
Taxes payable	(196,469)	189,103
Net cash provided by (used in) operating activities	655,796	(166,631)

Cash flows from investing activities
Purchase of property and equipment	(73,087)	(125,813)
Proceeds from disposal of property and equipment	-	8,890
Net cash used in investing activities	(73,087)	(116,923)

Cash flows from financing activities
Payment of offering costs	(338,967)	-
Repayment of borrowings	(103,827)	(106,199)
Cash used in financing activities	(442,794)	(106,199)

Effects of foreign exchange rate on cash and cash equivalents and restricted cash	(57,398)	(65,108)

Net increase (decrease) in cash and cash equivalents and restricted cash	82,517	(454,861)
Cash and cash equivalents and restricted cash at beginning of year	820,783	1,275,644
Cash and cash equivalents and restricted cash at end of year	$903,300	$820,783

Total cash and cash equivalents and restricted cash shown in the statements of cash flows
Cash and cash equivalents	$777,125	$689,787
Restricted cash	126,175	130,996
	$903,300	$820,783

Supplemental disclosures of cash flow information:
Interest paid	$22,309	$22,261
Income taxes paid	$411,617	$118,939

The accompanying notes form an integral part of the consolidated financial statements.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

1. General Information and Reorganization Transactions

WF Holding Limited (“WF Holding”) was incorporated as a Cayman Islands exempted company on March 7, 2023. Its wholly owned subsidiary Win-Fung Fibreglass Sdn. Bhd (“Win-Fung”) was incorporated in Malaysia on March 28, 1984.

Upon incorporation on March 7, 2023, the Company issued 1 ordinary share to its registered agent, which was later transferred to Chee Hoong Lew in anticipation of the Reorganization (as defined below).

On June 21, 2023, WF Holding and Win-Fung completed a corporate reorganization pursuant to a share sale and purchase agreement that WF Holding entered into with Win-Fung and its shareholders on May 23, 2023 (the “Reorganization”). Pursuant to the Reorganization, WF Holding acquired all of the issued and outstanding equity interests of Win-Fung in exchange for which it issued 12,749,999 ordinary shares to the shareholders of Win-Fung. As a result of the Reorganization, Win-Fung became the wholly-owned subsidiary and the shareholders of Win-Fung became WF Holding’s shareholders.

Win-Fung is a manufacturer of fiberglass reinforced plastic products based in Malaysia. Its products range from tanks, pipes, ducts, gratings and other custom-made fiberglass reinforced plastic products and are sold to various industries, including, among others, chemical processing, water and wastewater treatment, and power generation.

Reorganization

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder, Chee Hoong Lew, controlled WF Holding and Win-Fung before and after the Reorganization in accordance with ASC805-50-45-5. The consolidation of WF Holding and Win-Fung has been accounted for at historical cost and prepared on the basis as if the aforementioned transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transaction.

Forward Share Split and Share Surrender

On September 5, 2024, the Company effected a 1-for-2 forward split of its ordinary shares by way of a share subdivision of the issued and unissued ordinary shares, with each issued and unissued ordinary share subdivided into two (2) shares. As a result of this share subdivision, the maximum number of shares which the Company is authorized to issue has been changed from 500,000,000 ordinary shares with a par value of $0.0001 to 1,000,000,000 ordinary shares with a par value of $0.00005. Immediately after the share subdivision, shareholders also surrendered an aggregate of 2,550,000 ordinary shares to the Company for cancellation. After the share subdivision and share surrender, the Company has 22,950,000 ordinary shares issued and outstanding. All share and per share data throughout these consolidated financial statements have been retroactively adjusted to reflect the forward share split and share surrender. As a result of the forward share split, an amount equal to the increased value of ordinary shares was reclassified from “ordinary shares” to “additional paid-in capital.”

2. Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the regulations of the Securities and Exchange Commission (“SEC”).

(b) Principles of Consolidation

The consolidated financial statements include the accounts of WF Holding and Win-Fung (together, the “Company”). All inter-company balances and transactions have been eliminated in the consolidation.

(c) Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the recorded amounts of assets, liabilities, shareholders’ equity, revenues and expenses during the reporting period, and the disclosure of contingent liabilities at the date of the consolidated financial statements.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

On an ongoing basis, management reviews its estimates and if deemed appropriate, those estimates are adjusted. The most significant estimates include allowance for uncollectible accounts receivable, useful lives and impairment for property and equipment, allowance for obsolescence, excess and slow-moving inventories, accrued expenses, warranties, accruals for potential liabilities and contingencies and income taxes, which includes the determination of the valuation allowance for deferred tax assets (if any). Actual results could vary from the estimates and assumptions that were used.

(d) Cash and Cash Equivalents, and Restricted Cash

The Company considers petty cash on hand, and cash held in banks and deposits which are highly liquid and are unrestricted as to withdrawal or use to be cash and cash equivalents.

The restricted cash balance of $126,175 and $130,996 was pledged to a bank as security for banking facilities granted to the Company as of December 31, 2023 and 2022, respectively.

The Company maintains cash balances and deposits may exceed insured limits protected by a government authority, the Malaysia Deposit Insurance Corporation (“MDIC”). The eligible bank deposits, denominated in MYR or foreign currencies, are protected up to MYR250,000 (equivalent to $54,463) per depositor per member bank. Management believes that the banks that hold the Company’s deposit are financially secure and although the Company bears risk to amount in excess of MDIC insured limits, it does not anticipate any losses. As of December 31, 2023 and 2022, the amounts in excess of MDIC’s insured limit were approximately $738,456 and $686,983, respectively.

(e) Accounts Receivables and Allowance for Doubtful Accounts

Accounts receivable are recorded at the sales price of products sold to customers on trade credit terms less an allowance for expected credit loss on such receivables. The allowance for expected credit loss is estimated based on the Company’s assessment of various factors including historical experience, the age of the accounts receivable balances, current general economic conditions, future expectations and customer specific quantitative and qualitative factors that may affect the Company’s customers’ ability to pay. The Company writes off accounts receivable against the allowance for doubtful accounts when a balance is determined to be uncollectible. As of December 31, 2023 and 2022, allowance for expected credit loss of $297,808 and $178,146, respectively, were accrued and included in administrative expenses.

(f) Inventories

Inventories include costs of materials, labor and manufacturing overhead cost. Inventories are valued at the lower of cost or an estimated net realizable value. The inventories cost is determined on the basis of the first-in, first-out methods. Allowances are recorded for slow-moving, obsolete or unusable inventories. The Company assesses inventories for estimated obsolescence or unmarketable products and writes down the difference between the cost of the inventories and the estimated net realizable values based upon assumptions about future sales and supplies on-hand. There was no allowance for slow moving and obsolete inventory recorded for the years ended December 31, 2023 and 2022.

(g) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of depreciable assets as follows:

Category	Estimated useful lives
Building	46 years
Computers and software	4 years
Furniture and fittings	10 years
Machinery and equipment	10 years
Motor vehicles	5 years
Office equipment	10 years
Leasehold improvements	5 years

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Management periodically assesses the estimated useful lives over which assets are depreciation or amortized. If the analysis warrants a change in the estimated useful lives of property and equipment, management will reduce the estimated lives and depreciate, or amortize the carrying value prospectively over the shorter remaining useful lives.

(h) Land Use Right

Land use right is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated term of the land use right. The Company has a land use right to 7,967.24 square meters of land. The term of the land use right is 99 years, starting from August 16, 1969 and expiring on August 15, 2068. The land use right is solely for industrial land use purpose. The Company purchased the land use right for a total consideration of approximately $361,000 on July 9, 2007. The land use right was amortized over its remaining estimated useful life on a straight-line basis. The land use right was pledged to bank as a security for bank borrowings.

(i) Impairment of Long-lived Assets

The Company evaluates the long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Based on the Company’s assessments, no impairment losses were recorded for the years ended December 31, 2023 and 2022.

(j) Warranty

The Company provides warranty periods ranging from 12 months to 84 months for both moving and non-moving parts of the products. Standard warranties, encompassing repair, replacement, or return for product defects, are accrued in accordance with ASC 460. It involves considerations of historical data, expected repair and replacement costs, and post-delivery warranty issues. The Company continually reviews these warranties and will make adjustments to accruals accordingly in response to changes in experience or cost trends. Historical records indicate minimal customer return and warranty claims. As of December 31, 2023 and 2022, the Company has not recorded warranty accruals.

(k) Fair Value Measurements

The Company measures and discloses certain financial assets and liabilities at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used to measure fair value are classified using the following hierarchy:

●	Level 1. Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●	Level 2. Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

●	Level 3. Inputs are unobservable for the asset or liability and include situations in which there is little, if any, market activity for the asset or liability. The inputs used in the determination of fair value are based on the best information available under the circumstances and may require significant management judgment or estimation.

The Company endeavors to utilize the best available information in measuring fair value. The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses reflected as current assets and current liabilities, bank borrowings and lease liabilities. Due to the short-term nature of these instruments, management considers their carrying value to approximate their fair value.

The Company’s non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired. Management applies fair value measurement guidance to its impairment analysis for tangible assets.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

(l) Revenue Recognition

The Company follows the guidelines of ASC 606 for revenue recognition. According to ASC 606, revenue is recognized when control of promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The timing of revenue recognition, whether at a point in time or over time, is determined by when control of the goods and services is transferred to the customer.

The Company is principally engaged in manufacturing and selling fiberglass products. Revenue is recognized as the customer obtains control of the goods as outlined in the agreed-upon contract (i.e., performance obligations) with certain specifications and requirements for the products. The Company recognizes revenue at the point in time in which the performance obligation is fully satisfied by transferring control of the promised goods to the customer, which, in this case, occurs upon the delivery of goods to the customer.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation.

The Company also provides installation services after delivery of products and maintenance services either separately or together with selling of products. The Company determines that installation and maintenance services are distinct from the manufacturing and selling of products as the customer can benefit from these services independently of the products and the customer has the option to engage third-party contractors for these services. The Company determines the selling prices for installation and maintenance service to allocate the transaction price appropriately. Revenues from installation and maintenance services are recognized at the point in time when the services are completed and the customer can benefit from the results of the services. The Company recognizes revenue from installation and maintenance services upon completion of the services, as this is when control transfers to the customer. Upon completion of installation and maintenance services, the Company issues billing to the customer. Revenue is recognized at the point in time when the services are completed, as the Company has an enforceable right to payment for the performance completed.

For certain contracts, the Company provides warranties ranging from 12 months to 84 months for moving and non-moving parts of the products. Warranties are classified as either assurance type or service type. A warranty is considered an assurance type if it provides the consumer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model. A service type warranty is either sold with a unit or separately for units for which the warranty has expired. Revenue is then recognized over the life of the warranty.

The warranties provided by the Company not only provide the customer with assurance that the product will function and comply with agreed-upon specifications but also include services-typed warranties in addition to the assurance, such as providing remedy work at the customer’s site. The Company recognizes that the promised warranty service is a separate performance obligation in accordance with ASC 606-10-55-33. As the warranty is a distinct performance obligation, the Company allocates a percentage of the contract price to warranty service income, based on the agreed contract terms with the customer. The warranty service income is recognized as deferred revenue, indicating that the service has been promised to the customer but has not yet been fulfilled. Subsequently, the deferred revenue is recognized in the income statement over the warranty coverage period.

For downpayments collected from customers upon inception of the contract and scheduled payments received before the Company satisfies its performance obligation (e.g., delivery of the product), the Company records these amounts as deferred revenue on the basis that the Company has an unconditional right to receive consideration, as outlined in the contract terms in accordance with ASC 606-10-45-2.

Deferred revenue is a contract liability that the Company is obligated to deliver the product to the customer for which the Company has received consideration or unconditional right to receive consideration from the customer. When the Company satisfies its performance obligation, which is upon the delivery of the product to the customer, the deferred revenue is recognized to the income statement.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Total deferred revenue recognized as revenue during the years ended December 31, 2023 and 2022 was $688,567 and $1,025,995, respectively. The Company’s unfulfilled performance obligations as of December 31, 2023 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $84,143, which is fulfilled over the warranty period. The deferred revenue related to delivery of products amounts to $761,737 as of December 31, 2023.

The deferred revenue balance is expected to be recognized to income statement as follows:

Deferred Revenue
2024	$833,344
2025	11,573
2026	963
Total deferred revenue	$845,880

The Company also provides technical services and transportation arrangements to customers, and the revenue is recognized upon services provided.

In accordance with ASC 280-10-50-40, disaggregated revenues by each product and service or each similar products and services type which were recognized based on the nature of performance obligation disclosed above was as follows:

	Year Ended December 31, 2023		Year Ended December 31, 2022
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Product sales	$4,716,937	82%	$4,176,386	84%
Installation and maintenance service	555,406	10%	531,682	11%
Warranty income	73,604	1%	95,948	2%
Technical service	134,527	2%	40,871	1%
Transport income	253,502	5%	123,068	2%
Total	$5,733,976	100%	$4,967,955	100%

Revenues classified by geographical areas in which the customers were located as follows:

	Year Ended December 31, 2023		Year Ended December 31, 2022
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Malaysia	$2,440,335	43%	$3,494,806	70%
Singapore	1,810,849	32%	632,415	13%
Australia	907,506	16%	758,922	15%
United States	321,851	5%	-	-
South Asia region	253,435	4%	81,812	2%
Total	$5,733,976	100%	$4,967,955	100%

(m) Cost of Sales

The cost of sales includes material, labor, factory and tooling overhead, shipping, and freight costs. Major components of these expenses are sand paper, PVC, resin and other materials and facilities costs, such as rent, depreciation and utilities, related to the production and installation of the Company’s products.

(n) Leases

The Company determines if an arrangement is a lease at inception. Determining whether a contract contains a lease includes judgments regarding whether the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

The Company accounts for leases in accordance with ASC Topic 842, Leases, for the Company’s lease-related assets and liabilities based on their classification as operating leases or finance leases. For all arrangements as a lessee, the Company has elected an accounting policy to combine non-lease components with the related-lease components and treat the combined items as a lease for accounting purposes. The Company measures lease related assets and liabilities based on the present value of lease payments, including in-substance fixed payments, variable payments that depend on an index or rate measured at the commencement date, and the amount the Company believes is probable that it will pay the lessor under residual value guarantees when applicable. The Company discounts lease payments based on the Company’s estimated incremental borrowing rate at lease commencement (or modification), which is primarily based on the Company’s estimated credit rating, the lease term at commencement, and the contract currency of the lease arrangement. The Company has elected to exclude short term leases (leases with an original lease term less than one year) from the measurement of lease-related assets and liabilities.

(o) Income Taxes

Income taxes include all domestic tax on taxable profit and are determined according to the tax laws of the jurisdiction in which the Company operates. The Company’s subsidiary in Malaysia is subject to income tax laws of Malaysia. Income taxes are accounted for under the asset and liability method in accordance with ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss, capital loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Deferred income taxes are recorded net of a valuation allowance when it is more likely than not that all or a portion of a deferred tax assets will not be realized. In making such determination, the Company considers all available evidence, including projection of future taxable income, tax planning strategies, and recent results of operations.

Tax benefits associated with uncertain tax positions are recognized only if it is more likely than not that the tax position would be sustained on its technical merits. For positions not meeting the “more likely than not” test, no tax benefit is recognized. To the extent interest and penalties may be assessed related to unrecognized tax benefit, the Company records accruals for such amounts as a component of the income tax provision. The Company had no unrecognized tax benefits as of December 31, 2023 and 2022.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statements recognition and measurement of a tax position taken (or expected to be taken) in a tax return. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than a 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(p) Commitments and Contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss will occur, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

(q) Earnings Per Share

Earnings per share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income attributable to shareholders of the Company by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of shares plus dilutive share equivalents. Dilutive share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. The Company has no dilutive share equivalents.

(r) Foreign Currency Translation and Transactions

The Company’s principal country of operations is Malaysia. The financial position and results of its operations are determined using Ringgit Malaysia (“MYR”), the local currency, as the functional currency. The Company’s consolidated financial statements are reported using U.S. Dollar (“US$” or “$”).

The consolidated statements of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. As the cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in the consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of comprehensive income.

The value of the US$ may fluctuate against MYR. Any significant variations of the US$ relative to the MYR may materially affect the Company’s financial condition in terms of reporting in US$. The following table outlines the currency exchange rates that were used in preparing the accompanying consolidated financial statements:

	December 31,
	2023	2022
US$ to MYR Year End Rate	4.5903	4.4002
US$ to MYR Average Rate	4.5577	4.3982

(s) Segment Reporting

The Company uses the management approach to determine the reporting operating segments, which considers the internal organization and reporting used by the Company’s chief operating decision maker for decision-making, resource allocation and performance assessment.

Based on the management’s assessment, the Company does not operate separate lines of business and thus has only one operating segment, as defined by ASC 280.

(t) Concentration of Major Customers and Risks

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit to its customers and does not generally require collateral. The Company monitors concentration of credit risk associated with these receivables on an ongoing basis.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

The Company performs credit checks for significant new customers and generally requires deposits for significant contracts. The customers accounted for more than 10% of the Company’s trade receivables, net balance at December 31, 2023 and 2022 are presented below:

	% of Consolidated trade receivables as of December 31,		% of Consolidated revenues for the year ended December 31,
	2023	2022	2023	2022
Customer A	-	16%	-	5%
Customer B	26%	12%	14%	-
Customer C	12%	-	5%	3%
Customer D	12%	-	5%	-

Credit Risk

Credit risk is the potential financial loss to the Company resulting from the failure of a customer or a counterparty to settle its financial and contractual obligations to the Company, as and when they fall due. As the Company does not hold any collateral, the maximum exposure to credit risk is the carrying amounts of accounts receivable and other receivable (excluding prepayments) and cash and bank balances presented on the consolidated balance sheets. The Company has no other financial assets which carry significant exposure to credit risk.

(u) Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of their immediate families and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(v) Recent Accounting Pronouncements

The Company has evaluated all the recently issued, but not yet effective, accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) or other standards-setting bodies through the date of this report and do not believe the future adoption of any such standards will have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The guidance became effective for the Company beginning January 1, 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

On December 14, 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” to enhance the transparency and decision usefulness of income tax disclosures. The amendments require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pre-tax income or loss by the applicable statutory income tax rate). In addition, public business entities are required to provide certain qualitative disclosures about the rate reconciliation and the amount of income taxes paid (net of refunds received) disaggregated (1) by federal (national), state, and foreign taxes and (2) by individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). For public business entities, the standard is effective for annual periods beginning after December 15, 2024. The amendments in this ASU require accumulative effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company is evaluating the impact of this standard on the Company’s consolidated financial statements.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

The Company reviews new accounting standards as issued but not yet effective. Management has not identified any other new standards that it believes will have a significant impact on the Company’s consolidated financial statements.

3. Accounts Receivable

	At December 31,
	2023	2022
Accounts receivable from third parties	$2,451,422	$1,708,352
Accounts receivable from related parties	2,174	10,979
Less: Allowance for expected credit losses	(297,808)	(178,146)
	$2,155,788	$1,541,185

4. Inventories

	At December 31,
	2023	2022
Raw materials	$145,635	$318,683
Work-in-process	136,732	657,639
Finished goods	162,398	-
	$444,765	$976,322

As of December 31, 2022, all finished goods were delivered to customers before year end.

5. Other Receivables, Deposits and Prepayments

	At December 31,
	2023	2022
Deposits	$41,506	$12,371
Prepayments	2,968	7,628
Other receivables	20,554	16,171
Other receivables from related parties	948	4,877
Less: Allowance for expected credit losses	-	-
	$65,976	$41,047

The deposits mainly related to deposits for utilities and leases, and deposits to levy for application of foreign workers.

6. Property and Equipment, Net

	At December 31,
	2023	2022
Building	$752,832	$784,538
Computers and software	57,593	52,650
Furniture and fittings	49,562	49,400
Machinery and equipment	459,554	443,678
Motor vehicles	451,989	402,236
Office equipment	69,845	70,959
Leasehold improvements	41,406	36,824
Total property and equipment, gross	1,882,781	1,840,285
Less: Accumulated depreciation	(821,156)	(743,163)
Total property and equipment, net	$1,061,625	$1,097,122

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

Depreciation included in:

	At December 31,
	2023	2022
Cost of sales	$45,831	$41,460
Administrative expenses	72,502	56,166
	$118,333	$97,626

7.	Land Use Right

	At December 31,
	2023	2022
Land use right	$376,703	$392,978
Less: Accumulated amortization	(62,192)	(57,464)
Land use right, net	$314,511	$335,514

Amortization expense for the following years is as follows:

Amortization Expense
2024	$7,108
2025	7,108
2026	7,108
2027	7,108
2028	7,108
Thereafter	278,971
Total amortization expense	$314,511

8. Deferred Offering Costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Company’s proposed initial public offering. Deferred offering costs will be charged to shareholders’ equity upon the completion of the proposed initial public offering. Should the proposed initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2023, the Company capitalized $338,967 of deferred offering costs. Such costs will be deferred until the closing of the proposed initial public offering, at which time the deferred costs will be offset against the offering proceeds.

9. Accrued Expenses and Other Payables

Accrued expenses and other payables mainly represent accrued payroll related expenses, other operating expense and sales tax payable.

10. Leases

As of December 31, 2023, the Company has operating lease agreements for its hostel and office equipment and with remaining lease terms of 4 to 57 months. These leases have original terms not exceeding 5 years.

Information pertaining to right of use assets is summarized as follows:

	At December 31,
	2023	2022
Hostel and office equipment	$112,573	$43,204
Less: Accumulated amortization	(44,906)	(32,308)
Right of use assets, net	$67,667	$10,896

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

The Company recognized the following total lease cost related to the Company’s lease arrangements:

	Years Ended December 31,
	2023	2022
Operating lease cost:
Operating lease	$14,596	$10,247
Expenses relating to short-term leases	20,415	36,584
Total lease cost	$35,011	$46,831

As of December 31, 2023, the present value of the net minimum lease payments are as follows:

Future Minimum Lease Payments	Operating Leases
2024	$37,987
2025	30,716
2026	539
2027	539
2028	316
Total remaining lease payments (undiscounted)	70,097
Less imputed interest	(2,104)
Present value of lease liabilities	$67,993

Other information related to leases for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Weighted-average remaining lease term - operating leases	2.5 years	1.2 years
Weighted-average discount rate - operating leases	3.35%	3.35%
Right of use assets obtained in exchange for new operating lease liabilities	$73,603	$-
Cash paid for amounts included in the measurement of lease liabilities – operating cash flow from operating leases	$14,903	$10,436

11.	Borrowings

The borrowings consisted of the following:

	At December 31,
	2023	2022
Hire Purchase – Motor vehicles	$202,763	$203,137
Term loan I	105,263	155,595
Term loan II	177,396	196,570
Less borrowings – current	(111,192)	(107,012)
Borrowings – non-current	$374,230	$448,290

Hire Purchase

The Company acquired motor vehicles under a hire purchase financing arrangement for a total of $56,607 and $73,406 for the years ended December 2023 and 2022, respectively.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

As of December 31, 2023, the net minimum lease payments are as follows:

Year Ended December 31,	Leases Payment
2024	$60,276
2025	58,708
2026	51,454
2027	42,468
2028	8,396
221,302
Less imputed interest	(18,539)
Hire purchase liabilities	$202,763
Hire purchase liabilities – current	$52,041
Hire purchase liabilities – non-current	$150,722

Term Loans

On July 23, 2020, the Company entered into a term loan agreement with a bank institution for a total facility of $240,211 with a maturity date 66 months from the drawdown date, August 28, 2020. This loan has a moratorium period of six months on both principal and profit and the Company shall make 60 monthly instalments commencing on March 29, 2021 for 60 instalments. The loan bears an interest rate of 3.5% per annum. This loan is secured by an asset sale agreement over Shariah compliant commodities, joint and several guarantees of certain directors of Win-Fung and a corporate guarantee provided by the Credit Guarantee Corporation Malaysia Berhad (CGC).

On August 17, 2020, the Company entered into a term loan agreement with a bank institution for a total facility of $239,499 with a maturity date 180 months from the drawdown date, December 8, 2020, where the first instalment commenced on January 1, 2021. The loan bears an interest rate of 3.2% per annum. This loan is secured by several asset sale agreements over Shariah compliant commodities, several joint and several guarantees of certain directors of Win-Fung, a legal charge over Win-Fung’s factory and a letter of subordination of advances from directors.

The annual maturities of the principal amount of both term loans as of December 31, 2023 are as follows:

Annual Maturities
2024	$59,151
2025	61,213
2026	26,952
2027	14,938
2028	15,423
Thereafter	104,982
Total	$282,659

12. Shareholders’ Equity

Upon incorporation on March 7, 2023, the Company issued 1 ordinary share to its registered agent, which was later transferred to Chee Hoong Lew in anticipation of the Reorganization as explained in detail in Note 1.

On June 21, 2023, the Company issued an aggregate of 12,749,999 ordinary shares to the shareholders of Win-Fung, including Chee Hoong Lew, on a pro rata basis proportional to the shareholders’ equity interests in Win-Fung, pursuant to the Reorganization.

On September 5, 2024, the Company effected a 1-for-2 forward split of its ordinary shares by way of a share subdivision of the issued and unissued ordinary shares, with each issued and unissued ordinary share subdivided into two (2) shares. Immediately after the share subdivision, shareholders also surrendered an aggregate of 2,550,000 ordinary shares to the Company for cancellation.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

After the share subdivision and share surrender, the Company is authorized to issue 1,000,000,000 ordinary shares of par value $0.00005 each and has 22,950,000 ordinary shares issued and outstanding. All share and per share data throughout these consolidated financial statements have been retroactively adjusted to reflect the forward share split and share surrender.

13. Income Taxes

The Company and Win-Fung are subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

The Company is domiciled in the Cayman Islands and currently enjoys permanent income tax holidays; and accordingly, the Company is not subject to any income tax.

For Win-Fung, the income tax is calculated at 24% of the estimated assessable profits for the relevant year.

The provision for income taxes consisted of the following:

	Years Ended December 31,
	2023	2022
Current	$220,915	$308,043
Deferred	(16,702)	(1,499)
Total	$204,213	$306,544

Deferred income tax results from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The effect of temporary differences that gave rise to net deferred tax liabilities and their movements were as follows:

	Allowance for Expected Credit Losses	Depreciation Allowance	Total
Balance as of January 1, 2022	$(44,089)	$70,112	$26,023
Credited to statements of operations	(1,234)	(265)	(1,499)
Balance as of December 31, 2022	(45,323)	69,847	24,524
(Credited) charged to statements of operations	(30,708)	14,006	(16,702)
Balance as of December 31, 2023	$(76,031)	$83,853	$7,822

Reconciliation of actual income taxes to income taxes at the expected Malaysia corporate income tax rate is as follows:

	Years Ended December 31,
	2023	2022
Net income before income tax expense	$695,614	$1,285,359
Tax effect at the Malaysia corporate tax rate of 24%	166,947	308,486
Tax effect of preferential tax rate	(9,873)	(9,549)
Non-deductible expenditure	51,351	19,311
Income not subject to tax	(2,559)	(3,179)
Double tax deduction/ tax incentives	(1,653)	(8,525)
Total	$204,213	$306,544

14. Commitments and Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2023 and through the issuance date of these consolidated financial statements.

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

15. Related Party Transactions and Balances

The table below sets forth the major related parties and their relationship with the Company as of December 31, 2023:

Name of related parties	Relationship with the Company
Chee Hoong Lew (“Mr. Lew”)	Director and one of the controlling shareholders
Yew Chean Lim (“Ms. Lim”)	Director of Win-Fung
Wai Boon Law (“Ms. Law”)	Director of Win-Fung
Flakeshield Sdn Bhd (“Flakeshield”)	A director of the Company, Mr. Lew owns 50%
Acmos (M) Sdn Bhd (“Acmos”)	A director of the Company, Mr. Lew owns 90%
Win Fung Prop Sdn Bhd (“WFP”)	A director of the Company, Mr. Lew owns 90%
One Fatboyz Limited (“OFL”)	Shareholder of the Company, owns 5.76%
Snow Bear Capital Limited (“SBCL”)	Shareholder of the Company, owns 5.76%

During the years ended December 31, 2023 and 2022, related party transactions consist of the following

	Years Ended December 31,
	2023	2022
Sales to Flakeshield	$25,450	$34,680
Sales to Acmos	5,944	14,727
Purchase from Flakeshield	8,761	5,623
Purchase from Acmos	185,989	127,793
Rental income from Flakeshield	6,582	6,821
Rental expenses to WFP	7,899	8,185
Rental expenses to Mr. Lew	2,633	-
Advances from OFL	231,190	-
Advances from SBCL	121,867	-

As of December 31, 2023 and 2022, accounts receivable consisted of the following amount due from related parties:

	At December 31,
	2023	2022
Flakeshield	$2,174	$10,797
Acmos	-	182
Total	$2,174	$10,979

As of December 31, 2023 and 2022, other receivable consisted of the following amount due from related parties:

	At December 31,
	2023	2022
Flakeshield	$948	$1,252
Acmos	-	3,625
Total	$948	$4,877

As of December 31, 2023 and 2022, accounts payable consisted of the following amount due to related parties:

	At December 31,
	2023	2022
Flakeshield	$1,351	$974
Acmos	122,955	46,604
Total	$124,306	$47,578

WF HOLDING LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

As of December 31, 2023 and 2022, due to related parties consists of the following:

	At December 31,
	2023	2022
Mr. Lew	$54,623	$230,543
Ms. Lim	4,456	25,377
Ms. Law	57,546	64,617
OFL	231,190	-
SBCL	121,867	-
Total	$469,682	$320,537

The transactions amount due to related parties are as of the following:

	At December 31,
	2023	2022
Beginning of the years January 1,	$320,537	$480,675
Advances	353,057	27,284
Repayment	(203,912)	(187,422)
Years ended December 31,	$469,682	$320,537

The balances mainly represent operating expenses and corporate expenses paid on behalf of the Company. The amount due to related parties is non-trade, unsecured, non-interest bearing and is repayable on demand.

16.	Subsequent Events

In accordance with the requirements of ASC Topic 855, the Company has evaluated all significant events that occurred subsequent to the consolidated balance sheet date and up to the approval of these consolidated financial statements. Except for the items disclosed elsewhere in these consolidated financial statements, there have been no other subsequent events that would require recognition or disclosure in the financial statements.

2,000,000 Ordinary shares

PROSPECTUS

Pacific Century Securities, LLC

 , 2024

Until            , 2024, 25 days after the date of this prospectus, all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2024

2,000,000 Ordinary Shares

This prospectus relates to 2,000,000 ordinary shares that may be sold from time to time by the selling shareholders named in this prospectus.

Currently, there is no public market for our ordinary shares. We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “WFF” in connection with an initial public offering of our ordinary shares, pursuant to the registration statement of which this prospectus forms a part, in which we are offering 2,000,000 ordinary shares (or 2,300,000 ordinary shares if the underwriters exercise the over-allotment option in full). We believe that upon the completion of the initial public offering, we will meet the standards for listing, and the closing of the initial public offering is contingent upon such listing. No sales of the ordinary shares covered by this prospectus shall occur until the ordinary shares sold in our initial public offering begin trading on the Nasdaq Capital Market. Once, and if, our ordinary shares are listed on Nasdaq and begin trading and the initial public offering is completed, the selling shareholders may sell their shares from time to time at the market price prevailing on The Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. See “Plan of Distribution” for a more complete description of the ways in which the ordinary shares may be sold. We will not receive any proceeds from the sales of outstanding ordinary shares by the selling shareholders.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We are also a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary—Implications of Being a Controlled Company.”

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our ordinary shares under the heading “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024

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The Offering

Shares offered by the selling shareholders:	This prospectus relates to 2,000,000 ordinary shares that may be sold from time to time by the selling shareholders named in this prospectus.
Shares outstanding(1):	24,950,000 ordinary shares (or 25,250,000 ordinary shares if the underwriters in the initial public offering exercise the over-allotment option in full).
Use of proceeds:	We will not receive any proceeds from the sales of outstanding ordinary shares by the selling shareholders.
Risk factors:	Investing in our ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10.
Trading market and symbol:	We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “WFF.” The closing of our initial public offering is contingent upon such listing.

(1)	The number of ordinary shares outstanding assumes the issuance by us of ordinary shares in the initial public offering.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

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SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those restricted shares previously acquired by the selling shareholders. We are registering the shares in order to permit the selling shareholders to offer the shares for resale from time to time upon the closing of our initial public offering and the listing of our ordinary shares on The Nasdaq Capital Market. Except for One Fatboyz Limited, which was a significant (5%) shareholder from September 5, 2023 to August 6, 2024 and provided certain advances to us during the year ended December 31, 2023 as described under “Related Party Transactions” above, the selling shareholders have not had any material relationship with us within the past three years. Based on the information provided to us by the selling shareholders, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling shareholders and other information regarding the ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares owned by each selling shareholder. The third column lists the ordinary shares being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Ordinary Shares Beneficially Owned Prior to this Offering		Number of Shares Being	Ordinary Shares Beneficially Owned After this Offering
Name and Address of Selling Shareholders	Shares	Percent(1)	Offered	Shares	Percent(2)
Chi Ken Kok A-12-1, Papillon Desahill Condo, Jalan Morib Tmn Desa, Old Klang Road, 58100 Kuala Lumpur Malaysia	688,500	3.00%	688,500	0	*
Wei Hong Lee D 2-10-3A Scot Pine Condo, Bandar Sungai Long 43200 Kajang, Selangor Malaysia	688,500	3.00%	688,500	0	*
One Fatboyz Limited(3) Wickhams Cay II, Road Town Tortola, VG 1110 British Virgin Islands	1,092,420	4.76%	623,000	469,420	1.88%

*	Less than 1% of our outstanding ordinary shares.

(1)	Based on 22,950,000 ordinary shares issued and outstanding as of November 14, 2024.

(2)	Based on 24,950,000 ordinary shares outstanding immediately after the initial public offering, assuming the underwriters do not exercise the over-allotment option in the initial public offering. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all ordinary shares offered by the selling shareholders will be sold in this offering.

(3)	Teh Choon Yean and Wong Tai Ong are directors and shareholders of One Fatboyz Limited and have shared voting and investment power over the shares held by it. Each of Teh Choon Yean and Wong Tai Ong disclaims beneficial ownership of the shares held by One Fatboyz Limited except to the extent of his pecuniary interest, if any, in such shares.

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PLAN OF DISTRIBUTION

There is currently no public market established for our ordinary shares. The selling shareholders will sell at the price at which we sell shares in our initial public offering pursuant to the registration statement of which this prospectus forms a part, which is expected to be between $4.00 and $6.00 per share. Once, and if, our ordinary shares are listed on The Nasdaq Capital Market and there is an established market for our ordinary shares, the selling shareholders may sell their shares from time to time at the market price prevailing on The Nasdaq Capital Market at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. A selling shareholder may use any one or more of the following methods when selling the ordinary shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. In the event that any of the selling shareholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common shares. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our shares. All of these limitations may affect the marketability of the shares.

If a selling shareholder notifies us that it has a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

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LEGAL MATTERS

The validity of the ordinary shares covered by this prospectus will be passed upon by Ogier.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful default or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that that we shall indemnify our directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

Upon incorporation on March 7, 2023, we issued 1 ordinary share to our registered agent, which were later transferred to Chee Hoong Lew in anticipation of the reorganization described below.

On June 21, 2023, we completed a corporate reorganization pursuant to which we acquired all of the issued and outstanding equity interests of Win-Fung in exchange for which we issued 22,949,999 ordinary shares to the shareholders of Win-Fung, including Chee Hoong Lew.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 filed on September 23, 2024)
5.1*	Opinion of Ogier regarding the legality of the ordinary shares
8.1*	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Halim Hong & Quek regarding certain Malaysian tax matters (included in Exhibit 99.1)
10.1	Share Sale and Purchase Agreement, dated May 23, 2023, among Chee Hoong Lew, Yew Chean Lim, Chee Song Lew and WF Holding Limited (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.2	Sale and Purchase Agreement, dated July 9, 2007, between Ng Kim Ban and Win-Fung Fibreglass Sdn. Bhd (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.3	Asset Sale Agreement, dated July 23, 2020, between Win-Fung Fibreglass Sdn. Bhd and Maybank Islamic Sdn Bhd (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.4	Letter of Guarantee, dated July 27,2020, between Chee Hoong Lew, Yew Chean Lim and Maybank Islamic Sdn Bhd. (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.5	Master Facility Agreement, dated August 17, 2020, between Win-Fung Fibreglass Sdn. Bhd and Maybank Islamic Sdn Bhd (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.6	Letters of Guarantee, dated July 27, 2020, between Chee Hoong Lew, Yew Chean Lim and Maybank Islamic Sdn Bhd. (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.7	Letter of Subordination of Director’s Advances, dated February 5, 2021, between Chee Hoong Lew, Yew Chean Lim, Wai Boon Law and Maybank Islamic Sdn Bhd. (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.8	Tenancy Agreement, dated April 1, 2018, between Win-Fung Fibreglass Sdn. Bhd and Flakeshield Sdn Bhd (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.9	Extension Letter, dated January 23, 2021, between Win-Fung Fibreglass Sdn. Bhd and Flakeshield Sdn Bhd (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.10	Extension Letter, dated March 1, 2024, between Win-Fung Fibreglass Sdn. Bhd and Flakeshield Sdn Bhd (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.11	Tenancy Agreement, dated March 1, 2019, between Win-Fung Fibreglass Sdn. Bhd and Win Fung Prop Sdn Bhd (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.12	Extension Letter, dated January 5, 2021, between Win-Fung Fibreglass Sdn. Bhd and Win Fung Prop Sdn Bhd (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.13	Termination Letter, dated November 1, 2023, between Win-Fung Fibreglass Sdn. Bhd and Win Fung Prop Sdn Bhd (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.14	Tenancy Agreement, dated December 1, 2023, between Win-Fung Fibreglass Sdn. Bhd and Lew Chee Hoong (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.15†	Form of Employment Agreement between the registrant and its executive officers (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-1 filed on September 23, 2024)
10.16	Form of Director Agreement between the registrant and its independent directors (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Registration Statement on Form F-1/A filed on October 31, 2024)
10.17	Form of Indemnification Agreement between the registrant and its directors and executive officers (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-1 filed on September 23, 2024)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form F-1 filed on September 23, 2024)
19.1	Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the Registration Statement on Form F-1 filed on September 23, 2024)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-1 filed on September 23, 2024)
23.1	Consent of Onestop Assurance PAC
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Halim Hong & Quek (included in Exhibit 99.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1*	Opinion of Halim Hong & Quek regarding certain Malaysian law matters
99.2	Consent of Chee Leong Lee (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form F-1 filed on September 23, 2024)
99.3	Consent of Chee Hoong Lim (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form F-1 filed on September 23, 2024)
99.4	Consent of Choon Hann Lua (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form F-1 filed on September 23, 2024)
99.5	Consent of Protégé Associates (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form F-1 filed on September 23, 2024)
99.6	Clawback Policy (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form F-1 filed on September 23, 2024)
107	Filing Fee Table

*	To be filed by amendment
†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shah Alam, Malaysia on November 15, 2024.

WF HOLDING LIMITED

By:	/s/ Chee Hoong Lew
Name:	Chee Hoong Lew
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chee Hoong Lew	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2024
Chee Hoong Lew

*
(Charis) Phei Yen Ho	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2024

*
Wah Chee Lim	Director	November 15, 2024

*	By:	/s/ Chee Hoong Lew
Chee Hoong Lew
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of WF Holding Limited has signed this registration statement or amendment thereto in New York on November 15, 2024.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President